As filed with the Securities and Exchange Commission on January 7, 1997
                          Registration No. 33-_______
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                  -----------

                          DISCOVERY LABORATORIES, INC.
                 (Name of Small Business Issuer in Its Charter)
                                  -----------

             Delaware                         8731                       13-3754369
(State or other jurisdiction of   (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification Number)

                         787 Seventh Avenue, 44th Floor
                            New York, New York 10019
                                 (212) 554-4364

       (Address and telephone number of Small Business Issuer's principal executive offices and principal place of business)

                                  -----------

                               JAMES S. KUO, M.D.
                     President and Chief Executive Officer
                         787 Seventh Avenue, 44th Floor
                            New York, New York 10019
                                 (212) 554-4364
           (Name, address and telephone number of agent for service)
                                  -----------
                                    Copy to:

                                  IRA L. KOTEL
                           Roberts, Sheridan & Kotel
                           A Professional Corporation
                          640 Fifth Avenue, 15th Floor
                            New York, New York 10019
                                 (212) 262-5700
                                  -----------

                    Approximate date of proposed sale to the
             public: From time to time after the effective date of
                          this Registration Statement.
                                  -----------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
         |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                        CALCULATION OF REGISTRATION FEE


                                                                Proposed            Proposed
                                                                 Maximum             Maximum
     Title of Each Class of                     Amount to     Offering Price        Aggregate              Amount of
  Securities to be Registered                  be Registered  Per Security (1)    Offering Price (1)   Registration Fee
------------------------------                 -------------  ----------------    ------------------   ----------------
Common Stock, $0.001 par value(2) .  . .        2,200,256         $3.00            $6,600,768.00           $2,000.23
Common Stock, $0.001 par value(3)  . . .        8,801,024         $3.00           $26,403,072.00           $8,000.93
Common Stock, $0.001 par value(4) .  . .          220,026         $3.00              $660,078.00             $200.02
Common Stock, $0.001 par value(5) .  . .          880,103         $3.00            $2,640,309.00             $800.09
         Total . . . . . . . . . . . . .       12,101,409         $3.00           $36,304,227.00          $11,001.28

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2) Represents shares of Common Stock currently owned directly by Selling Securityholders.

(3) Represents shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Preferred Stock of the Company owned directly by Selling Securityholders.

(4) Represents shares of Common Stock issuable upon exercise of certain warrants issued to the placement agent of the Unit Offering described herein (the "Common Placement Warrants").

(5) Represents shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock of the Company issuable upon exercise of certain warrants issued to the placement agent of such Unit Offering (the "Preferred Placement Warrants," together with the Common Placement Warrants, the "Placement Agent Warrants").

         Pursuant to Rule 416, there are also being registered hereunder an indeterminable number of shares of Common Stock which may be issued pursuant to antidilutive provisions of (i) the Common Placement Warrants, (ii) the Preferred Placement Warrants and (iii) the Series A Preferred Stock, including shares of Series A Preferred Stock issuable upon exercise of Preferred Placement Warrants.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------


                                            DISCOVERY LABORATORIES, INC.

                                               CROSS-REFERENCE SHEET

                                   Showing Location in Prospectus of Information
                                            Required by Items of Form SB-2


         Form SB-2 Registration Statement and Heading            Heading or Location in Prospectus
         --------------------------------------------            ---------------------------------
1.       Front of Registration Statement and Outside Front       Front of Registration Statement and Outside Front
         Cover of Prospectus ..................................  Cover of Prospectus
2.       Inside Front and Outside Back Cover Pages of            Inside Front Cover Page of Prospectus; Additional
         Prospectus............................................  Information
3.       Summary Information and Risk Factors..................  Prospectus Summary; Risk Factors
4.       Use of Proceeds.......................................  Use of Proceeds
5.       Determination of Offering Price.......................  Inapplicable
6.       Dilution..............................................  Inapplicable
7.       Selling Securityholders...............................  Selling Securityholders
8.       Plan of Distribution..................................  Plan of Distribution
9.       Legal Proceedings.....................................  Business -- Legal Proceedings
10.      Directors, Executive Officers, Promoters and
         Control Persons.......................................  Management
11.      Security Ownership of Certain Beneficial Owners
         and Management........................................  Principal Stockholders
12.      Description of Securities.............................  Description of Securities
13.      Interest of Named Experts and Counsel.................  Legal Counsel
14.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities........  Management
15.      Organization Within Last Five Years...................  Certain Transactions
16.      Description of Business...............................  Prospectus Summary; Management's Discussion
                                                                 and Analysis of Financial Condition and Plan of
                                                                 Operations; Business
17.      Management's Discussion and Analysis or Plan of         Management's Discussion and Analysis of
         Operation.............................................  Financial Condition and Plan of Operations
18.      Description of Property...............................  Business -- Facilities
19.      Certain Relationships and Related Transactions........  Certain Transactions
20.      Market for Common Equity and Related                    Prospectus Summary; Description of Securities;
         Stockholder Matters...................................  Selling Securityholders; Shares Eligible for Future
                                                                 Sales; Plan of Distribution
21.      Executive Compensation................................  Management--Executive Compensation
22.      Financial Statements..................................  Financial Statements
23.      Changes In and Disagreements With Accountants
         on Accounting and Financial Disclosure................  Inapplicable


                                   PROSPECTUS

                  Subject to Completion, Dated January 7, 1997

                               12,101,409 Shares
                          DISCOVERY LABORATORIES, INC.
                                  Common Stock

This Prospectus relates to the offer (the "Offering") by the securityholders named herein under the caption "Selling Securityholders" (collectively, the "Selling Securityholders") for sale to the public of the following securities of Discovery Laboratories, Inc. (the "Company"): (i) 2,200,256 shares of the Company's common stock, par value $0.001 per share ("Common Stock");
(ii) 8,801,024 shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company ("Series A Preferred Stock"); (iii) 220,026 shares of Common Stock issuable upon exercise of certain warrants issued to the placement agent of the Unit Offering described herein (the "Common Placement Warrants") and (iv) 880,103 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock of the Company issuable upon exercise of certain warrants issued to the placement agent of such Unit Offering (the "Preferred Placement Warrants" and collectively with the Common Placement Warrants, the "Placement Agent Warrants"). The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment in certain events.

The Company will not receive any proceeds from the sale of shares of Common Stock. The Company is not expected to receive any proceeds from the exercise of the Placement Agent Warrants since the Placement Agent Warrants may be exercised pursuant to cashless exercise provisions. In the event that the Placement Agent Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated offering expenses of this Offering of approximately $300,000) for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement Agent Warrants, before deduction of estimated expenses of this Offering, would be approximately $2,475,000. Whether and to what extent any of the Placement Agent Warrants will be exercised, and whether the Placement Agent Warrants are exercised for cash or not, cannot be predicted by the Company.

The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company will inform the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to the sales of their shares offered hereby. The Company also will advise the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

The Company is in the research and development stage, has not had any operating revenues, and at November 8, 1996, had an accumulated deficit of approximately $435,627. The Company is continuing to incur losses and expects to incur significantly increasing additional losses for the foreseeable future.

Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop or, if developed, that it will be sustained. The Company intends to apply for listing of the Common Stock on the National Association of Securities Dealers Automated Quotation Small-Cap Market(R) ("Nasdaq Small-Cap Market") under the symbol "DSCO". The prices of the Common Stock which may be obtained on any such market are not necessarily related to the Company's assets, book value, results of operations or any other established criteria of value, and should not be regarded as any indication of future market price of the Common Stock. See "Risk Factors," "Description of Securities" and "Plan of Distribution."


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."


  THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is January __, 1997


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                             AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto being herein referred to as the "Registration Statement") under the Securities Act of 1933. The Registration Statement, as well as other reports and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements regarding registrants that file electronically with the Commission.

                               PROSPECTUS SUMMARY

The following summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto, including, without limitation, the information under "Risk Factors," appearing elsewhere in this Prospectus or incorporated herein by reference, and, accordingly, should be read in conjunction therewith. References in this Prospectus to "Discovery" refer to Discovery Laboratories, Inc., and references to the "Company" refer to Discovery Laboratories, Inc. and its majority-owned subsidiary, Acute Therapeutics, Inc. ("ATI"), unless the context otherwise requires.

                                COMPANY SUMMARY

The Company is a development stage pharmaceutical company that is focused on acquiring, developing and commercializing proprietary investigational drugs that have previously been tested in humans or animals. The Company's strategy is to conduct preclinical and clinical studies on investigational drugs licensed from third parties, either on its own or in collaboration with corporate partners. The Company may also seek to enter into collaborations with corporate partners for manufacturing and marketing of such drugs. The Company currently has three licensed investigational drug candidates under development.

SuperVent(TM)

The Company is developing SuperVent(TM) as a stable aerosolized, multidimensional therapy for airway diseases characterized by inflammation, injurious oxidation and excessive sputum. SuperVent's(TM) active compound is tyloxapol, a compound which has been safely used as an emulsifying agent in drug formulations by the pharmaceutical industry for over 40 years. Experimental research has led to the discovery that tyloxapol appears to possess biological activities beyond its well-recognized emulsification properties. In March 1996, the Company obtained an exclusive, worldwide license from The Charlotte-Mecklenburg Hospital Authority ("CMHA") to two issued United States patents, three pending United States patent applications, and corresponding foreign patent applications, relating to pharmaceutical preparations containing high concentrations of tyloxapol and to the use of tyloxapol for the treatment of a variety of respiratory and other diseases involving inflammation and oxidative damage. The United States Food and Drug Administration (the "FDA") has granted orphan drug status for the use of tyloxapol to treat cystic fibrosis ("CF").

The Company intends to clinically test SuperVent(TM) for the treatment of CF and chronic bronchitis. CF is a progressive respiratory disease that afflicts approximately 23,000 patients in the United States and a comparable number of patients in Europe. It is the most common lethal genetic disease among Caucasians. The FDA has approved, subject to certain modifications, a physician-sponsored Investigational New Drug ("IND") application for a proposed randomized, double-blinded, placebo-controlled Phase I/II clinical trial of SuperVent(TM) for the treatment of CF. The Company is currently in discussions with the University of Utah Health Sciences Center ("UHSC") regarding a clinical research agreement and, if such agreement is concluded, the Company intends to initiate the clinical trial by the end of the first quarter of 1997 at UHSC. Assuming the successful completion of the trial, the Company intends to commence a multi-center, Phase III clinical trial in CF and to file an additional IND to commence a Phase II clinical trial for the treatment of chronic bronchitis. Chronic bronchitis is a disease characterized by inflammation of the airways leading to coughing and excessive mucus production. There are an estimated 14,000,000 chronic bronchitis patients in the United States, many of whom are habitual smokers. If successfully developed and approved, SuperVent(TM) is intended to be used daily by CF and chronic bronchitis patients in the home or hospital to preserve pulmonary function and aid mucus expectoration.

KL(4)-Surfactant

KL(4)-Surfactant is a proprietary, synthetic lung surfactant invented at The Scripps Research Institute ("Scripps"). The product was exclusively licensed to Johnson & Johnson, Inc. ("J&J") which completed a multi-center, Phase II clinical trial of KL(4)-Surfactant for the treatment of infant respiratory distress syndrome ("IRDS"). The Phase II trial demonstrated safety and efficacy comparable to that of the bovine-derived surfactant, Survanta(TM), marketed by Ross Laboratories. In October 1996, Discovery's majority-owned subsidiary, ATI, acquired the exclusive worldwide sublicense to the KL(4)- Surfactant technology.

--------------------------------------------------------------------------------

The Company is currently developing KL(4)-Surfactant for the treatment of meconium aspiration syndrome ("MAS") and adult respiratory distress syndrome ("ARDS"). The Company may also develop KL(4)-Surfactant for IRDS. MAS is a disease affecting approximately 26,000 newborn babies per year in the United States that results from the release of fetal bowel contents into the amniotic fluid and its subsequent aspiration into the fetal lung. ARDS is a generalized inflammatory disease of the lungs marked by intense leukocytic infiltration, edema and atelectasis (partial lung collapse) resulting from sepsis, smoke inhalation and other inflammatory lung conditions. IRDS is a disease of pre-term infants who are born prior to the synthesis of adequate amounts of pulmonary surfactant proteins. ATI intends to seek FDA approval to amend an approved IND and to initiate Phase II clinical trials of KL(4)-Surfactant for the treatment of ARDS, and also to amend the existing IRDS IND for the use of KL(4)-Surfactant to treat MAS, both in 1997.

ST-630

In October 1996, the Company acquired an exclusive license from the Wisconsin Alumni Research Foundation ("WARF") relating to an active vitamin D analog, ST-630, and its potential use in treating postmenopausal osteoporosis. Osteoporosis is a disease characterized by decreased bone mass that leads to reduced bone strength and an increased risk of fractures. Postmenopausal osteoporosis is a major public health threat for approximately 7 to 20 million American women. As a class, vitamin D analogs are commonly used therapies in Europe and Japan for osteoporosis. Sumitomo Pharmaceuticals ("Sumitomo") and Taisho Pharmaceuticals ("Taisho") have jointly licensed the right to develop, manufacture and market ST-630 in Japan for the treatment of osteoporosis and are presently conducting the equivalent of a Phase II clinical trial in Japan. The Company believes that ST-630 may have an improved pharmacological profile compared to earlier active vitamin D analogs. As a result of the execution of the WARF license agreement, the Company has access to preclinical data generated by Sumitomo and Taisho. The Company intends to seek FDA permission to initiate clinical studies of ST-630 in the United States as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis.


The Company was incorporated in Delaware on May 18, 1993, as MicroBio, Inc. and subsequently changed its name to Discovery Laboratories, Inc. on May 23, 1996. The Company did not commence its current operations until late 1995. The Company's executive offices are located at 787 Seventh Avenue, 44th Floor, New York, New York 10019. Its telephone number is (212) 554-4364 and its facsimile number is (212) 554-4490. ATI was incorporated on September 11, 1996. Its principal offices are located at 3359 Durham Road, Doylestown, PA, 18901. Its telephone number is (215) 794-3064 and its facsimile number is (215) 794-0824.
















SuperVent(TM) is a trademark of the Company. Survanta(TM) is a trademark of Ross Laboratories, Inc. This Prospectus includes product names, trademarks and trade names of companies other than those of the Company.

                                OFFERING SUMMARY


Common Stock Outstanding
  as of January 2, 1997:               6,712,256 shares of Common Stock,
                                       including 2,200,256 currently
                                       outstanding shares of Common Stock
                                       directly held by the Selling
                                       Securityholders.(1)

Preferred Stock Outstanding
  as of January 2, 1997:               2,200,256 shares of Series A Preferred
                                       Stock.

Common Stock Offered
  by Selling Securityholders:          12,101,409 shares of Common
                                       Stock.(2)

Risk Factors:                          The securities offered hereby involve a
                                       high degree of risk.  See "Risk Factors."

Proposed Nasdaq Symbol:                "DSCO."

Use of Proceeds:                       The Company will not receive any proceeds
                                       from the sale of shares of Common Stock.
                                       The Company is not expected to receive
                                       any proceeds from the exercise of the
                                       Placement Agent Warrants since the
                                       Placement Agent Warrants may be exercised pursuant to a cashless exercise provision. In the event that the Placement Agent Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated offering expenses of this Offering of approximately $300,000) for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement Agent Warrants, before deduction of estimated expenses of this Offering, would be approximately
                                       $2,475,000.  Whether, how and to what
                                       extent any of the Placement Agent
                                       Warrants will be exercised, and whether
                                       the Placement Agent Warrants are
                                       exercised for cash or not, cannot be
                                       predicted by the Company.  See "Use of
                                       Proceeds," "Certain Transactions,"
                                       "Selling Securityholders" and
                                       "Description of Securities."


-----------------------------

(1) Does not include (i) 8,801,024 shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Preferred Stock, (ii) 880,103 shares of Common Stock issuable upon conversion of Series A Preferred Stock issuable upon exercise of certain warrants issued to Paramount Capital Incorporated ("Paramount") in connection with its services as placement agent for a private offering of the Company's equity securities during June through November 1996 (the "Preferred Placement Warrants"), (iii) 220,026 shares of Common Stock issuable upon exercise of certain other warrants issued to Paramount in connection with such private placement (the "Common Placement Warrants" and, together with the Preferred Placement Warrants, the "Placement Agent Warrants"), and (iv) 50,000 shares of Common Stock reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $0.10 per share of Common Stock, all of which are vested.

(2) Represents (i) 2,200,256 currently outstanding shares of Common Stock; (ii) 8,801,024 shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Preferred Stock; (iii) 220,026 shares of Common Stock issuable upon exercise of the Common Placement Warrants; and (iv) 880,103 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants.
See "Description of Securities" for a description of the events giving rise to a Reset and the manner in which the conversion price applicable to the Series
A Preferred Stock is to be determined in such event.

                           SUMMARY OF FINANCIAL DATA



The following table presents historical financial information derived from the financial statements of the Company.



                                                                                                                Period from
                                                                                       Nine Months            January 1, 1996
                                                                                       -----------            ---------------
                                                      Year Ended                          Ended                      to
                                                      December 31,                     September 30,             November 8,
                                                  --------------------             ---------------------      ---------------
                                                    1994          1995             1995             1996           1996
                                                    ----          ----             ----             ----           ----
Statement of Operations Data:
Total expenses............................   $       437     $   16,923       $   16,852       $  258,633        $  434,139
Net income (loss).........................         (437)       (16,923)         (16,852)        (258,633)          (417,762)
Net income (loss) per common share........         (.00)          (.01)            (.01)            (.07)
Weighted average number of shares
outstanding...............................     1,132,500      1,468,787        1,458,269        3,574,164


                                                  December 31,                    September 30,              November 8,
                                                      1995                             1996                     1996
                                                  ------------                    -------------             -----------
Balance Sheet Data:
Cash and cash equivalents.................        $    2,851                      $  6,170,971              $ 18,158,101
Current assets............................             2,851                         6,171,395                18,891,858
Total assets..............................             2,851                         6,288,696                21,072,853
Total current liabilities.................                 0                             8,685                   200,000
Deficit accumulated during development
stage.....................................          (17,865)                         (276,498)                 (435,627)
Stockholders equity ......................             2,851                         6,280,011                18,670,853



-------------
(1) See Note 1 to Financial Statements for an explanation of the determination of shares used in computing net income (loss) per common share.

                                  RISK FACTORS

An investment in the securities offered hereby is highly speculative in nature, involves a high degree of risk and should only be made by an investor who can bear the economic risk of the investment for an indefinite period of time and who can afford a loss of the entire investment. Each prospective investor should carefully consider the risks associated with an investment in the Company, including, without limitation, the following risk factors, as well as other information contained elsewhere in this Prospectus before making an investment.

DEVELOPMENT STAGE COMPANY; NO DEVELOPED OR APPROVED PRODUCTS; UNCERTAINTY OF FUTURE PROFITABILITY

The Company is at an early stage of development and has had almost no operations to date. The potential products upon which the Company intends to focus its development efforts are in the research and development stage and accordingly the Company has not begun to market or generate revenues from the commercialization of any of these products under development. The Company's products under development will require significant time-consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. Such clinical testing activities, together with resultant increases in general and administrative expenses, are expected to result in significant additional operating losses for the foreseeable future. The Company currently is not profitable and does not anticipate generating significant product revenues for the foreseeable future, if at all. The Company expects to incur significant increasing operating losses over the next several years. To achieve profitable operations, the Company, alone or with others, must successfully develop and obtain regulatory approval for marketing its products.

The Company's operations are subject to numerous risks associated with the establishment and development of products based upon innovative or novel technologies. As a result, the Company must be evaluated in light of the problems, delays, uncertainties and complications encountered in connection with newly founded businesses. Some of these unanticipated problems may include development, regulatory, manufacturing, distribution and marketing difficulties that may be beyond the Company's financial or technical abilities to satisfactorily resolve. There can be no assurance that the research and development activities funded by the Company will be successful, that products under development will prove to be safe and effective, that any of the preclinical or clinical development work will be completed, that the Company will ever achieve any of its NDA filing objectives and goals with the FDA, that FDA approval will be attained for such products, that the anticipated products will be commercially viable or successfully marketed, that third parties do not hold proprietary rights that preclude the Company from marketing its products, if any, or that, if the products under development are approved by the FDA, the Company will ever achieve significant revenues or profitable operations. See "Business."

EXTENSIVE GOVERNMENT REGULATION; UNCERTAINTY OF FDA AND OTHER GOVERNMENTAL APPROVAL OF PRODUCTS UNDER DEVELOPMENT

The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, any pharmaceutical products developed or licensed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and gives larger companies with greater financial resources a competitive advantage over the Company. The FDA review process can be lengthy and unpredictable, and the Company may encounter delays or rejections of its applications when submitted. If questions arise during the FDA review process, approval may take a significantly longer period of time. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an IND application that the FDA must review before human clinical trials of an investigational drug can start. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete.

The regulatory status of the Company's three products under development is as follows:

    SuperVent(TM):

    The FDA has approved, subject to certain modifications, a physician-sponsored IND for a randomized, double-blinded, placebo-controlled Phase I/II clinical trial of the Company's drug candidate, SuperVent(TM), for the treatment of CF. In addition to the proposed Phase I/II clinical trial of SuperVent(TM), the Company anticipates that, at a minimum, at least one additional large-scale, multi-center, Phase III clinical trial will be necessary before the Company will be able to submit an NDA to the FDA requesting marketing approval for SuperVent(TM) for the treatment of CF.

    KL(4)-Surfactant:

    In July 1992, an IND submitted by Scripps relating to the use of KL(4)-Surfactant to treat IRDS was approved by the FDA. A Phase II clinical trial was subsequently completed by J&J/Scripps. ATI intends to seek FDA approval to amend an approved IND and re-initiate Phase II clinical trials of KL(4)-Surfactant for the treatment of ARDS, and also to amend the existing IRDS IND to permit the initiation of Phase II clinical trials of KL(4)-Surfactant to treat MAS, both in 1997. The Company has not had any discussions with the FDA regarding clinical trials of KL(4)-Surfactant for the treatment of ARDS and MAS.

    ST-630:

    The Company intends to seek IND approval to initiate Phase I clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States during 1997. Following receipt of FDA approval, if granted, the Company intends to conduct an initial dose-ranging study of ST-630 in humans. Based upon the results of the dose-ranging study, the Company may then either seek to further optimize the delivery of ST-630 by testing one or more alternative means of delivery or, assuming acceptable results, seek to initiate a large-scale, multi-center clinical trial in the United States. The Company has access to preclinical data generated by Sumitomo and Taisho with respect to ST-630 pursuant to the terms of the licensing arrangements described herein with respect to ST-630. The Company has not had any discussions with the FDA regarding ST-630. (See "Business--Products and Technologies Under Development--Vitamin D Analog for Treatment of Osteoporosis--ST-630.")

After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. NDAs submitted to the FDA generally take one to three years to be approved. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. None of the Company's products under development have been approved for marketing in the United States or elsewhere (nor has testing been completed). No assurance can be given that the Company will be able to obtain regulatory approval for any such products under development. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or marketing partners from marketing the Company's products under development, or limit the commercial use of such products, and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

TECHNOLOGICAL UNCERTAINTY AND OBSOLESCENCE

The market for biotechnology is characterized by rapidly changing technology and evolving industry standards. The Company's future success will depend upon its ability to develop and commercialize its existing products and to develop new products and applications. There can be no assurance that the Company will successfully complete the development of SuperVent(TM), KL(4)-Surfactant, ST-630 or any future product or that the Company's current or future products will achieve market acceptance. Any delay or failure of SuperVent(TM), KL(4)-Surfactant, ST-630 or any future product which the Company may develop in achieving market acceptance would adversely affect the Company's business.

The Company's products under development are intended to treat diseases for which other technologies and proposed treatments are rapidly developing. There can be no assurance that any results of the Company's research and product development efforts will not be rendered obsolete by research efforts and technological activities of others, including the efforts and activities of governments, major research facilities and large multinational corporations.

NEED FOR ADDITIONAL FINANCING; ISSUANCE OF SECURITIES; FUTURE DILUTION

In the future, the Company will require substantial additional funding to conduct its research and product development activities and to manufacture and market, if approved by the FDA or corresponding foreign regulatory authorities, SuperVent(TM), KL(4)-Surfactant, ST-630 and any other products that the Company may develop in the future. The Company anticipates that further funds may be raised through collaborative ventures entered into between the Company and potential corporate partners and/or additional debt or equity financings. While the Company may seek to enter into collaborative ventures with corporate sponsors to fund some or all of its research and development activities, as well as to manufacture or market any products which may be successfully developed, the Company currently does not have any such arrangements with corporate sponsors. The Company also has not made arrangements to obtain any additional financing and there can be no assurance that the Company will be able to obtain adequate additional financing on acceptable terms, if at all, or that any such additional financing would not result in significant dilution of stockholders' interests. Failure by the Company to enter into collaborative ventures or to receive additional funding to complete its proposed product development programs would have a material adverse effect on the Company. If additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all of its operations.

DEPENDENCE ON PATENTS, LICENSES AND PROTECTION OF PROPRIETARY RIGHTS; RISK OF LOSS OF TECHNOLOGY

In order to justify the substantial investment of time and expense required to develop and commercialize its products, the Company will seek proprietary protection for its drug candidates so as to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's success will depend in part on the ability of the Company and the Company's licensors to obtain effective patent protection for the Company's proprietary technologies and products, defend such patents, preserve its trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in other countries. The patent position of firms relying upon biotechnologies is highly uncertain and involves complex legal and factual questions. To date, there has emerged no consistent policy at the Patent and Trademark Office regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents.

There are various combinations of United States and foreign patents and patent applications (including international applications filed under the Patent Cooperation Treaty) that have been issued or filed with respect to the products and technologies under development by the Company. See "Business--Licensing Arrangements." These patents and patent applications have been licensed to the Company (with certain limited exceptions, on an exclusive worldwide basis). Although the licensors under such licenses have retained control of the patent prosecution process, the Company is responsible for the expenses of prosecuting the patents and patent applications. Patent applications may be expected to remain pending for several years before the issuance of a patent, if any, and the prosecution of patent applications with respect to the Company's products may entail considerable expense to the Company.

There can be no assurance that patents will issue as a result of any of the pending patent applications relating to the Company's products and technologies or that the issued patents and any patents resulting from the pending patent applications will be sufficiently broad to afford protection to the Company against competitors with similar products and technologies. In addition, there can be no assurance that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon its avoidance of infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Company cannot determine the inventions being claimed in pending patent applications filed by third parties. Litigation may be necessary to defend or enforce the Company's patent and license rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time-consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to alter its products or processes or cease altogether any related research and development activities or product sales, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents, Licenses and Proprietary Rights."

The Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to the Company of rights to such employees' ideas, developments, discoveries and inventions. In addition, the Company seeks to obtain such agreements from its consultants, advisors and research collaborators. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to any of the proposed projects of the Company, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. In addition, the Company also relies on trade secrets and proprietary know-how that it seeks to protect in part by its confidentiality agreements with its employees, consultants, advisors or others. There can be no assurance that these agreements will not be breached, that the Company would obtain adequate remedies for any breach, or that the Company's trade secrets or proprietary know-how will not otherwise become known or be independently developed by competitors in such a manner that the Company has no legal recourse. See "Business--Patents, Licenses and Proprietary Rights."

The Company is dependent on licensing arrangements for access to its products under development, and the Company is required to make certain payments and satisfy certain performance obligations in order to maintain the effectiveness of such licensing arrangements. The Company is further responsible for the cost of filing and prosecuting patent applications and maintaining issued patents. (See "Business--Patents, Licenses and Proprietary Rights.") If the Company does not meet its due diligence and/or financial obligations under its license agreements in a timely manner, the Company could lose the rights to its proprietary technology, which would have a material adverse effect on the Company.

DEPENDENCE ON THIRD PARTY SUPPLIERS; LACK OF MANUFACTURING CAPABILITY

The Company does not have any manufacturing capacity of its own but instead intends to rely on outside manufacturers to produce appropriate clinical grade material for its use in clinical studies for certain of its products. To be successful, the Company's products must be manufactured in commercial quantities under good manufacturing practice ("GMP") requirements presented by the FDA at acceptable costs. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers are also inspected by the FDA if their drugs are marketed in the United States. Failure of the foreign or domestic suppliers of the Company's products or failure of the manufacturers of the Company's products to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

The active compound in the Company's SuperVent(TM) product under development, tyloxapol, is presently manufactured for several third parties pursuant to GMP standards by an affiliate of Sanofi-Winthrop, Inc. ("Sanofi"), a multinational pharmaceutical company. Sanofi is the sole supplier of tyloxapol with GMP standard manufacturing capabilities and there are few alternative non-GMP approved sources of supply. The Company does not presently have an agreement with Sanofi to supply any additional material either in connection with a Phase III clinical trial or following regulatory approval for marketing purposes. In addition, the Company does not intend to enter into an agreement for supply of the formulated drug containing tyloxapol until the Company plans to initiate a Phase III clinical trial. There can be no assurance that the Company will be able to enter into a supply agreement with Sanofi or a supplier of the formulated drug on terms acceptable to the Company, if at all. In such case, the Company would be required to seek alternate manufacturing sources capable of producing tyloxapol and the formulated drug. There can be no assurance that the Company will be able to identify and contract with alternative manufacturers on terms acceptable to it, if at all. Any interruption in the supply of tyloxapol would have a material adverse effect on the Company's business, financial condition and results of operations.

ATI has acquired from J&J experimental compounds, the KL(4) peptides and manufacturing equipment needed to produce and meet the Company's requirements for clinical supplies of KL(4)-Surfactant. ATI is currently in discussions with a third party manufacturer to produce KL(4)-Surfactant on an ongoing basis. There can be no assurance that agreement for such production will be reached. Failure to identify and reach an agreement with a third party manufacturer would substantially delay the Company's development of KL(4)-Surfactant and could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company is in negotiations with Tetrionics, Inc. ("Tetrionics") to manufacture and supply the Company with ST-630 for the Company's investigational and commercial purposes. Tetrionics presently manufactures and supplies ST-630 to Penederm, Inc. for investigational topical use for the treatment of psoriasis. There can be no assurance that the Company will be able to reach an agreement with Tetrionics on terms acceptable to the Company, if at all. Failure to achieve an agreement could substantially delay the Company's development of ST-630.

DEPENDENCE ON OTHERS FOR CLINICAL DEVELOPMENT OF, REGULATORY APPROVALS FOR AND MANUFACTURING AND MARKETING OF PHARMACEUTICAL PRODUCTS

The Company's strategy is to seek to enter into collaborative agreements with pharmaceutical companies for the research and development, clinical testing, manufacturing, marketing and commercialization of certain of its products. The Company will therefore be dependent upon the expertise and dedication of sufficient resources by third parties to develop and commercialize certain of its proposed products. The Company may in the future grant to its collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit the Company's flexibility in considering alternatives for the commercialization of such products. Under such agreements, the Company expects to rely on its collaborative partners to conduct research and clinical trials, manufacture, market and commercialize certain of the Company's products. Although the Company believes that its collaborative partners may have an economic motivation to commercialize the pharmaceutical products which they may license from the Company, the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. There can be no assurance that the Company will be successful in establishing any collaborative arrangements, or that, if established, such future partners will be successful in developing and commercializing products or that the Company will derive any revenues from such arrangements.

The Company is in discussions with the University of Utah Health Sciences Center regarding a clinical research agreement prior to the latter's initiation of the proposed clinical trial of SuperVent(TM) in CF. Presently no definitive agreement has been entered into. There can be no assurance that the Company will succeed in negotiating and entering into such agreement or in entering into additional or alternative agreements, if necessary.

ATI and Scripps are in the process of negotiating a sponsored research agreement (the "Sponsored Research Agreement") supporting continuing research by Dr. Charles Cochrane and Ms. Susan Revak of Scripps. However, the agreement, if concluded, will be subject to the consent of certain third parties who have agreements with Scripps. Under the terms of the proposed agreement, ATI would contribute $460,000 annually to Scripps' KL(4)-Surfactant research efforts for an initial two-year period. ATI would have an option to acquire an exclusive worldwide license to make, have made, sell or use technology developed under the agreement, which it would be required to exercise within 90 days from receipt of notice from Scripps of the development of such technology. Scripps would own all technology that it develops pursuant to work performed under the proposed Sponsored Research Agreement. ATI would have the right to receive 50% of the net royalty income received by Scripps for inventions jointly developed by ATI and

Scripps. The proposed Sponsored Research Agreement would be subject to renewal for an additional two years at the discretion of ATI. There can be no assurance that the proposed Sponsored Research Agreement will be executed. Failure to execute the Sponsored Research Agreement could have a material adverse effect on the Company's ability to develop the KL(4)-Surfactant technology.

ATI has entered into consulting agreements with certain key research personnel at Scripps. See "Executive Compensation and Employment and Consulting Agreements."

The Company has not entered into any collaborative arrangements with respect to its ST-630 product.

LACK OF MARKETING CAPABILITY AND EXPERIENCE

It is the Company's long-term goal to manufacture and market SuperVent(TM) for CF and possibly certain of its other products through a direct sales force (or, in the case of CF, possibly through the distribution capabilities of the Cystic Fibrosis Foundation), if and when necessary regulatory approvals are obtained. The Company currently has no marketing and sales experience and no marketing or sales personnel. Unless a sales force is established, the Company will be dependent on corporate partners or other entities for the marketing and selling of its products. There can be no assurance that the Company will be able to enter into any satisfactory arrangements for the marketing and sale of its products. The inability of the Company to successfully establish a sales force or enter into third party distribution, marketing and selling arrangements for its anticipated products would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE  UPON KEY PERSONNEL AND CONSULTANTS

The Company will be highly dependent upon its officers and directors, as well as its medical advisory board and scientific advisory board members, consultants and collaborating scientists. The management of the Company currently consists of nine persons, one of which devotes only a portion of his time to the business of the Company. The loss of the services of any of these individuals or of any of its medical advisory board or scientific advisory board members, consultants and/or collaborating scientists could have a material adverse effect on the Company's business, financial condition and results of operations. Since competent management personnel are in great demand, there can be no assurance that the Company will be able to attract and retain such personnel on a timely basis and on terms acceptable to the Company. The Company believes that its success will depend in large part upon attracting and retaining highly-skilled managerial and other employees.

NO ASSURANCE OF ADDITIONAL PRODUCTS; RISKS ASSOCIATED WITH CERTAIN DRUG
CANDIDATES

Although the Company intends to devote substantial resources to the development and commercialization of SuperVent(TM), KL(4)-Surfactant and ST-630, it will explore the acquisition and subsequent development and commercialization of additional pharmaceutical products and technologies. There can be no assurance that the Company will be able to identify any additional products or technologies, that it will be able to license any such technologies on acceptable terms or that, even if suitable products or technologies are identified, the Company will have sufficient resources to pursue any such products or technologies to commercialization.

Each of the Company's products may represent risks that are presently unknown to the Company and which may be the basis of an adverse regulatory determination with regard to the development and commercialization of such products. Tyloxapol has been used in low concentrations by the pharmaceutical industry for over 40 years without any reported significant adverse effects. However, since SuperVent(TM) will be using a higher dosage of tyloxapol, the Company will have to demonstrate tyloxapol safety at a dose significantly higher than the historical rate.

The Company will have to demonstrate the effectiveness of ST-630 at a safe dosage level in order to receive marketing approval in the United States for the treatment of postmenopausal osteoporosis. Prior studies of vitamin D analogs such as ST-630, which are administered in their active form, have been associated with hypercalcemia in a number of patients. Hypercalcemia is characterized by elevated calcium levels in the blood above a generally accepted range. The Company believes that this risk of hypercalcemia may be the primary reason why active vitamin D analogs have only been tested on a limited basis in the United States, which is generally considered to be a high calcium consumption country. Although the Company believes that, based upon the results of prior studies of ST-630, this compound may have a higher potency and greater therapeutic window as compared to other active vitamin D analogs, there can be no assurance that the Company will be able to demonstrate a dosage level for ST-630 that will be both safe and effective.

Preclinical studies of KL(4)-Surfactant conducted by the Company have revealed no local or systemic toxicity associated with test material well in excess of the concentrations intended to be clinically tested. These studies also revealed a lack of mutagenicity and immunogenicity. However, the Company will have to demonstrate the effectiveness of KL(4)-Surfactant at a safe dosage level prior to marketing KL(4)-Surfactant for the treatment of MAS, ARDS and/or IRDS.

CONTROL BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company's directors, executive officers and principal stockholders beneficially own approximately 24.12% of the outstanding shares of Common Stock, assuming the conversion of all outstanding shares of Series A Preferred Stock and assuming issuance of the shares of Common Stock (i) subject to the Common Placement Warrants and (ii) issuable upon conversion of the Series A Preferred Stock subject to the Preferred Placement Warrants. Accordingly, the Company's executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of the Company's Board of Directors and the outcome of issues submitted to the Company's stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise recover a premium for their shares over their current market prices. See "Principal Stockholders."

COMPETITION

The Company is engaged in a highly competitive field of pharmaceutical research. Competition from numerous existing companies and others entering the fields of CF, respiratory, anti-inflammatory and anti-oxidant research, MAS, ARDS and IRDS and postmenopausal osteoporosis is intense and expected to increase. In addition, the Company expects to compete with conventional pharmaceutical companies. Most of these companies have substantially greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources than the Company. Acquisitions of competing companies by large pharmaceutical or health care companies could further enhance such competitors' financial, marketing and other resources. Moreover, competitors that are able to complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before the Company could enjoy a significant competitive advantage. There can be no assurance that any products developed by the Company's competitors will not be more effective than any developed by the Company.

RISK OF PRODUCT LIABILITY; NO INSURANCE COVERAGE

Should the Company develop any products, the marketing of such products, through third party arrangements or otherwise, may expose the Company to product liability claims in the event that the use or misuse of pharmaceutical products manufactured by, or under license from, the Company results in adverse effects. The Company does not presently carry product liability insurance. The Company may be required to obtain product liability insurance coverage prior to initiation of clinical trials of its proposed products. In addition, the Company intends to obtain product liability insurance coverage before commercialization of its proposed products. There can be no assurance that adequate insurance coverage will be available at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Company has insurance coverage, would not materially adversely affect the Company's business, financial condition and results of operations.

UNCERTAINTY OF PRODUCT PRICING AND REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MEASURES

The levels of revenues and profitability of pharmaceutical and/or biotechnology products and companies may be affected by efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. Presently, the United States Congress is considering a number of legislative and regulatory reforms that may affect companies engaged in the health care industry in the United States. Pricing constraints on the Company's products, if approved, could have a material adverse effect on the Company. Although the Company cannot predict whether these proposals will be adopted or what effects such proposals may have on its business, the existence and pendency of such proposals could in general have a material adverse effect on the Company. In addition, the Company's ability to commercialize potential pharmaceutical and/or biotechnology products may be adversely affected to the extent that such proposals have a material adverse effect on other companies that are prospective collaborators with respect to any of the Company's product candidates.

In the United States and elsewhere, successful commercialization of the Company's products will depend in part on the availability of reimbursement to the consumer from third party health care payers, such as government and private insurance plans. There can be no assurance that such reimbursement will be available or will permit price levels sufficient to realize an appropriate return on the Company's investment in product development. Third party health care payers are becoming increasingly cost conscious in determining which pharmaceutical products they will and will not reimburse. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive basis. See "Risk Factors--Extensive Government Regulation; Uncertainty of FDA and Other Governmental Approval of Products under Development."

CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST

The Chairman of the Company is a full-time officer of Paramount. In addition, Kenneth Johnson, the Director of Business Development of the Company, is a Technology Associate of an affiliate of Paramount, and Steve Birnbaum, Project Manager for the ST-630 program, was formerly a Technology Associate of Paramount Capital Investments, LLC ("Paramount Investments"), an affiliate of Paramount. See "Management." Paramount acted as placement agent for the Company in a private placement of its equity securities conducted during June through November 1996 (the "Unit Offering"), pursuant to which the Selling Securityholders acquired their Common Stock and Series A Preferred Stock. The Company currently shares its office space with Paramount. Paramount Investments is a merchant banking firm specializing in biotechnology companies. In the regular course of its business, Paramount Investments identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtained from a person who is not an affiliate in an arm's-length transaction. Nevertheless, Paramount Investments is not obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, and there can be no assurance, and purchasers of the Common Stock should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Investments or any other affiliates of Paramount or Paramount Investments in the future will be made available to the Company. The Company maintains a policy that, subject to the approval of a majority of the disinterested directors of the Company, the Company may compensate directors of the Company in the form of cash bonuses and/or stock options, in connection with new drug candidates licensed or acquired by the Company which were identified and introduced to the Company by such persons. In addition, certain of the officers, directors, consultants, and advisors to the Company may from time to time serve as officers, directors, consultants or advisors to other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Company.

ABSENCE OF MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

To date, there has been no public market for the securities of the Company. The market price, if any, of the Common Stock, like that of many other development-stage public pharmaceutical or biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of preclinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of any products developed by the Company and general conditions may have a significant or adverse effect on the market price of the Common Stock.

UNCERTAINTY OF LISTING ON NASDAQ SMALL-CAP MARKET; POSSIBLE DELISTING FROM NASDAQ SMALL-CAP MARKET; MARKET ILLIQUIDITY

The Company intends to apply for listing of the Common Stock on the Nasdaq Small-Cap Market under the symbol "DSCO". The Company believes that it will meet the criteria for such listing on such market at the time of effectiveness of the registration statement of which this prospectus is a part, including, without limitation: (i) total assets of at least $4 million; (ii) total stockholder equity of $2 million; (iii) a market value of its publicly held shares of at least $1 million; (iv) the Common Stock be held by at least 300 shareholders;
(v) at least two market makers; and (vi) and an initial minimum bid price of at least $3.00. However, there can be no assurance that the Common Stock will be listed on the Nasdaq Small-Cap Market. The prices of the Common Stock which may be obtained on the Nasdaq Small-Cap Market are not necessarily related to the Company's assets, book value, results of operations or any other established criteria of value, and should not be regarded as any indication of future market price of the Common Stock.

Assuming the Nasdaq Small-Cap Market listing of the Common Stock is approved, continued inclusion of the Common Stock on the Nasdaq Small-Cap Market requires that: (i) the Company maintain at least $4,000,000 in net tangible assets if it has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (ii) a market value of its publicly held shares of at least $1 million; (iii) the minimum bid price for the Common Stock be at least $1.00 per share or, in the alternative, the market value of the Company's publicly held shares must be at least $3 million and the Company have at least $4 million of net tangible assets; (iv) the public float of the Common Stock consist of at least 200,000 shares; (v) the Common Stock have at least two active market makers; and (vi) the Common Stock be held by at least 400 holders or 300 round lots. If the Company is unable to satisfy such maintenance requirements, the Common Stock may be delisted from the Nasdaq Small-Cap Market. In such event, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market in the "pink sheets" or the OTC Bulletin Board. Consequently, the liquidity of the Common Stock could be materially and adversely impaired, not only in the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of the Company, which could result in lower prices for the Common Stock than might otherwise be attained and could also result in a larger spread between the bid and asked prices for the Common Stock. See -- "Risks of Low Price Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Common Stock."

RISKS OF LOW-PRICED STOCK; POSSIBLE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMMON STOCK

The Securities Exchange Act of 1934, as amended (the "Exchange Act") requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission's regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on a national securities exchange or quoted on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2 million, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6 million, if such issuer has been in continuous operation for less than three years. There can be no assurance that the Company will meet the requirements of the foregoing exceptions.

In addition, if the Company's securities are not listed on a national securities exchange or quoted on Nasdaq or fail to meet the net tangible asset or annual revenue tests set forth above, but are quoted on the OTC Bulletin Board (as to which there can be no assurance), then trading in the Company's securities would

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




be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and "accredited investors" must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. Consequently, such Exchange Act rules may affect the ability of broker-dealers to make a market in such shares and may affect the ability of holders of Common Stock to sell such stock in the secondary market. Securities are exempt from these rules if the market price of the such securities is at least $5.00 per share.

Unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

If the Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be materially and adversely affected.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

As of December 13, 1996, 6,712,256 shares of Common Stock were issued and outstanding, 4,512,000 of which the Company believes are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144. Assuming the availability of Rule 144, the Company believes that of the outstanding shares of Common Stock, 1,132,500 "restricted" shares of Common Stock are currently eligible for sale and up to 3,379,500 "restricted" shares will be eligible in 1998 and 1999, in each case subject to certain volume limitations and manner of sale requirements imposed by Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq, a national securities exchange or the OTC Bulletin Board, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. In addition, the Company currently has issued and outstanding options to purchase an aggregate of 50,000 shares of Common Stock (excluding the Placement Agent Warrants).

No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices that may be quoted from time to time on the OTC Bulletin Board, or Nasdaq if quoted thereon. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely effect the prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 or otherwise may have a depressive effect upon the price of the Common Stock and the market therefor.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 10,000,000 shares of preferred stock, of which 2,200,256 shares are currently outstanding (without giving effect to any shares issuable upon exercise of the Placement Agent Warrants). The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders the preferred right to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to Common Stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval. See "Description of Securities."

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The foregoing provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

DIVIDENDS UNLIKELY

The Company has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends for the foreseeable future.

POTENTIAL CONVERSION PRICE RESET OF SERIES A PREFERRED STOCK

Pursuant to the Unit Offering, the Company consummated an offering of Units consisting of Series A Preferred Stock and Common Stock. 2,200,256 shares of Series A Preferred Stock were included in the Units sold in the Unit Offering. Shares of Series A Preferred Stock are convertible at the option of the holders thereof into shares of Common Stock of the Company, at an initial conversion rate corresponding to a conversion price equal to $2.50 per share. The conversion price in effect immediately prior to the date that is 12 months after the first date on which the shares of Common Stock are publicly traded (the "Reset Date") will be adjusted effective as of the Reset Date if the average closing bid price of the Common Stock for the 30 consecutive trading days immediately preceding the Reset Date is less than 135% of the then applicable conversion price. Any such reset of the conversion price applicable to the Series A Preferred Stock would have a dilutive effect on purchasers of the Common Stock offered hereby.

FORWARD LOOKING STATEMENTS

Certain of the statements set forth in this Prospectus, including, without limitation, the Company's research and development programs, the seeking of joint development or licensing arrangements with pharmaceutical companies, the research and development of particular compounds and technologies for particular indications and the period of time for which the Company's existing resources will enable the Company to fund its operations and to meet the initial listing requirements for the quotation of its securities on the Nasdaq Small-Cap Market, are forward-looking and based upon the Company's current belief as to the outcome, occurrence and timing of future events or current expectations and plans. All such statements involve significant risks and uncertainties. Many important factors affect the Company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner. As a result, there also can be no assurance that these statements included in the Prospectus will prove to be accurate. In light of the significant uncertainties inherent in these statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 CAPITALIZATION

The following table sets forth the unaudited capitalization of the Company at November 8, 1996. This table should be read in conjunction with the Company's financial statements, and the related notes thereto. See "Financial Statements."



                                                   November 8, 1996
                                                   ----------------
                                                      (unaudited)

Liabilities:
------------
Accrued Expenses                                       $ 200,000
                                                       ---------
Minority interest in stock of subsidiary               2,202,000
                                                       ---------
Stockholders' equity (deficit):
-------------------------------
Preferred Stock, $0.001
  par value
  10,000,000 shares authorized;
  2,200,256 shares
  of Series A Preferred
  Stock outstanding (1)                                    2,200
Common Stock, $0.001 par value
  50,000,000 shares authorized;
  6,712,256 shares issued and
  outstanding (2)                                          6,712
Additional paid-in capital                            19,097,568
Deficit accumulated during development stage            (435,627)
                                                       ---------
Total stockholders' equity (deficit)                  18,670,853
                                                      ----------
Total capitalization                                 $21,072,853
                                                     ===========


(1) Does not include 220,026 shares of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants which were issued to the Placement Agent and/or its designees in connection with the Unit Offering. See "Certain Transactions" and "Description of Securities--Placement Agent Warrants."

(2) Does not include options to purchase up to 50,000 shares of Common Stock held by certain directors of the Company. Excludes an additional aggregate of 1,100,129 shares of Common Stock issuable upon exercise of the Common Placement Warrants and issuable upon conversion of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants, which warrants were in each case issued to the Placement Agent and/or its designees in connection with the Unit Offering.


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






                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares of Common Stock. The Company is not expected to receive any proceeds from the exercise of the Placement Agent Warrants since the Placement Agent Warrants may be exercised pursuant to cashless exercise provisions. In the event that the Placement Agent Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated offering expenses of this Offering of approximately $300,000) for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement Agent Warrants, before deduction of estimated expenses of this Offering, would be approximately $2,475,000. Whether, how and to what extent any of the Placement Agent Warrants will be exercised, and whether the Placement Agent Warrants are exercised for cash or not, cannot be predicted by the Company.


                                DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock since its formation. The payment of dividends, if any, in the future, with respect to the Common Stock, is within the discretion of the Board of Directors of the Company and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. The Board of Directors of the Company does not presently intend to declare any dividends on the Common Stock in the foreseeable future. The Company anticipates that all earnings and other resources of the Company, if any, will be retained by the Company for investment in its business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

GENERAL

The Company was originally organized as MicroBio, Inc. on May 18, 1993. The Company had limited operations prior to January 1995. In May 1996, the Company amended its Certificate of Incorporation to effect a name change to its current name, Discovery Laboratories, Inc. In April 1996, the Company entered into a three-year employment agreement with James S. Kuo, M.D. whereby Dr. Kuo agreed to serve as President and Chief Executive Officer of Discovery. In October 1996, ATI entered into a four-year employment agreement with Dr. Robert J. Capetola whereby Dr. Capetola became the President, Chief Executive Officer and Chairman of the Board of ATI.

Since its inception, the Company has concentrated its efforts and resources in the development and commercialization of pharmaceutical products and technologies. The Company has been unprofitable since its founding and has incurred a cumulative net loss of approximately $435,627 as of November 8, 1996. The Company expects to incur significantly increasing operating losses over the next several years, primarily due to the expansion of its research and development programs, including clinical trials for the SuperVent(TM) and ST-630 products, the KL(4)-Surfactant technology and other products and technologies that it may acquire or develop. The Company's ability to achieve profitability depends upon, among other things, its ability to discover and develop products, obtain regulatory approval for its proposed products, and enter into agreements for product development, manufacturing and commercialization. None of the Company's products currently generate revenues and the Company does not expect to achieve revenues for the foreseeable future. Moreover, there can be no assurance that the Company will ever achieve significant revenues or profitable operations from the sale of the SuperVent(TM) and ST-630 products, the KL(4)-Surfactant technology or any other products or technologies that it may acquire or develop. See "Risk Factors--Development Stage Company; No Developed or Approved Products; Uncertainty of Future Profitability."

PLAN OF OPERATION

The Company is currently engaged in the development and commercialization of investigational drugs that have previously been tested in humans or animals. In March 1996, the Company executed a license agreement with CMHA as owner and licensor of the Company's tyloxapol patents and patent applications. The Company paid $86,400 as a license issue fee to CMHA to obtain its license, which fee was capitalized and is being amortized over the term of the license. In September 1996, the Company entered into a license agreement (the "WARF License Agreement") with WARF relating to an active vitamin D analog, ST-630, and its potential use in treating postmenopausal osteoporosis. In October 1996, ATI executed a sublicense agreement with J&J and J&J's wholly-owned subsidiary, Ortho Pharmaceutical Corporation, granting an exclusive sublicense of the KL(4)-Surfactant technology to ATI in exchange for an initial $200,000 license fee, additional milestone payments, royalties and common stock of ATI. J&J is contributing its existing KL(4)-Surfactant raw material inventory and specialized manufacturing equipment, with an estimated original cost of $3.3 million, to ATI in exchange for shares of nonvoting Series B Preferred Stock of ATI having a $2.2 million liquidation preference.

The Company anticipates that during the next 12 months it will conduct substantial research and development of the SuperVent(TM), KL(4)-Surfactant and ST-630 products, including, without limitation, a Phase I/II clinical trial of SuperVent(TM) for the treatment of CF (and, assuming the successful completion of such clinical trial, a Phase II clinical trial of SuperVent(TM) for the treatment of chronic bronchitis) and a Phase II clinical trial of KL(4)- Surfactant for use in the treatment of MAS and ARDS. The Company also intends to initiate clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States during the next 12 months. Certain of the planned clinical trials of the Company's products in development require the receipt of FDA approvals, and there can be no assurance as to the receipt or the timing of receipt of such approvals. See "Business--Products and Technologies Under Development," and "--Government Regulation; Orphan Drug Designation." The Company may seek to acquire additional products and technologies in the future. Should the Company acquire such additional products or technologies, it is anticipated that such additional products ortechnologies will require substantial resources for research, development and clinical evaluation. However, there can be no assurance that the Company will be able to obtain the additional financing necessary to acquire and develop such products and technologies. Furthermore, there can be no assurance that changes in the Company's research and development plans or other changes which would or could alter the Company's operating expenses will not require the Company to reallocate funds among its planned activities and curtail certain planned expenditures. In such event, the Company may need additional financing. There can be no assurance as to the availability or the terms of any required additional financing, when and if needed. In the event that the Company fails to raise any funds it requires, it may be necessary for the Company to significantly curtail its activities or cease operations.

The Company has recently hired four new employees to serve as Vice-President of Clinical Affairs, Vice-President of Regulatory Affairs, Director of Business Development and project manager, respectively. The timing and cost of hiring any additional employees may vary depending on need and cannot currently be predicted with any certainty. It is also anticipated that, over the next 12 months, ATI may enter into an agreement with a third party for the purpose of supplying KL(4)-Surfactant to ATI.

LIQUIDITY AND CERTAINTY

The Company anticipates that its current resources will permit it to meet its business objectives until approximately December 1997. Accordingly, the Company expects that it will be required to raise additional capital in the next 12 months. The Company's working capital requirements will depend upon numerous factors, including, without limitation, progress of the Company's research and development programs, preclinical and clinical testing, timing and cost of obtaining regulatory approvals, levels of resources that the Company devotes to the development of manufacturing and marketing capabilities, technological advances, status of competitors and abilities of the Company to establish collaborative arrangements with other organizations, and as such there can be no assurance that the Company will not be required to raise additional capital prior to December 1997 or, in general, that the Company will be able to achieve its business objectives.

                                    BUSINESS

Discovery Laboratories, Inc. ("Discovery" and together with its majority-owned subsidiary, Acute Therapeutics, Inc. ("ATI"), the "Company") is a development stage pharmaceutical company that is focused on acquiring, developing and commercializing proprietary, investigational drugs that have previously been tested in humans or animals. The Company's strategy is to conduct preclinical and clinical studies on investigational drugs licensed from third parties, either alone, or in collaboration with corporate partners. The Company may also seek to enter into collaborations with corporate partners for manufacturing and marketing of such drugs.

PRODUCTS AND TECHNOLOGIES UNDER DEVELOPMENT

SuperVent(TM)

    Background

The Company is developing SuperVent(TM) as a stable aerosolized, multidimensional therapy for airway diseases characterized by inflammation, injurious oxidation and excessive sputum. SuperVent's(TM) active compound is tyloxapol, a non-anionic, alkylaryl polyether alcohol polymer which has been safely used as an emulsifying agent in drug formulations by the United States pharmaceutical industry for over 40 years. Tyloxapol is a slightly viscous, amber liquid that is slowly but freely soluble in water and has a pleasant, slightly aromatic odor. The compound is generally recognized as relatively non-toxic to human cells and the mammalian lung. Tyloxapol had no reported respiratory toxicity in rhesus monkeys when administered daily by aerosol for a year at 15% weight/volume. The compound is not orally absorbed. Experimental research conducted by the Company's scientific founders has led to the discovery that tyloxapol appears to possess biological activities beyond its well-recognized emulsification properties. Tyloxapol is thought to have three mechanisms of action:

                  o Anti-inflammatory activity
                  o Anti-oxidant activity
                  o Mucolytic activity

The combination of the above pharmacologic activities is not presently found in any single, safe, effective therapy for cystic fibrosis or chronic bronchitis. If successfully developed and approved, SuperVent(TM) is intended to be used daily by cystic fibrosis and chronic bronchitis patients in the home and hospital to preserve pulmonary function and aid mucus expectoration.

The Company has obtained an exclusive, worldwide license from The Charlotte-Mecklenburg Hospital Authority ("CMHA") to two issued United States patents and three pending United States and related foreign use patents covering pharmaceutical preparations containing high concentrations of tyloxapol and the use of tyloxapol for the treatment of a variety of respiratory and other diseases involving inflammation and oxidative damage. The United States Food and Drug Administration (the "FDA") has granted orphan drug status for the use of tyloxapol to treat cystic fibrosis ("CF"). See "Government Regulation; Orphan Drug Designation." The Company intends to clinically test SuperVent(TM) for the treatment of CF and chronic bronchitis. If successfully developed and approved, SuperVent(TM) is intended to be used daily by cystic fibrosis and chronic bronchitis patients in the home or hospital to preserve pulmonary function and aid mucus expectoration.

    Cystic Fibrosis and Its Pathology

CF is a progressive, lethal respiratory disease that occurs in about one out of every 2,000 live births in the United States and Europe. CF afflicts approximately 23,000 patients in the United States and a comparable number in Europe. It is the most common lethal genetic disease among Caucasians. A revolutionary improvement in the medical management of has allowed most patients with the disease to live until the age of 29. The progressive destruction of CF lungs is the major impediment to even longer survival and improved health. A new therapy which minimizes the pulmonary complications of CF would have a major impact on the length and quality of life of its patients.

CF results from a genetic defect in the CFTR gene. The CFTR gene codes for a membrane protein responsible for the transport of chloride ions. Because of this genetic defect, CF mucus is excessively viscous and adherent to airway walls. Destruction of the lungs of CF patients occurs gradually as the inability to clear mucus from the lungs leads to blockage of the airways usually beginning in the smaller airways and alveoli. Impacted mucus traps foreign particles and pathogens and becomes a source of bacterial colonization, typically with Pseudomonas aeruginosa ("Pseudomonas"). The patient's immune system responds to the chronic infection by sending macrophages into the airways which recognize and attempt to destroy the bacteria. These macrophages then recruit legions of neutrophils to the lungs which activate the inflammatory transcriptional factor Nuclear Factor-kappa B ("NF-[kappa]B") and initiate a cytokine-mediated inflammatory response. The activated immune cells secrete inflammatory cytokines, oxidative chemicals and destructive enzymes into the lungs. Repeated inflammatory and oxidative processes initiated by macrophages and neutrophils to clear the infection are typically ineffective and results in collateral damage to the alveoli and small airways. Destroyed airway cells, neutrophils and macrophages then spill their DNA and actin into the alveoli and markedly increase the viscosity and adhesiveness of airway sputum. This debris-laden mucus, rich in proteases and oxidants, causes the alveoli to collapse and are then replaced with nonfunctional fibrous tissue. Eventually, a critical number of alveoli, small airway cells and large airway cells are destroyed so that the respiratory function of CF patients becomes insufficient to sustain life.

    Clinical Development Plan for SuperVent(TM) for CF

The Company's clinical development plan for SuperVent(TM) is to focus first on CF, for which few safe and effective therapies exist. The Company is currently in discussions with the University of Utah Health Sciences Center ("UHSC") regarding a clinical research agreement and, if such agreement is concluded, the Company intends to begin a randomized, double- blinded, placebo-controlled Phase I/II clinical trial for the treatment of CF by the end of the first quarter of 1997 at UHSC. The principal investigator of this clinical trial is Bruce C. Marshall, M.D., Director of the CF center of the UHSC. The co-investigators are John R. Hoidal, M.D., Chief of the Pulmonary and Pediatric Pulmonary Divisions at UHSC, and Wayne Samuelson, M.D., Director of the asthma center at UHSC. In September 1995, the FDA approved, subject to certain modifications, Dr. Hoidal's physician-sponsored Investigational New Drug ("IND") application to begin this trial. The trial is designed to determine whether aerosolized SuperVent(TM) holds promise as a low toxicity, anti-inflammatory, anti-oxidant and mucolytic agent for the treatment of CF. The specific aims of the initial clinical study, which is presently designed in three parts, are as follows:

    Part A. A dose-ranging study will be performed in ten normal human volunteers to confirm a lack of airway toxicity and establish the safe inhaled concentration of SuperVent(TM).

    Part B. An open study will be undertaken to establish the effects of aerosolized SuperVent(TM) on airway physiology and lung inflammation in ten patients with cystic fibrosis. Patients will be followed for two weeks while receiving 3 ml of aerosolized SuperVent(TM) once daily. Assessment of outcomes will include various measures of respiratory function.

    Part C. In the format of a six-week, randomized, double-blinded, placebo-controlled trial, aerosolized SuperVent(TM) will be studied in up to 120 patients with cystic fibrosis with measures of outcome including respiratory function and physical exercise criteria.

Assuming the successful completion of the trial, the Company intends to commence a multi-center, Phase III clinical trial in CF and to file an additional IND to commence a Phase II clinical trial for the treatment of chronic bronchitis.


    Collaboration with the Cystic Fibrosis Foundation

The Company is collaborating with the Cystic Fibrosis Foundation in assembling a CF medical advisory board to advise on the design of the Phase I/II clinical trial in CF. The Cystic Fibrosis Foundation does not endorse investigational drugs but does lend its support to companies conducting clinical trials in CF. If successful in obtaining such support, the Company intends to utilize the assistance of the Cystic Fibrosis Foundation's patient registry to coordinate a multi-center Phase III clinical trial. If the Phase III trial is successful and regulatory approval to market SuperVent(TM) is obtained, the Company plans to utilize the Cystic Fibrosis Foundation to distribute the product in the United States and Canada.

Current Respiratory Therapies for Cystic Fibrosis

    Supportive Care and Traditional Drug Therapies

The standard treatment for enhancing expectoration of CF sputum is postural drainage and chest percussion. In this daily procedure, patients lie in an inclined position with their head below their chest. The patient's chest is then repeatedly and gently pounded for several minutes with a cupped hand by a care giver. While modestly efficacious, postural drainage and chest percussion is labor intensive and requires a care giver.

When mucus becomes colonized with bacteria such as Pseudomonas and other pathogens, a variety of intensive oral, intravenous and aerosolized antibiotics are administered. Repeated use of these antibiotics to clear the infection often results in strains of Pseudomonas which are resistant to the antibiotics. Over time, many CF patients become chronically colonized with drug resistant Pseudomonas. The ensuing cytokine-mediated inflammatory and oxidative process then accelerates the destruction of the lungs.

    Pulmozyme(TM)

Standard daily pharmacologic therapy for airway obstruction in CF presently consists largely of inhaled Pulmozyme(TM) (recombinant human rhDNase or dornase alfa). This drug has been marketed by Genentech in the United States and Canada since early 1994. Pulmozyme(TM) reduces the viscosity of CF mucus by cleaving the DNA released from destroyed inflammatory, epithelial and bacterial cells which collect in mucus and contribute to its abnormal viscosity and adherence. The drug provides a small improvement in lung function and a slight reduction in the number of days requiring intravenous antibiotics for respiratory infections. The approximate yearly cost of Pulmozyme(TM) treatment for an average patient is $11,000. Genentech's 1995 sales of Pulmozyme(TM) are estimated to have been approximately $110 million.

    Lung Transplant

Lung transplantation is the final option for CF patients suffering from severely compromised respiratory function. However, there is an extremely limited supply of transplantable lungs and the operation is very costly. In addition, there is an increased risk of death from such a major surgical procedure and a long and painful recovery. Furthermore, patients who do recover must take immunosuppressive drugs for the rest of their life to prevent organ rejection, making them vulnerable to infections.

SuperVent(TM) for Chronic Bronchitis

Assuming the successful completion of the Phase I/II trial of SuperVent(TM) in CF, the Company intends to file an IND to commence a Phase II clinical trial for the use of SuperVent(TM) to treat chronic bronchitis. Chronic bronchitis is a major medical problem that is characterized by inflammation of the airways leading to cough and increased mucus production. The condition afflicts approximately 14,000,000 patients in the United States. Two primary causes of chronic bronchitis are habitual smoking and air pollution. Non-specific irritants contained in cigarette smoke and air pollution result in an increased number of macrophages entering into the lungs. The macrophages become activated and secrete inflammatory cytokines which recruit neutrophils that together release oxidants and elastase, an enzyme which degrades a structural component of the lungs, elastin. These released oxidants and free radicals oxidize alpha1-antitrypsin which normally inactivates elastase. In addition, elastin repair may be inhibited by cigarette smoke leading to structural changes in the lung that may significantly compromise respiratory function.

Based on clinical studies and other studies conducted by persons affiliated and unaffiliated with the Company, the Company believes that high concentrations of tyloxapol may improve pulmonary function in chronic bronchitis patients. Tyloxapol is the active compound in the Company's SuperVent(TM) product under development, as well as a component of Exosurf(TM), a product that has been used to treat chronic bronchitis.

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History of Safe Use

Tyloxapol has been safely used by the pharmaceutical industry for over 40 years as an emulsifying agent in various drug formulations. Sterling Pharmaceuticals ("Sterling") previously marketed in the United States a formulation containing low concentrations of tyloxapol (0.125% by volume) as an expectorant for chronic bronchitis under the trade name Alevaire(TM). Alevaire(TM) was first approved for use in the United States in the late 1940's in children with pulmonary tuberculosis as an aerosol delivery vehicle for streptomycin, an antibiotic. At that time, in vitro studies indicated that sodium bicarbonate and tyloxapol increased susceptibility of tuberculosis to streptomycin. Alevaire(TM) has been inhaled by children with tuberculosis for two hours a day for up to six months without adverse effects. In a group of adult tuberculosis patients, Alevaire's(TM) expectorant properties were noted when it was reported that thick, viscous mucus became thin and watery upon administration. Alevaire(TM) has been used as a mucolytic treatment for a variety of respiratory conditions. Based on published literature, Alevaire(TM) has no reported adverse effect on bacterial host-defense mechanisms and has even been locally infused into humans to hasten resolution of infected joints and pacemaker pockets.

Alevaire's(TM) marketing was discontinued by Sterling in 1981. At that time, passage of the Harris-Kefauver amendment to the Food and Drug Act mandated that older drugs previously approved only on the basis of safety, the regulatory standard at the time, were required to demonstrate efficacy to continue to be marketed. Because only anecdotal reports of efficacy and not controlled studies were available to support Alevaire's(TM) use in respiratory diseases, it was ruled that there was insufficient data to permit the product's continued use without further studies. Sterling apparently elected to withdraw the drug from the United States market. Alevaire(TM) is still marketed in Japan by Nippon Shoju Co., Ltd. At the present time, tyloxapol, in addition to being used in the surfactant Exosurf(TM), is included as an "inactive" ingredient in the over-the-counter medications Vicks Sinex(TM) and Visex(TM), which are marketed by Procter & Gamble, Inc. A review of the literature by the Company does not indicate that Alevaire(TM) was ever tested as an anti-oxidant or used to treat CF.

Mechanisms of Action

    Anti-inflammatory Activity

Experimental studies suggest that SuperVent(TM) is a potent inhibitor of the inflammatory transcriptional factor NF-[kappa]B. Inhibition of NF-[kappa]B is an area of intense pharmaceutical research as it is a central transcriptional regulation element by which monocytes and macrophages regulate the expression of multiple inflammatory cytokines and growth factors implicated in the destruction of CF lungs. In preclinical studies, secretion of TNF-[alpha], IL-1(beta), IL-6, IL-8 and GM-CSF by LPS-stimulated human monocytes was significantly (p < 0.01) decreased by tyloxapol in a dose-dependent manner.

    Anti-oxidant Activity

In vitro and in vivo experimental studies conducted by the Company's scientific founders suggest that SuperVent(TM) is a potent anti-oxidant capable of scavenging injurious hydroxyl radicals and hypochlorous acid. These toxic chemicals are produced in abundance by activated inflammatory cells in the airway. Two in vitro models testing the oxidant scavenging activity of tyloxapol showed that the addition of tyloxapol to the reaction mixture inhibited oxidant generation in a concentration dependent manner. In an additional in vitro model, tyloxapol was shown to be an effective oxidant scavenger through its ability to prevent oxidant-mediated conversion of diethanolamine to its corresponding chloramine. The Company's scientific founders have further shown in an in vivo model that tyloxapol protects against oxidant-mediated lung injury. Intratracheal instillation of oxidants in rats caused acute lung injury as demonstrated by a marked increase in protein concentration and neutrophil percentage in lung lavage fluid. Post-exposure treatment with tyloxapol significantly reduced both lavage protein concentration (p < 0.001) and neutrophil percentage (p < 0.01).

    Mucolytic Activity

In vitro studies of the sputum from CF patients suggest that the surface tension reducing properties of SuperVent(TM) may be an effective agent in decreasing mucus adherence and facilitating expectoration. The Company believes that

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SuperVent's(TM) ability to modify the biophysical properties of the abnormally thick mucus in CF patients should, in concert with postural percussion and drainage, offer respiratory benefit.

KL(4)-Surfactant Technology

    Background

Lung surfactants are protein-phospholipid complexes which coat the alveoli (air sacs) of the lungs. Lung surfactants lower surface tension in expiration and raise it during inspiration to prevent the collapse of alveoli. Alveoli are delicate, balloonlike sacs in the lungs where gaseous exchange occurs. Replacement surfactants are currently used mainly to treat infant respiratory distress syndrome ("IRDS"). Infants with this condition, as well as infants born with meconium in their lungs, which can lead to meconium aspiration syndrome ("MAS"), and patients with adult respiratory distress syndrome ("ARDS"), typically suffer from a surfactant insufficiency that leads to a life-threatening loss of pulmonary function.

KL(4)-Surfactant is a proprietary, synthetic lung surfactant that was originally invented at The Scripps Research Institute ("Scripps") by Charles G. Cochrane, M.D., et al. KL(4)-Surfactant is an aqueous suspension of lipid vesicles containing the novel synthetic peptide KL(4) (KLLLLKLLLLKLLLLK). The "K" represents the water-soluble amino acid lysine and the "L" represents the fat-soluble amino acid leucine. KL(4)-Surfactant is patterned after human Surfactant Protein B, shown to have the greatest surfactant activity in humans by forming a stable monolayer on the inner surface of the pulmonary alveoli and preventing their collapse. The product was exclusively licensed to Johnson & Johnson, Inc. ("J&J"), which has led its development since 1991. J&J has completed a multi-center, Phase II clinical trial of KL(4)-Surfactant in 47 infants with IRDS. This trial demonstrated safety and efficacy comparable to that of the bovine-derived surfactant, Survanta(TM), marketed by Ross Laboratories.

Discovery's majority-owned subsidiary, ATI, has acquired the exclusive worldwide sublicense to the KL(4)-Surfactant technology from J&J and J&J's wholly owned subsidiary, Ortho Pharmaceutical Corporation ("Ortho"). The Company believes that as a peptide-containing, synthetic lung surfactant, KL(4)-Surfactant will be superior to the non-protein-containing surfactant, Exosurf(TM), marketed by Glaxo-Wellcome. The Company further believes that KL(4)-Surfactant will be as effective as or superior to the animal-derived, protein-containing surfactants Survanta(TM) (bovine-derived) and InfaSurf(TM) (calf-derived) being developed by Forest Laboratories. In addition, the Company believes that synthetic surfactants will be far less expensive to produce and will not raise the viral/prion contamination and immunogenicity concerns associated with animal-derived proteins. The Company further believes that a lower cost of production may make the use of lung surfactants economically feasible for adult indications, such as ARDS.

Target Disease Indications

The Company intends to initially develop the KL(4)-Surfactant technology for the treatment of MAS and ARDS. The Company may also develop the KL(4)-Surfactant technology for the treatment of IRDS.

    Meconium Aspiration Syndrome.

MAS affects approximately 26,000 newborn infants per year in the United States alone. The disease results from the release of meconium, a greenish, pasty constituent of the fetal bowel, into the amniotic fluid. Meconium is then aspirated into the fetal lungs. The presence of meconium in the infant's lung after delivery often leads to pneumonitis, a generalized inflammation of the lungs, which can result in death. This inflammation degrades lung surfactant and results in insufficient pulmonary function. Presently, there are no products specifically approved for this condition. Treatment consists of general supportive care. Approximately one-third of the infants with MAS require extra-corporeal membrane oxygenation therapy ("ECMO").

    Adult Respiratory Distress Syndrome.

ARDS is a generalized inflammatory disease of the lungs marked by intense leukocytic infiltration, edema and atelectasis (partial lung collapse). Endogenous surfactant in the lung is degraded from this inflammatory cascade leading to further loss of the epithelial cells that make surfactant. The

                                       24

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initiating factors of ARDS are numerous and include sepsis, head injury, aspiration of gastric contents and other noxious fluids, trauma, smoke inhalation and broken bones. Patients typically require mechanical ventilation and are at risk of developing multiple organ failure. Mortality has remained at approximately 50%. There is no FDA-approved therapy outside of general supportive care. The incidence is approximately 150,000 patients per year in the United States.

    Infant Respiratory Distress Syndrome.

IRDS is primarily a disease of premature infants. These infants are born prior to the synthesis of adequate amounts of pulmonary surfactant proteins. The disease affects 40,000 to 50,000 infants per year in the United States and an equal number in Europe. Twenty to forty percent of infants with IRDS develop debilitating bronchopulmonary dysplasia requiring extended ventilatory support and hospitalization. The cost of caring for these infants can exceed $100,000. Therapy shortly after birth with animal-derived surfactants has proven to be effective in liberating infants from mechanical ventilation or abbreviating the period of ventilation. Surfactant therapy has reduced the historical mortality rate by more than a half to about 10%.

Competitive Assessment

Presently, there are no approved drugs that are specifically indicated for the treatment of MAS or ARDS. Current therapy consists of general supportive care and mechanical ventilation. Three products are specifically approved for the treatment of IRDS. Exosurf(TM), which contains only phospholipids and synthetic organic detergents and no stabilizing protein or peptides, is marketed by Glaxo Wellcome. Survanta(TM), which has been shown to be more effective than Exosurf(TM) in clinical trials, is an extract of bovine lung that contains the cow version of surfactant protein B. Survanta(TM) is marketed by Ross Laboratories, a division of Abbott Laboratories, and had estimated 1995 annual sales of approximately $60 million. Recently, Forest Laboratories obtained an approvable letter from the FDA for its calf lung surfactant, Infasurf, for use in IRDS. Although none of the three approved surfactants for IRDS is approved for ARDS which is a significantly larger market, there are a significant number of other potential therapies in development for the treatment of ARDS that are not surfactant related. Any of these various drugs or devices could significantly impact the commercial opportunity for KL(4)-Surfactant.

Development Status

    Infant Respiratory Distress Syndrome

In July 1992, an IND was submitted to the FDA by Dr. Charles Cochrane of Scripps, the inventor of KL(4)-Surfactant and a consultant to ATI. The IND sought to evaluate the safety and efficacy of KL(4)-Surfactant in the treatment of IRDS. A total of 47 infants with IRDS were treated with KL(4)-Surfactant in this multi-center, Phase II clinical trial. The pulmonary function of the infants, measured as a ratio (a/A) of arterial oxygen concentration (a) as a function of the concentration of the inspired oxygen (A), averaged 0.14 (severe respiratory distress) and rose to the normal range (>0.4) within 12 hours of treatment. Airway pressures were reduced over this period and the infants were removed from supportive mechanical ventilation in a mean time of five days. There were no IRDS-related deaths in the trial.

    Adult Respiratory Distress Syndrome

Dr. Cochrane and his colleagues at Scripps have developed an adult animal model of ARDS. In every case with this model, KL(4)-Surfactant treatment appeared to re-expand the lungs and induce an elevation of arterial oxygen partial pressure from <100 mmHg to > 400 mmHg within two hours. These experimental results suggest that KL(4)-Surfactant has the potential to treat patients with this life-threatening condition. In addition, pilot clinical studies on ARDS patients conducted by researchers unaffiliated with the Company or its scientific founders using animal-derived sufactants demonstrated safety and efficacy. Scientists at Justus-Liebig University in Germany conducted a clinical study and concluded that the bronchoscopic application of a high dose of surfactant, aimed at overcoming inhibitory factors in the alveolar space of the patients, may offer a feasible and safe approach to improving gas exchange in severe ARDS patients.

                                       25

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    Meconium Aspiration Syndrome

Dr. Cochrane and his colleagues at Scripps have developed a potential method of preventing MAS by lavaging meconium-filled lungs with diluted KL(4)-Surfactant. In the lungs of adult rabbits and newborn rhesus monkeys, the lavage not only removed much of the meconium, but it also immediately expanded the lungs and allowed for greater respiration within minutes. The results of these experimental studies suggest that prophylactic KL(4)-Surfactant administration has the potential to eliminate MAS in newborn infants at risk of developing this life-threatening condition.

Investment in Acute Therapeutics, Inc.; License of KL(4)-Surfactant Technology

On October 28, 1996, Discovery completed a transaction pursuant to which it invested $7.5 million in a new majority-owned subsidiary, ATI, in exchange for 600,000 shares of Series A Convertible Preferred Stock of ATI, representing 75.0% of the outstanding voting securities of ATI following such transaction. Pursuant to escrow agreements with the founding management of ATI, Discovery will have the right to vote and also possibly receive an additional 5.1% of the voting securities of ATI, represented by Common Stock of ATI issued to the founding management which is to be held in escrow and released to the founding management or Discovery, as the case may be, upon certain specified events.

Concurrently with Discovery's investment in ATI, J&J, Ortho and ATI entered into an agreement (the "J&J License Agreement") granting an exclusive sublicense of the KL(4)-Surfactant technology to ATI in exchange for certain license fees, royalties and 40,000 shares of Common Stock of ATI, representing approximately 5% of the outstanding voting securities of ATI. J&J contributed its existing KL(4)-Surfactant raw material inventory and specialized manufacturing equipment, with an estimated original cost of $3.3 million, to ATI in exchange for shares of nonvoting Series B Preferred Stock of ATI having a $2.2 million liquidation preference. In exchange for its consent to the J&J License Agreement, Scripps received shares of Common Stock of ATI comprising approximately 5% of the outstanding voting securities of ATI.

Pursuant to agreements entered into by the founding management of ATI, members of founding management were granted options to purchase an aggregate of 84,800 shares of Common Stock of ATI. Each founder was granted two options: a Restricted Option and a Basic Option (each as defined below). The "Restricted Options" cover an aggregate of 44,800 shares of Common Stock of ATI, at an exercise price of $0.01 per share, and will be exercisable on the fifth anniversary of the date of grant (or earlier upon the occurrence of an Acceleration Event as defined below). An "Acceleration Event" includes any equity financing of ATI, certain debt financings, or a merger or sale of substantially all of the assets of ATI. If an Acceleration Event occurs prior to the fifth anniversary of the grant date, the Restricted Options will be exercisable based on the valuation of ATI in the Acceleration Event, as set forth below:


          Valuation of ATI Following,
       or Consideration Received in, the       Percentage of Total Restricted
               Acceleration Event                Option Shares Accelerated
       ---------------------------------       ------------------------------
             Less than $65 million                                0%
                Over $65 million                                  25%
                Over $75 million                                  50%
                Over $85 million                                  75%
                Over $95 million                                 100%


The "Basic Options" cover an aggregate of 40,000 shares of Common Stock of ATI at an exercise price of $0.32 per share, and will become exercisable in full upon the expiration of six months following the date of grant. However, in the event that a founder's service terminates prior to the six month anniversary by reason of death, permanent disability or termination for cause, the founder's option shall accelerate and become exercisable as of the date of such termination event.

In connection with Discovery's investment in ATI, all of the shareholders of ATI have entered into a Co-Sale Agreement. Under the terms of the Co-Sale Agreement, if a shareholder of ATI proposes to sell any shares of stock of ATI (with certain exceptions), each other shareholder has the right to participate pro rata in such sale. The Co-Sale Agreement terminates upon the consummation of an underwritten public offering of Common Stock of ATI, an acquisition of ATI or certain insolvency proceedings.

                                       27

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Development Plan/Sponsored Research Agreement

ATI currently has an approved IND for ARDS. ATI intends to seek FDA approval to amend the approved IND and to initiate a Phase II clinical trial in ARDS, and also to amend the existing IRDS IND to permit the initiation of Phase II clinical trials in MAS, both in 1997. The Company has not had any discussions with the FDA regarding clinical trials of KL(4)- Surfactant for the treatment of ARDS and MAS, however, and there can be no assurance that such approvals will be granted. Orphan drug status for MAS, ARDS and IRDS has been granted by the FDA.

ATI and Scripps are in the process of negotiating a sponsored research agreement (the "Sponsored Research Agreement") supporting continuing research by Dr. Charles Cochrane and Ms. Susan Revak of Scripps. However, the agreement, if concluded, will be subject to the consent of certain third parties who have agreements with Scripps. Under the terms of the proposed agreement, ATI would contribute $460,000 annually to Scripps' KL(4)-Surfactant research efforts for an initial two-year period. ATI would have an option to acquire an exclusive worldwide license to make, have made, sell or use technology developed under the agreement, which it would be required to exercise within 90 days from receipt of notice from Scripps of the development of such technology. Scripps would own all technology that it develops pursuant to work performed under the proposed Sponsored Research Agreement. ATI would have the right to receive 50% of the net royalty income received by Scripps for inventions jointly developed by ATI and Scripps. The proposed Sponsored Research Agreement would be subject to renewal for an additional two years at the discretion of ATI. There can be no assurance that the proposed Sponsored Research Agreement will be executed. Failure to execute the Sponsored Research Agreement could have a material adverse effect on the Company's ability to develop the KL(4)-Surfactant technology.

ATI has entered into consulting agreements with certain key research personnel at Scripps. See "Executive Compensation and Employment and Consulting Agreements."

ST-630

    Background

ST-630 is an analog of the active circulating vitamin D hormone calcitriol modified to increase its potency and lengthen its circulating half-life. As a class, vitamin D analogs are commonly used therapies in Europe and Japan for osteoporosis. In aggregate, this class of compounds generates about $750 million in worldwide sales for osteoporosis. Published studies have confirmed the efficacy of vitamin D analogs in increasing bone mass and decreasing fractures. Vitamin D analogs, however, have not been well accepted in the United States due to certain side effects in the compounds currently marketed. No vitamin D analogs are marketed for osteoporosis in the United States. Specifically, prior studies of vitamin D analogs have been associated with hypercalcemia in a percentage of patients. Hypercalcemia is elevated calcium levels in the blood above a generally accepted range. The Company believes that this risk of hypercalcemia may be the primary reason why active vitamin D analogs have only been tested on a limited basis in the United States, which is generally considered to be a high calcium consumption country.

The Company has a license agreement (the "WARF License Agreement") with the Wisconsin Alumni Research Foundation ("WARF") relating to ST-630 and its use in treating postmenopausal osteoporosis. The Company believes that ST-630 may have an improved pharmacological profile compared to earlier, active vitamin D analogs, although there can be no assurance to this effect. Sumitomo Pharmaceuticals ("Sumitomo") and Taisho Pharmaceuticals ("Taisho") have jointly licensed the right to develop, manufacture and market ST-630 in Japan for the treatment of osteoporosis and are presently conducting the equivalent of a Phase II clinical study of this drug in Japan. The Company has access to the preclinical data generated by Sumitomo and Taisho pursuant to the terms of the WARF License Agreement. The Company intends to seek FDA approval to initiate a Phase I clinical study of ST-630 as a once-daily, orally administered drug for the treatment of osteoporosis in the United States. The Company has not had any discussions with the FDA regarding ST-630, however, and there can be no assurance that such approval will be granted. The Company believes that ST-630 could be administered in combination with other approved drugs for osteoporosis. The patent covering ST-630 expires in 2001. A patent covering

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the use of ST-630 to treat postmenopausal osteoporosis recently issued in the
United States.  See "Patents, Licenses and Proprietary Rights."

    Postmenopausal Osteoporosis

Postmenopausal osteoporosis is a disease characterized by decreased bone mass which leads to reduced bone strength and an increased risk of fractures. Typically, fractures occur in the weight-bearing bones of the vertebrae and the hip. On average, women have 10% to 25% less bone mass than men at maturity. When menopause occurs, the production of estrogen diminishes and women experience accelerated bone loss. In the United States, 7 to 20 million women are at risk for developing postmenopausal osteoporosis. In the context of other diseases, a woman's risk of developing a hip fracture is equal to her combined risk of developing breast, uterine and ovarian cancer. One out of every five persons who has a hip fracture will not survive more than one year. In addition, one-third of all patients with hip fractures will become totally dependent and one-half will need assistance with walking. The annual cost of acute care associated with osteoporosis in the United States is estimated to be in excess of $10 billion.

    Approved Therapies for Osteoporosis

    Estrogen

Estrogen is of proven benefit in treating osteoporosis in postmenopausal women. However, it is associated with significant side effects which limit its use for osteoporosis. Estrogen replacement therapy for postmenopausal women can cause hot flashes, menstruation (when taken with progesterone) and, more seriously, increases the risk of breast and uterine cancer. Estrogen must also be continually taken or the accumulated bone mass is quickly lost.

    Fosamax(TM)

Fosamax or alendronate, from Merck, is the first approved osteoporosis drug in the United States of the bisphosphonate class. The drug is incorporated into bone and prevents calcium in bone from being reabsorbed. While clinical studies have demonstrated increases in bone mass leading to decreased hip and vertebral fractures when the drug is taken for three years, the long-term safety questions of the drug, which is believed to remain in the body for up to a decade are unknown. Many other bisphosphonates are in late-stage clinical testing for osteoporosis. Fosamax(TM) has also been associated with acute esophogitis in some patients. To limit the risk of developing this painful and dangerous condition, patients must take the pill upon awakening in the morning with a full glass of water, remain in a standing position, avoid food for at least half an hour and then consume a full breakfast.

    Nasal Calcitonin

Miacalcin (TM) as sold by Sandoz Pharmaceuticals is a nasally administered calcitonin. While the injectable form has proven to be safe and effective for reducing bone pain associated with vertebral fractures, the amount of increase in bone mass is relatively modest.

    Vitamin D and Calcium Supplementation

Currently, vitamin D and calcium supplementation is being studied in a 45,000 patient Women's Health Initiative open label study. Given earlier, smaller studies which have been completed, the Company believes that this study will most likely confirm a modest benefit to increasing bone mass when administered to younger women. Older women and men will probably not benefit from this therapy as it is thought that the kidney's ability to convert vitamin D to the active form is compromised with age.

    Therapies in Development for Osteoporosis

    Slow-Release Sodium Fluoride

Slow-release sodium fluoride is being developed by Mission Pharmacal. In a small study, women on this compound increased bone in their hip and spine and had fewer fractures. However, high doses of sodium fluoride, which had been previously studied in a non slow-release formulation, caused peptic ulcers and built brittle bone. It is thought that patients taking sodium fluoride will need to be monitored to ensure that their blood fluoride levels stay below toxic levels.

    Small Molecule Estrogen Agonists/Antagonists

Raloxifene (being developed by Eli Lilly) and droloxifene (being developed by Pfizer) may offer estrogen's therapeutic benefit to bone without increasing the risk of breast and uterine cancer. The efficacy and adverse effect profile of these compounds in comparison to estrogen are still being studied in late stage clinical trials.

Development Plan

The Company has access for regulatory purposes to preclinical data already generated by Sumitomo and Taisho with respect to ST-630 pursuant to the terms of the WARF License Agreement. (See "Business--Products and Technologies Under Development--Vitamin D Analog for Treatment of Osteoporosis--ST-630.") The Company intends to seek FDA approval to initiate clinical studies of ST-630 as a once-daily, orally administered drug for the treatment of postmenopausal osteoporosis in the United States. Following FDA clearance, if given, the Company intends to conduct an initial dose-ranging study of ST-630 in humans. Based upon the results of the dose-ranging study, the Company may then either seek to further optimize the delivery of ST-630 by testing one or more alternative means of delivery or, assuming acceptable results, seek to initiate a large-scale clinical trial in the United States with effect on bone mineral density being the primary endpoint. The Company has had no interaction with the FDA to date regarding ST-630 and there can be no assurance that the Company's planned clinical trial of ST-630 will receive the requisite regulatory approvals.

GOVERNMENT REGULATION; ORPHAN DRUG DESIGNATION

The testing, manufacture, distribution, advertising and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing, any pharmaceutical products developed or licensed by the Company must undergo an extensive regulatory approval process required by the FDA and by comparable agencies in other countries. This process, which includes preclinical studies and clinical trials of each pharmaceutical compound to establish its safety and efficacy and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing, can take many years, requires the expenditure of substantial resources and gives larger companies with greater financial resources a competitive advantage over the Company. The FDA review process can be lengthy and unpredictable, and the Company may encounter delays or rejections of its applications when submitted. If questions arise during the FDA review process, approval may take a significantly longer period of time. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in a laboratory and in animal models to obtain preliminary information on a compound's efficacy and to identify any safety problems. The results of these studies are submitted as part of an IND application that the FDA must review before human clinical trials of an investigational drug can start. Clinical trials are normally done in three phases and generally take two to five years, but may take longer, to complete.

After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. NDAs submitted to the FDA generally take one to three years to obtain approval. If questions arise during the FDA review process, approval may take a significantly longer period of time. The testing and approval processes require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. For marketing outside the United States, the Company also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. None of the Company's products under development have been approved for marketing in the United States or elsewhere. No assurance can be given that the Company will be able to obtain regulatory approval for any such products under development. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested will delay or preclude the Company or its licensees or marketing partners from marketing their products, or limit the commercial use of the products, and thereby could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Extensive Government Regulation; Uncertainty of FDA and Other Governmental Approval of Products Under Development."

In March 1995, the Company's scientific founders obtained from the FDA an orphan drug designation for the use of tyloxapol to treat CF. In addition, orphan drug status for the use of KL(4)-Surfactant to treat MAS, ARDS and IRDS has been granted by the FDA. Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which generally is defined as a disease or condition that affects populations of fewer than 200,000 individuals in the United States. If the Company is the first sponsor to receive FDA approval to market tyloxapol to treat CF, or to market KL(4)-Surfactant to treat MAS, ARDS or IRDS, the orphan drug designation will, under current law, entitle the Company to a seven-year period of marketing exclusivity in the United States during which the FDA, subject to certain limitations, will not approve another application for the same drug for the same indication. There can be no assurance that the Company will ever receive FDA approval to market SuperVent(TM) to treat CF or to market KL(4)-Surfactant to treat MAS, ARDS or IRDS, and thus there can be no assurance that the Company will obtain the benefits of any of the aforementioned orphan drug designations. While orphan drug designation and marketing approval may be advantageous to the Company, if achieved, there can be no assurance that the scope of protection or the level of exclusivity that is currently afforded by such designation and approval will remain in effect in the future. In addition, competitors of the Company may obtain orphan drug designation for product candidates that are not the same as SuperVent(TM) or KL(4)-Surfactant though they are intended for use to treat the same indications. The Company may request orphan drug designation, if applicable, for more of its products or additional indications as part of its overall regulatory strategy in the future.

PATENTS, LICENSES AND PROPRIETARY RIGHTS

The Company's success will depend in part on patent and trade secret protection for its technologies, products and processes, and on its ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries. Because of the substantial length of time and expenses associated with bringing new products through development to the marketplace, the pharmaceutical industry places considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. The failure to obtain and maintain patent protection could mean that the Company would face increased competition in the United States and in foreign countries.

Licensing Arrangements

    CMHA License Agreement:  SuperVent(TM)/Tyloxapol

The Company depends on its license with CMHA (the "CMHA License Agreement") for the core technology relating to its SuperVent(TM) product under development. The CMHA License Agreement grants the Company an exclusive worldwide license (including the right to sublicense) to develop, make and sell products which are covered in whole or in part by a valid claim contained in the two issued United States patents (United States Patent No. 5,474,760 issued December 12, 1995 and United States Patent No. 5,512,270 issued April 30, 1996) and three pending United States patent applications held by CMHA and licensed to the Company under the CMHA License Agreement, and any later-issued United States and any foreign patents based on or issuing from the issued patents and the pending patent applications. The United States patents cover methods of using tyloxapol, the active compound in SuperVent(TM), to treat cystic fibrosis and methods of treating disease caused by oxidant species, such as myocardial infarction, stroke and ARDS. The three pending United States patent applications relate to the use of tyloxapol as an anti-inflammatory and anti-oxidant agent. Two international applications have been filed under the Patent Cooperation Treaty, and certain corresponding foreign national applications are pending. These applications claim, inter alia, the use of tyloxapol to treat cystic fibrosis and the use of tyloxapol as an anti-oxidant and anti-inflammatory agent. CMHA's United States patents expire in 2013. The CMHA License Agreement is terminable by CMHA: (i) on 60 days' prior notice upon the Company's failure to make timely payments, reimbursements or reports, if the failure is not cured by the Company within 60 days, or (ii) on 90 days' prior notice upon any material breach or default by the Company, if the default or breach is not cured by the Company within 90 days. The termination of the CMHA License Agreement, or the failure to obtain and maintain patent protection for the Company's technologies, would have a material adverse effect on the Company's business, financial condition and results of operations.

In consideration of the license granted to the Company by CMHA, the Company (i) has agreed to pay CMHA (A) royalties on net sales by the Company and by any sublicensees of the Company of products covered by the licensed technology, and
(B) a percentage of any sublicense fees or similar amounts (other than research and development payments) paid to the Company by any sublicensees, and (ii) is responsible for the cost of filing and prosecuting patent applications and maintaining issued patents. The CMHA License Agreement will terminate upon the expiration of the last to expire of the licensed patents.

    J&J License Agreement:  KL(4)-Surfactant

Pursuant to the J&J License Agreement, ATI has received an exclusive, worldwide license to commercialize KL(4)-Surfactant and the other licensed technology for the diagnosis, prevention or treatment of disease, including the right to further sublicense such technology. The exclusive license granted to ATI is a sublicense under certain patent rights previously licensed to J&J by Scripps (the "Scripps Patent Rights") and a license under certain other patent rights held by J&J's Ortho division (the "Ortho Patent Rights" and, together with the Scripps Patent Rights, the "KL(4) Patent Rights"). In addition to granting an exclusive sublicense to ATI, J&J has agreed to transfer its existing KL(4)-Surfactant raw material inventory and specialized manufacturing equipment to ATI in exchange for Non-Voting Series B Preferred Stock of ATI.

ATI paid a $200,000 license fee to J&J upon execution of the J&J License Agreement. In addition, ATI will pay J&J a royalty on net sales of KL(4)-Surfactant sold by it or its sublicensees. The J&J License Agreement further provides for the making of milestone payments as follows: $250,000 upon the filing of the first New Drug Application ("NDA") for a product in a neonatal indication; $500,000 upon approval of the first NDA for a product in a neonatal indication; $500,000 upon filing of the first NDA for a product in the ARDS indication; and $1,500,000 upon approval of the first NDA for a product in the ARDS indication. Royalties are payable for a minimum period of ten years from the first commercial sale of a product in each country and, thereafter (if applicable) until expiration of the last to expire of the KL(4) Patent Rights in such country, after which time ATI will have a fully paid license.

The Scripps Patent Rights consist of three issued United States patents and two pending United States applications. The three issued patents are United States Patent No. 5,407,914, issued April 18, 1995; U.S. Patent No. 5,260,273, issued November 9, 1993; and U.S. Patent No. 5,164,369, issued November 17, 1992. These patents relate to synthetic pulmonary surfactants (including KL(4)-Surfactant), certain related polypeptides and a method of treating respiratory distress syndrome with these surfactants. Each of these patents will expire in 2009. The two pending United States applications relate to pulmonary surfactants, related polypeptides, liposomal surfactant compositions, and methods of treating respiratory distress syndromes with these surfactants and compositions. Corresponding foreign patent applications are pending in the European Patent Office, certain European countries, Canada and Japan. Two patents have issued in Australia and one patent has issued in Norway. The Company believes that the respiratory distress syndromes covered by these patents and patent applications include MAS, ARDS and IRDS. Scripps is responsible for filing, prosecuting and maintaining the Scripps Patent Rights and J&J is required to reimburse Scripps for the costs of such filings, prosecution and maintenance. The Ortho Patent Rights consist of certain pending United States patent applications which relate to methods of manufacturing certain peptides which may be used in the manufacture of KL(4)-Surfactant. J&J is responsible for filing, prosecuting and maintaining the Ortho Patent Rights.

    WARF License Agreement:  ST-630

Pursuant to the WARF License Agreement, the Company has an exclusive license to commercialize ST-630 within all countries located in the Western hemisphere (except Japan), including the right to sublicense, under U.S. Patent No. 4,358,406 (the "ST-630 Patent") covering the compound ST-630 and U.S. Patent No. 5,571,802 covering a method for treating postmenopausal osteoporosis (the "ST-630 Use Patent"). In addition, the Company has an option to extend the exclusive license to the remaining countries of the world with the exception of Japan. The Company's option expires on January 1, 2002 and, with respect to Argentina, Spain, Portugal and Korea, must be exercised prior to the commencement of product development therein.

The Company also has a nonexclusive license to commercialize ST-630 within all countries located in the Western hemisphere under certain U.S. and foreign patents and patent applications covering certain processes relating to the manufacture of vitamin D analogs. By virtue of the Company's exclusive license under the ST-630 Patent and the ST-630 Use Patent, the processes covered by such patents may not be used by any other party for the purpose of producing ST-630 except in Japan.

The Company paid a one-time license issue fee of $400,000 to WARF upon execution of the WARF License Agreement. The Company is obligated to pay WARF a royalty on net sales of ST-630 sold by it or its sublicensees in the licensed territories. In addition, the Company is obligated to pay WARF a percentage of its income from sublicensees. The WARF License Agreement also provides for the making of milestone payments in accordance with the following schedule for each of the licensed territories:

    For the exclusive license to the Western hemisphere: $150,000 upon completion of Phase II studies in the United States; and $1 million upon NDA submission in the United States. For the option for an exclusive license to Belgium, France, Germany, Italy, the Netherlands, Switzerland and the United
    Kingdom: $200,000 upon exercise of the Company's option (which to be exercised, must be exercised prior to the initiation of development work in Europe or January 1, 2002, whichever is earlier); and $1 million upon the first submission of an NDA with any European country. For the option for an exclusive license for the remaining countries of the world (other than Argentina, Spain, Portugal, Korea and Japan): $500,000 upon exercise of the Company's option (which may be exercised no later than January 1, 2002). For the option for an exclusive license for Argentina, $10,000; for Spain, $170,000; for Portugal, $50,000; and for Korea, $15,000, in each case upon exercise of the Company's option (which may be exercised no later than January 1, 2002).

To maintain the license, the Company is required to pay minimum royalties of $100,000 per year beginning in calendar year 2002. The WARF License Agreement shall remain in effect and royalties shall be payable for a period of fifteen years from the date approval is received in the United States for the sale of ST-630, after which time the Company shall have a fully paid license.

So long as the WARF License Agreement remains in effect, WARF is prohibited from granting a license to any other party (other than in Japan) with respect to ST-630 or certain proprietary information relating thereto for any indication, with the exception of WARF's existing license agreement with Penederm, Inc.

The ST-630 Patent will expire in July 2001, which the Company anticipates will be prior to receipt of any marketing approval for ST-630 in the United States The ST-630 Use Patent has claims covering methods of treating postmenopausal osteoporosis in humans which are licensed to the Company under the WARF License Agreement. Corresponding foreign patent applications have also been filed in certain countries, and such applications and any resulting patents are licensed to the Company under the WARF License Agreement. The United States and foreign patents covering certain processes relating to manufacture of vitamin D analogs which have been nonexclusively licensed to the Company under the WARF License Agreement, will expire on various dates up to 2005.

The ST-630 Use Patent is limited to claims relating to a method of treating postmenopausal osteoporosis with an effective dosage of ST-630. These claims do not include claims relating to the use of ST-630 to treat other metabolic bone disorders, such as age-related osteoporosis (which occurs in men and women) and renal osteodystrophy. The Company intends to ask WARF to file a continuation or divisional application to pursue additional claims relating to the use of ST-630 to treat other metabolic bone diseases. However, there can be no assurance that any patent containing such additional claims will issue in the United States or elsewhere.

Uncertainty of Biotechnology Patents

The patent position of firms relying upon biotechnologies is highly uncertain and involves complex legal and factual questions. To date, there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents. The patent application and issuance process can be expected to take several years and could entail considerable expense to the Company. There can be no assurance that patents will issue as a result of any applications filed or that the existing patents or patents issued from existing applications will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that such patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company also will depend upon its avoidance of infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Company cannot determine the inventions being claimed in pending patent applications filed by third parties. Litigation may be necessary to defend or enforce the Company's patent and license rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties, or require the Company to alter its products or processes, or cease altogether any related research and development activities or product sales, any of which may have a material adverse effect on the Company's business, financial condition and results of operations.

Tyloxapol, the active compound in SuperVent(TM), was the subject of an issued U.S. composition of matter patent which expired in 1965. The patents and patent applications licensed to the Company differ from the expired patent in that one patent application covers proprietary pharmaceutical formulations containing high concentrations of tyloxapol and the other patents and patent applications cover uses of tyloxapol to treat certain diseases. Although the Company believes that high concentration formulations of tyloxapol will represent the most practical means to deliver the active compound, there can be no assurance that any patent application covering this formulation will issue or that the compound will not prove similarly effective in lower concentrations which are not covered by any of the Company's patent applications.

Confidentiality; Assignment of Inventions

The Company requires all employees to enter into confidentiality agreements that prohibit the disclosure of confidential information to third parties and require disclosure and assignment to the Company of rights to their ideas, developments, discoveries and inventions. In addition, the Company seeks to obtain such agreements from its consultants, advisors and research collaborators; however, such agreements may not be possible where such persons are employed by universities or other academic institutions that require assignment of employee inventions to them. To the extent that consultants, key employees, or other third parties apply technological information independently developed by them or by others to any of the proposed projects of the Company, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. In addition, the Company also relies on trade secrets and proprietary know-how, that it seeks to protect in part by its confidentiality agreements with its employees, consultants, advisors or others. There can be no assurance that these agreements will not be breached, that the Company would obtain adequate remedies for any breach, or that such trade secrets or proprietary know-how will not otherwise become known or be independently developed by competitors in such a manner that the Company has no legal recourse.

THIRD PARTY SUPPLIERS

To be successful, the Company's products must be manufactured in commercial quantities under good manufacturing practice ("GMP") requirements set by the FDA at acceptable costs. The FDA periodically inspects manufacturing facilities in the United States in order to assure compliance with applicable GMP requirements. Foreign manufacturers also are inspected by the FDA if their drugs are marketed in the United States. Failure of the foreign or domestic suppliers of the Company's products or failure of the manufacturers of the Company's products to comply with GMP regulations or other FDA regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have any manufacturing capacity of its own but instead intends to rely on outside manufacturers to produce appropriate clinical grade material for its use in clinical studies for certain of its products.

The active compound in SuperVent(TM) is presently manufactured for several third parties pursuant to GMP standards by an affiliate of Sanofi-Winthrop, Inc. ("Sanofi"), a multinational pharmaceutical company. Sanofi is the sole supplier of tyloxapol with GMP standard manufacturing capabilities and there are few alternative non-GMP approved sources of supply. Although Sanofi has sold a quantity of tyloxapol sufficient for the Company's proposed Phase I/II clinical trial of SuperVent(TM), the Company does not presently have an agreement with Sanofi to supply any additional material, either in connection with a Phase III clinical trial or following regulatory approval, for marketing purposes. In addition, the Company does not intend to enter into an agreement for supply of the formulated drug containing tyloxapol unless it plans to initiate a Phase III clinical study of tyloxapol for the treatment of CF. There can be no assurance that the Company will be able to enter into a supply agreement with Sanofi or a supplier of the formulated drug on terms acceptable to the Company, if at all. In such case, the Company would be required to seek alternate manufacturing sources capable of producing tyloxapol and the formulated drug. There can be no assurance that the Company will be able to identify and contract with alternative manufacturers on terms acceptable to it, if at all. Any interruption in the supply of tyloxapol would have a material adverse effect on the Company's business, financial condition and results of operations.

The Company is in negotiations with Tetrionics, Inc. to manufacture, formulate and supply the Company with GMP-grade ST-630 for the Company's investigational and commercial purposes. Tetrionics presently manufactures and supplies ST-630 to Penederm Inc. in the United States for investigational topical use for the treatment of psoriasis. There can be no assurance that the Company will be able to reach agreement with this proposed manufacturer on terms acceptable to the Company, if at all. Any failure to achieve agreement may substantially delay the Company's development of ST-630.

MARKETING AND SALES

It is the Company's long-term goal to manufacture and market SuperVent(TM) for CF and possibly certain of its other products through a direct sales force (or, in the case of CF, possibly through the distribution capabilities of the Cystic Fibrosis Foundation), if and when any necessary regulatory approvals are obtained. The Company currently has no marketing and sales experience and no marketing or sales personnel. Unless a sales force is established, the Company will be dependent on corporate partners or other entities for the marketing and selling of its products. There can be no assurance that the Company will be able to enter into any satisfactory arrangements for the marketing and selling of its products. The inability of the Company to enter into such third party distribution, marketing and selling arrangements for its anticipated products could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

The Company utilizes a product development strategy that involves contracting out research, development and manufacturing functions to third parties in order to minimize the expense and overhead associated with full-time employees. Consistent with this strategy, the Company has only nine full-time employees. James S. Kuo, M.D. joined Discovery in April 1996 as President, Chief Executive Officer and a Director. David Crockford joined Discovery in November 1996 as Vice-President for Regulatory Affairs. Saul Bodenheimer joined Discovery in December 1996 as Vice President of Clinical Affairs. Evan Myrianthopoulos joined Discovery in June 1996 and has served as Chief Operating Officer and a Director since that time. Mr. Myrianthopoulos became a full-time employee of Discovery as of January 1997. During 1996, Mr. Myrianthopoulos devoted only a portion of his time to the business of the Company. Steven Birnbaum joined Discovery in November 1996 as the Project Manager for the ST-630 program. Robert J. Capetola, Ph.D. joined ATI in October 1996 as
President, Chief Executive Officer and Chairman of the Board.  Harry
G. Brittain, Ph.D., joined ATI as Vice President for
Pharmaceutical and Clinical Development in November 1996. Laurence B. Katz, Ph.D., joined ATI as Vice President of Project Management and Clinical Administration in November 1996. Christopher J. Schaber joined ATI as Vice President of Regulatory Affairs and Quality Assurance in November 1996. Discovery employs two other employees who devote only a portion of their time to the business of the Company: Mr. Kanzer, the Company's Chairman, and Kenneth Johnson, the Company's Director of Business Development.
See "Risk Factors--Dependence on Key Personnel and Consultants."

FACILITIES

Discovery currently has its executive offices at 787 Seventh Avenue, 44th Floor, New York, New York 10019. The Company's telephone number is (212) 554-4364 and its facsimile number is (212) 554-4490. These executive offices are shared office space with Paramount Capital Incorporated ("Paramount"), which acted as placement agent for the Company in connection with its recent private equity placement. (See "Certain Transactions."). The Company and Paramount have entered into an office services agreement pursuant to which the Paramount will provide certain office services to the Company including, without limitation, office space, dedicated phone lines, shared duplicating, facsimile and courier services, and conference facilities. Pursuant to such agreement, Paramount will receive monthly rent and reimbursement of up to $6,000 per month.

ATI currently has its executive offices at 3359 Durham Road, Doylestown, PA 18901. ATI's telephone number is (215) 794-3064 and its facsimile number is
(215) 794-8612.

The Company presently has no research or manufacturing facilities. The Company intends to rely upon third party manufacturers to produce pharmaceutical material and third party contract research organizations to conduct research and clinical testing with regard to its proposed products.

LEGAL PROCEEDINGS

The Company is not aware of any pending or threatened legal actions.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of January 2, 1997, regarding the ownership of the capital stock of the Company by (i) each person known by the Company to beneficially own more than five percent of any class of such capital stock, (ii) each director and officer of the Company and (iii) all directors and officers of the Company as a group. The information presented below assumes the conversion of all outstanding shares of Series A Preferred Stock into Common Stock at the initial conversion price of $2.50.




                                                                        Shares            Percentage of Class
Name and Address of Beneficial Owner (1)   Title of Stock       Beneficially Owned        Beneficially Owned
----------------------------------------   --------------       --------------------     ---------------------
RAQ, LLC(2)                                Common Stock              2,727,600                 40.64%
787 Seventh Avenue, 44th Floor
New York, New York 10019

Lindsay A. Rosenwald, M.D. (2)             Common Stock              2,727,600                 40.64%
787 Seventh Avenue, 44th Floor
New York, New York 10019

Steve H. Kanzer, C.P.A., Esq. (3)          Common Stock                436,750                  6.51%
787 Seventh Avenue, 44th Floor
New York, New York 10019

James S. Kuo, M.D. (4)                     Common Stock                340,000                  5.07%
787 Seventh Avenue, 44th Floor
New York, New York 10019

Evan Myrianthopoulos                       Common Stock                187,000                  2.79%
787 Seventh Avenue, 44th Floor
New York, New York 10019

Juerg F. Geigy, Esq.                       Common Stock                 25,000                     *
44 Elisabethenstrasse
CH-4051 Basel, Switzerland

Herbert H. McDade, Jr. (5)                 Common Stock                 25,000                     *
Access Pharmaceuticals
660 White Plains Road, Suite 400
Tarrytown, NY 10591

Max Link, Ph.D.                            Common Stock                 25,000                     *
230 Central Park West
Apt. 14A
New York, NY 10024

Mark C. Rogers, M.D. (5)                   Common Stock                 25,000                     *
4406 W. Cornwallis Road
Durham, NC  27705

All Officers and Directors                 Common Stock              1,063,750                 15.73%
as a Group (9 persons)


-----------------------------
*   Less than one percent (1%)

(1) Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission, and includes voting and investment power with respect to shares of Common Stock. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2) Dr. Rosenwald is the Chief Executive Officer of RAQ, LLC and therefore may be deemed to be the beneficial owner of such shares by virtue of his right to vote and/or dispose of shares held by RAQ LLC. Dr. Rosenwald is the Chairman, Chief Executive Officer and sole stockholder of Paramount. Dr. Rosenwald disclaims beneficial ownership of any securities issuable upon exercise of warrants granted to employees of the Placement Agent. See "Certain Transactions."

(3) Does not include an additional 85,000 shares of the Common Stock owned by certain family members of Mr. Kanzer as to which Mr. Kanzer disclaims beneficial ownership.

(4) Includes 255,000 shares that are subject to the Company's right to repurchase in the event Dr. Kuo's employment with the Company is terminated prior to March 1999 and may not be sold or transferred prior to the lapse of the Company's right to repurchase.

(5) Represents options exercisable at $0.10 per share to purchase 25,000 shares of the Common Stock, all of which are exercisable within 60 days of the date hereof.

The following table sets forth certain information regarding ownership of capital stock, as of January 2, 1997, of (i) each person known by ATI to beneficially own more than five percent of any class of the capital stock of ATI, (ii) each director and officer of ATI and (iii) all directors and officers of ATI as a group. The information presented below assumes the conversion of all shares of Preferred Stock into Common Stock.



Name and Address of                                            Number of Shares            Percentage of Class
Beneficial Owner                        Title of Stock        Beneficially Owned           Beneficially Owned
----------------                        --------------        ------------------           ------------------
Discovery Laboratories, Inc.            ATI Series A                 600,000                        100%
787 Seventh Avenue, 44th Floor          Preferred
New York, New York 10019                Stock

Robert J. Capetola, Ph.D. (1)           ATI Common                    67,500                       33.8%
6097 Hidden Valley Drive                Stock
Doylestown, PA 18901

Charles Cochrane, M.D. (2)              ATI Common                    30,000                       15.0%
The Scripps Research Institute          Stock
Department of Immunology,
IMM12
10550 North Torrey Pines Road
La Jolla, CA 92037

Johnson & Johnson                       ATI Common                    40,000                       20.0%
Development Corporation                 Stock
920 Route 202, P.O. Box 300
Raritan, NJ 08869

The Scripps Research Institute          ATI Common                    30,000                       15.0%
Department of Immunology,               Stock
IMM12
10550 North Torrey Pines Road
La Jolla, CA 92037

The Sage Group                          ATI Common                    15,000                        7.5%
245 Route 22 West                       Stock
Bridgewater, NJ 08807

Susan Revak                             ATI Common                    12,000                       6.25%
The Scripps Research Institute          Stock
Department of Immunology,
IMM12
10550 North Torrey Pines Road
La Jolla, CA 92037

The Scripps Research Institute          ATI Common                    15,000                       15.0%
Department of Immunology,               Stock
IMM12
10550 North Torrey Pines Road
La Jolla, CA 92037

All Officers and Directors              ATI Common                   195,000                       97.5%
as a Group (11 persons)                 Stock


---------------------------------
(1) Does not include (i) options to purchase 25,000 shares of ATI Common Stock exercisable 6 months after the date of grant or (ii) options to purchase 25,200 shares of ATI Common Stock exercisable five years after date of grant or earlier upon certain acceleration events. See "Business--KL(4)-Surfactant Technology--Investment in Acute Therapeutics, Inc.; License of KL(4)- Surfactant Technology."

(2) Does not include (i) options to purchase 7,500 shares of ATI Common Stock exercisable 6 months after the date of grant or (ii) options to purchase 11,200 shares of ATI Common Stock exercisable five years after date of grant or earlier upon certain acceleration events. See "Business--KL(4)-Surfactant Technology--Investment in Acute Therapeutics, Inc.; License of KL(4)- Surfactant Technology."


                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and positions of all of the executive officers and directors of Discovery Laboratories, Inc. and Acute Therapeutics, Inc. as of January 2, 1997:

    Discovery Laboratories, Inc.

          Name                                 Age         Positions with Discovery
James S. Kuo, M.D.                             32          President, Chief
                                                           Executive Officer and
                                                           a Director
Steve H. Kanzer, C.P.A., Esq.                  32          Chairman of the Board
                                                           of Directors
Evan Myrianthopoulos                           32          Chief Operating
                                                           Officer, Secretary
                                                           and a Director
Saul Bodenheimer, M.D.                         46          Vice President of
                                                           Clinical Affairs
David Crockford                                51          Vice President of
                                                           Regulatory Affairs
Juerg F. Geigy, Esq.                           61          Director
Max Link, Ph.D.
Herbert H. McDade, Jr.                         69          Director
Mark C. Rogers, M.D.                           53          Director


     Acute Therapeutics, Inc.


           Name                                Age         Positions with ATI

Robert J. Capetola, Ph.D.                       47         President, Chief
                                                           Executive Officer and
                                                           Chairman of the Board
                                                           of Directors
Harry Brittain                                  47         Vice President of
                                                           Pharmaceutical and
                                                           Chemical Development
Steve H. Kanzer, C.P.A., Esq.                   32         Director
Lawrence B. Katz, Ph.D.                         42         Vice President of
                                                           Project Management
                                                           and Clinical
                                                           Administration
James S. Kuo, M.D.                              32         Director
Max Link, Ph.D.                                 53         Director
Milton Packer, M.D.                             45         Director
Richard G. Power                                67         Director
Mark C. Rogers, M.D.                            53         Director
Marvin E. Rosenthale, Ph.D.                     62         Director
Chris Schaber                                   30         Vice President of
                                                           Regulatory Affairs
                                                           and Quality Assurance

James S. Kuo, M.D. has served as President, Chief Executive Officer and a Director of Discovery since March 1996. Prior to joining Discovery, Dr. Kuo was employed from May 1995 to April 1996 by Pfizer, Inc., a multinational pharmaceutical company, as Associate Director of the Corporate Licensing and Development Division. At Pfizer, Dr. Kuo was directly responsible for cardiovascular licensing and development, a business segment with approximately $2.9 billion in sales in 1995. Prior to his employment with Pfizer, Dr. Kuo, from September 1992 to May 1995, was Managing Director of Venture Analysis at HealthCare Investment Corporation, a venture capital fund which managed over $375 million in venture funds predominantly devoted to start up biopharmaceutical companies. Prior to his employment at HealthCare Investment Corporation, Dr. Kuo was Vice President of The Castle Group Ltd., a medical venture capital group. Dr. Kuo received his M.D. from The University of Pennsylvania School of Medicine and obtained his M.B.A. from The Wharton School of Business where he concentrated in health care management and finance. He received his B.A. in molecular biology from Haverford College and has conducted and published research at The Wistar Institute in Philadelphia.

Steve H. Kanzer, C.P.A., Esq. has served as Chairman of the Board of Directors since his election in June 1996 and was the Chief Executive Officer of the Company from May 1993 until March 1996. Mr. Kanzer is also a Senior Managing Director of Paramount Capital, Inc., a biotechnology investment bank and Senior Managing Director--Head of Venture Capital of Paramount Capital Investments, LLC, a biotechnology venture capital group. Mr. Kanzer is a founder and a director of Boston Life Sciences, Inc. and Atlantic Pharmaceuticals, Inc. He is also a director of Endorex Corporation. Mr. Kanzer has been a founder and director of several other public and private biotechnology companies including Avigen, Inc., Titan Pharmaceuticals, Inc. and Xenometrix, Inc. Prior to 1995, Mr. Kanzer was General Counsel of The Castle Group Ltd. Before joining Paramount Capital, Inc. and The Castle Group Ltd., Mr. Kanzer was an attorney at the law firm of Skadden, Arps, Meagher, Slate, & Flom. Mr. Kanzer received his J.D. from New York University School of Law and a B.B.A. in accounting from Baruch College.

Evan Myrianthopoulos has served as Chief Operating Officer, Secretary and a Director of Discovery since June 1996. Prior to joining Discovery Mr. Myrianthopoulos devoted only a portion of his time to the Company and was also a Technology Associate of Paramount Capital Investments, LLC. Before joining Paramount Capital Investments, LLC, Mr. Myrianthopoulos managed a hedge fund for S+M Capital Management in Englewood Cliffs, New Jersey. The fund specialized in syndicate and secondary stock issues and also engaged in arbitrage of municipal and mortgage bonds. Prior to his employment with S+M Capital Management, Mr. Myrianthopoulos was employed at the New York Branch of National Australia Bank where he was Assistant Vice President of Foreign Exchange trading. Mr. Myrianthopoulos received his B.A. in economics and psychology from Emory University.

Saul S. Bodenheimer, M.D. has served as Vice President of Medical Affairs of the Company since his election in December 1996. Prior to joining the Company, Dr. Bodenheimer served as Director of Immunology at Knoll Pharmaceuticals Company, where he was responsible for the clinical development of a sepsis therapeutic. From 1988 to 1996, Dr. Bodenheimer was Corporate Director of Clinical Investigation at Forest Laboratories, Inc. and was responsible for all clinical development activities. Dr. Bodenheimer received his BSc. Med. and M.D. from the University of Manitoba Medical School in Canada.

David R. Crockford currently serves as Vice President of Regulatory Affairs of the Company. From December 1991 to November 1996, Mr. Crockford served as Vice President of Regulatory Affairs at Oncologix, Inc. and at Alpha 1 Biomedicals, Inc., where he was responsible for product development planning activities, from preclinical testing through clinical development and regulatory strategies and submissions of pulmonary and cancer therapeutics. From 1986 to December 1991, Mr. Crockford served as Vice President of Research and Development and Regulatory Affairs for the Neoprobe Corporation. From 1980 through 1985 he co-founded and presided over NeoBionics, Inc., the first U.S. publicly-held monoclonal antibody development company, and privately-held Chromagencics, Inc. From 1975 to 1980 he served as Director of Research and Development and Regulatory Affairs for Ares-Serono, where he pioneered the commercial application of monoclonal antibodies for use in cancer. From 1971 to 1975, he directed the Research and Development and Regulatory Affairs for Cambridge Nuclear Corporation, where he developed and obtained approval of numerous radiopharmaceutical products. He is an inventor of patents for cancer diagnosis and treatment and has developed and obtained approval to market over 18 pharmaceuticals. Mr. Crockford received his B.A. from Boston University and completed graduate course studies at Princeton, Wayne State and UCLA Medical Schools.

Robert J. Capetola, Ph.D. has served as Chairman and Chief Executive Officer of ATI since its inception in October 1996. From February 1994 to May 1996, Dr. Capetola was Managing Director of Delta Biotechnology, a subsidiary of Ohmeda Pharmaceutical Products Division, a division of The BOC Group, plc ("Ohmeda"), in Nottingham, U.K. He also served on the Board of Directors of Delta Biotechnology. From December 1992 to September 1996, Dr. Capetola served as Vice President of Research and Development at Ohmeda. He served on Ohmeda's operating board and was responsible for all aspects of Ohmeda's research and development, including preclinical research and development, clinical development, biometrics, and regulatory affairs. From 1977 to 1992, Dr. Capetola held a variety of positions as a drug discovery scientist at Johnson & Johnson Pharmaceutical Research Institute, including Senior Worldwide Director of Experimental Therapeutics. Dr. Capetola received his B.S. from the Philadelphia College of Pharmacy & Science and his Ph.D. in pharmacology from Hahnemann Medical College.

Harry G. Brittain, Ph.D., is presently the Vice President for Pharmaceutical and Chemical Development of ATI. He is a graduate of Queens College (B.S., 1970; M.S. 1972), and of the City University of New York (Ph.D. in physical chemistry,
1975). He was a postdoctoral fellow at the University of Virginia, and has held faculty positions at Ferrum College and Seton Hall University. Prior to joining ATI, Dr. Brittain served as Director of Pharmaceutical Development for the Pharmaceutical Products Division of Ohmeda, Inc. Before that, he worked at Bristol-Myers Squibb, where he led a variety of groups within the analytical R&D department. His research interests include studies of molecular optical activity and chirality, development of pharmaceutical dosage forms, and the physical characterization of pharmaceutical materials. He has authored approximately 195 research publications, and is a member of the editorial boards of Pharmaceutical Technology, the Saudi Pharmaceutical Journal, Chirality, and Instrumentation Science and Technology. Dr. Brittain is also the series editor for the Analytical Profiles of Drug Substances and Excipients, and is an associate editor for the Journal of Pharmaceutical and Biomedical Analysis. In 1991, Dr. Brittain was elected as a fellow of AAPS.

Laurence B. Katz, Ph.D. has served as Vice President of Project Management and Clinical Administration since November 1996. Prior to joining the Company, Dr. Katz was employed from April 1993 to November 1996 by Ohmeda Pharmaceutical Products Division, a division of The BOC Group, as Senior Director of Project Management and Clinical Administration. At Ohmeda, Dr. Katz was project team leader for the inhaled nitric oxide project and was responsible for the administration of all clinical trials within the company. Previously, Dr. Katz was employed by Ortho Pharmaceutical Corporation and the R.W. Johnson Pharmaceutical Research Institute, divisions of Johnson & Johnson. While there he served as Senior Project Manager in the Project Planning & Management department from Jan. 1990 to April 1993, and as a Principal Scientist in the Drug Discovery Department from Feb. 1983 to Jan. 1990. Dr. Katz received a B.S. degree in biology from the University of Pennsylvania, his M.S. and Ph.D. degrees in pharmacology from the Philadelphia College of Pharmacy & Science, and was a postdoctoral research fellow at the University of Wisconsin-Madison.

Christopher J. Schaber has served as Vice President of Regulatory Affairs and Quality Assurance since November 1996. Prior to joining the Company, Mr. Schaber was employed from October 1994 to November 1996 by Ohmeda Pharmaceutical Products Division, a division of The BOC Group, as Director of Regulatory Affairs. At Ohmeda, Mr. Schaber was directly responsible for all regulatory strategies with the Food and Drug Administration and other Health Authority bodies. From 1989 to 1994 Mr. Schaber held a variety of regulatory positions of increasing importance with The Liposome Company, Inc. and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories. Mr. Schaber received his B.A. from Western Maryland College and his M.S. in Pharmaceutics from Temple University. Mr. Schaber is currently pursuing his Ph.D. in Pharmaceutical Sciences Regulatory Affairs with the Union Graduate School and is estimated to complete his doctoral program in May 1998. In 1994, Mr. Schaber also received his Regulatory Affairs Certification (RAC) from the Regulatory Affairs Professional Society.

Max Link, Ph.D., has served as a Director of the Company since his election in August 1996 and as a Director of ATI since his election in October 1996. Dr. Link has held a number of executive positions with pharmaceutical and health care companies. He currently serves on the Board of Directors of three publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Protein Design Labs, Inc. and Human Genome Sciences, Inc. From May 1993 until June 1994, Dr. Link was Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim and DePuy, an orthopedic company. Prior to joining Corange, he served in a number of positions within Sandoz Pharma, Ltd., including Chief Executive Officer from 1990 until April 1992, and Chairman from April 1992 until May 1993.

Juerg F. Geigy, Esq. has served as a Director of the Company since his election in June 1996. Dr.Geigy is an attorney at law in Basel, Switzerland specializing in corporate and tax law, portfolio management and venture capital consulting. Dr. Geigy is a director of the following companies: Pitney Bowes (Switzerland) AG, U.S. Ventures S.A., Strategic Healthcare Investment Fund and Rothschild Bank AG. Dr. Geigy has been a director of J. Henry Schroder Bank AG, Biogen S.A., Bank Julius Baer International Limited, Baer Holding AG, Great Pacific Capital S.A. and Petroferm N.V. Dr. Geigy has also been a member of the Advisory Board of Massey Burch Investment Group, a Vice-Chairman and CEO of Rothschild Corporate Finance Ltd., Chief Executive Officer of Julius Baer Atlantic Limited and a member of the Management Committee of Bank Julius Baer & Co. AG. Dr. Geigy has held the position of Treasurer of the parent company of Ciba-Geigy Ltd. and Group Treasurer of J.R. Geigy Limited. Dr. Geigy received his doctoral law degree from The Law School of Basel University.

Herbert H. McDade, Jr. has served as a Director of the Company since his election in June 1996. Mr. McDade is the Chairman of Access Pharmaceuticals and a member of the Boards of Directors of Cytrx Corporation, Shaman Pharmaceuticals and Clarion Pharmaceuticals, all of which are publicly traded except for Clarion. Mr. McDade also is on the Board of Governors of Thomas Aquinas College. Mr. McDade was employed with Upjohn Company for 20 years and with Revlon for 14 years as President of their worldwide pharmaceutical subsidiary, Revlon Health Care International. He also has been Chairman and CEO of Armour Laboratories, a wholly owned subsidiary of Rorer Group, Inc., a pharmaceutical company now part of Rhone-Poulenc Rorer, a French multinational pharmaceutical company. Mr. McDade received his B.S. from the University of Notre Dame and has a graduate degree from the University of Laval in Quebec City.

Mark C. Rogers, M.D. has served as a Director of the Company since his election in June 1996. Dr. Rogers is Senior Vice President, Corporate Development and Chief Technology Officer at Perkin-Elmer Corporation. Prior to Perkin-Elmer, Dr. Rogers was the Vice Chancellor for Health Affairs, Executive Director and Chief Executive Officer of Duke University Hospital and Health Network. Prior to his employment at Duke, Dr. Rogers was on the faculty of Johns Hopkins University for 15 years where he served as Distinguished Faculty Professor and Chairman of the Department of Anesthesiology and Critical Care Medicine, Associate Dean for Clinical Practice, Director of the Pediatric Intensive Care Unit and Professor of Pediatrics. Dr. Rogers received his M.D. from Upstate Medical Center and his M.B.A. from The Wharton School of Business. He received his B.A. from Columbia University and held a Fulbright Scholarship.

Richard G. Power currently is a Principal and Executive Director of The Sage Group, founded in 1994, which specializes in providing usable strategic and transactional services to the management boards and investors of health care companies. He serves on the Board of Directors of The Quantum Group and Neuromedica, Inc. Previously, from 1980 to 1994, Mr. Power served as Founder and President of R.G. Power & Associates, Inc., which specialized in worldwide business development and financing strategy for the health care industry. From 1955 to 1980, Mr. Power held senior management positions with several pharmaceutical industry firms, including SmithKline, Searle and as a corporate officer at Johnson & Johnson. Mr. Power received his B.A. from Loras College and attended graduate school at the University of Wisconsin.

Marvin E. Rosenthale, Ph.D. has served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc. ("ALRT") since December 1994. He joined the Joint Venture formed by Allergan and Ligand, the entity through which they combined their resources to pursue the development of retinoid research and development prior to ALRT, in August 1993 as Vice President. Prior to joining the Allergan Ligand Joint Venture, Dr. Rosenthale served as Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute from 1990 to 1993. From 1977 to 1990, Dr. Rosenthale served in a variety of positions in drug discovery research for Ortho Pharmaceutical Corporation, including director of the divisions of pharmacology and of biological research and executive director of drug discovery research. From 1960 to 1977, he served in various positions with Wyeth Laboratories. Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College & Hospital, a M.S. in pharmacology from Philadelphia College of Pharmacy and Science and a B.S. in pharmacy from Philadelphia College of Pharmacy.

Milton Packer, M.D. has served in a variety of roles since 1992 and currently is the Dickinson W. Richards, Jr. Professor of Medicine, Professor of Pharmacology, Chief of the Division of Circulatory Physiology at the Columbia University College of Physicians and Surgeons, and Director of the Heart Failure Center at the Presbyterian Hospital. He is also an Irving Clinical Research Scholar at Columbia. Dr. Packer's major research is focused on the pathophysiology and treatment of heart failure. He is on the Executive Committee of both the American Heart Association and the American College of Cardiology. He is a primary consultant to the National Institutes of Health and the Food and Drug Administration on the management of heart failure and on matters related to cardiovascular research and drug development and health care policy. From 1988 to 1992, Dr. Packer was Professor of Medicine at the Mt. Sinai School of Medicine. Dr. Packer received his B.S. from Pennsylvania State University and his M.D. from Jefferson Medical College.

All directors hold office until the next annual meeting of stockholders of Discovery or ATI, as the case may be, or until their successors have been elected and qualified. Officers serve at the discretion of the applicable Board of Directors. The Bylaws of each of Discovery and ATI provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by the laws of the State of Delaware, which generally requires that the individual act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of Discovery or ATI, as the case may be.

The Company has nine full time employees. Messrs. Kanzer and Johnson currently devote only a portion of their time to the Company. Certain of the officers and directors of the Company currently do and may from time to time in the future serve as officers or directors of other biopharmaceutical or biotechnical companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Company. See "Risk Factors--No Assurance of Additional Products; Risks Associated with Products in Development" and "--Certain Interlocking Relationships; Potential Conflicts of Interest."

Director Compensation

Currently, directors of the Company do not receive compensation for service on the Board of Directors or any committee thereof but are reimbursed for travel expenses incurred in attending board and committee meetings. Discovery expects that in the future it will compensate its directors on a per meeting basis and through the granting of stock options. ATI will not pay cash compensation to its directors (except for reimbursement of expenses) but intends to make an initial option grant of 2,000 shares of ATI Common Stock to each director pursuant to the Automatic Option Grant portion of the ATI 1996 Stock Option/Stock Issuance Plan. See "--ATI Option Plan."

In connection with the organization of ATI, Drs. Rogers and Link, members of the Board of Directors of Discovery and ATI, were granted options, exercisable for ten years from the date of grant, to purchase 8,000 shares, each, of ATI Common Stock at an exercise price of $1.25 per share. These options will be subject to vesting over a period of three years.

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned by the person serving as the Company's chief executive officer during 1995. No other executive officer earned compensation in excess of $100,000 for services rendered to the Company for the 1995 fiscal year, and no executive officer who would have otherwise been included in such table resigned or terminated employment during that year.

                                          Summary Compensation Table
                                              Annual Compensation
                                          --------------------------

Name and Principal Position           Year    Salary    All Other Compensation
Steve H. Kanzer, C.P.A., Esq.         1995     -0-               -0-


Employment and Consulting Agreements of Discovery Laboratories, Inc.

In March 1996, the Company entered into a three-year employment agreement with Dr. James S. Kuo, the Chief Executive Officer, President and a Director of the Company (the "Kuo Employment Agreement"). Pursuant to the Kuo Employment Agreement, the Company has agreed to pay Dr. Kuo a salary of $145,000 during his first year with the Company and a minimum salary of $165,000 per annum during his second and third years with the Company, subject to cost of living increases. Dr. Kuo is also entitled to receive a minimum cash bonus of $20,000 on the first anniversary of his employment with the Company and health coverage for his family. Under the Kuo Employment Agreement, Dr. Kuo purchased 340,000 shares of Common Stock of the Company for $0.002 per share. Such shares are subject to the Company's right of repurchase over three years in the event that Dr. Kuo's employment is terminated prior to the end of the three-year term of the Kuo Employment Agreement.

In June 1996, the Company entered into employment agreements with Mr. Steve Kanzer, the Chairman of the Board of Directors of the Company, and Mr. Evan Myrianthopoulos, the Chief Operating Officer, Secretary and a Director of the Company (the "Manager Agreements"). Pursuant to the Manager Agreements, Messrs. Kanzer and Myrianthopoulos are entitled to receive $3,000 and $1,500 per month, respectively, while the Manager Agreements remain in effect. The Manager Agreements are terminable at any time by the Company. Mr. Kanzer devotes only a portion of his time to the business of the Company.

Employment and Consulting Agreements of ATI

In October 1996, ATI entered into a four-year employment agreement with Dr. Robert J. Capetola, the President, Chief Executive Officer and Chairman of the Board of Directors of ATI (the "Capetola Employment Agreement"). Pursuant to the Capetola Employment Agreement, Dr. Capetola will receive a base salary of $225,000 per year. In the event of termination without cause, Dr. Capetola will receive, as severance, his base salary for twelve months, subject to set off for other employment income. Dr. Capetola also will receive an initial sign-on bonus of $50,000 to be paid the first week of January 1997, with the following incentive bonuses: (i) $50,000 for the first corporate licensing transaction with a pharmaceutical company relating to KL(4)-Surfactant, (ii) $100,000 upon ATI's completion of an initial public offering with gross proceeds of at least $10 million and (iii) other bonuses at the discretion of ATI's Board of Directors. During the term of the Capetola Employment Agreement and for 18 months after its termination, Dr. Capetola has agreed not to (i) compete with ATI in the business or research areas of surfactant replacement therapy and other areas in which ATI may enter while he remains employed or (ii) directly or indirectly solicit or employ any employees of ATI.

In October 1996, ATI entered into consulting agreements with each of Dr. Charles Cochrane, Ms. Susan Revak, Ms. Zenaida Oades, Ms. Monica Cochrane and The Sage Group. Dr. Cochrane's two-year consulting agreement (the "Cochrane Agreement") will provide that ATI shall pay to Dr. Cochrane (a) a consulting fee at the annual rate of $195,000, payable monthly in installments of $16,250 on or before the 15th day of each month, and (b) an earned royalty on net commercial sales of licensed products sold by ATI or its sublicensees.

The consulting agreement with each of Ms. Revak, Ms. Oades and Ms. Cochrane has a term of two years. Such consulting agreements provide for annual consulting fees, payable monthly, of $80,000, $10,000, and $15,000 respectively. In addition, Ms. Revak's agreement provides for a royalty on net commercial sales of licensed products sold by ATI or its sublicensees.

The consulting agreement with The Sage Group provides that The Sage Group will be paid a monthly consulting fee of $7,500 for a period of 18 months, subject to quarterly performance evaluation by the Chief Executive Officer of ATI.

Discovery Option Plan

Discovery has adopted the 1996 Stock Option/Stock Issuance Plan consisting of a Discretionary Option Grant Program for employees, a Stock Issuance Program for employees and an Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee directors to purchase shares of Common Stock. The exercise price under options issued pursuant to the Discretionary Option Grant Program and the Automatic Option Grant Program shall equal at least 85% of the fair market value of the Common Stock on the grant date (and, in the case of incentive stock options, 100%). Under the Discretionary Option Grant Program, options will be granted to employees either as incentive stock options or non-statutory options and will vest over a specified period of time (generally three to five years) as determined by the Discovery Board of Directors. Discovery has reserved 1,125,000 shares for issuance under these plans.

Under the Stock Issuance Program, shares of Common Stock may be issued directly without any intervening option grant in consideration for cash or past services rendered to Discovery (or any parent or subsidiary of Discovery). Shares of Common Stock issued under the Stock Issuance program may vest immediately or may vest in one or more installments or upon the recipient's attainment of specified performance objectives. Unvested shares held by the grantee may be canceled (or, if issued for cash, repurchased at their original purchase price) in the event the recipient ceases to remain in the service of Discovery or fails to attain specified performance objectives.

Under the Automatic Option Grant Program, each non-employee director of Discovery will automatically be granted an option for 25,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors, and each eligible non-employee director who is to continue to serve as a director shall be granted an option to purchase an additional 5,000 shares of Common Stock on the date of each annual meeting of stockholders (provided such eligible non-employee director has served for at least 6 months). Such options shall vest over four years. Each option will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee director cease prior to vesting of the shares.

Should Discovery be acquired by merger or asset sale or should there occur a hostile change in control or ownership of Discovery, each outstanding stock option will immediately vest in full either at the time of such acquisition or hostile take-over (subject to certain exceptions) or upon the subsequent termination of the individual's service with Discovery.

ATI Option Plan

ATI has adopted the 1996 Stock Option/Stock Issuance Plan consisting of a Discretionary Option Grant Program for employees and an Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee directors to purchase shares of Common Stock, in either case at an exercise price equal to at least 85% of the fair market value of the Common Stock on the grant date. Under the Discretionary Option Grant Program, options will be granted to employees either as incentive stock options or non-statutory options and will vest over a specified period of time (generally three to five years) as determined by the ATI Board of Directors. ATI has reserved 234,800 shares for issuance under these plans.

Under the Automatic Option Grant Program, each eligible non-employee director of ATI will automatically be granted an option for 2,000 shares of Common Stock on the date of his or her election or appointment to the Board of Directors. Such options shall vest over three years. Each option will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee director cease prior to vesting of the shares. Each automatic share grant will vest in successive equal annual installments over a three-year period.

Should ATI be acquired by merger or asset sale or should there occur a hostile change in control or ownership of ATI, each outstanding stock option will immediately vest in full either at the time of such acquisition or hostile take-over (subject to certain exceptions) or upon the subsequent termination of the individual's service with ATI.

Medical/Scientific Advisory Boards

The Company's various Medical/Scientific Advisory Boards currently consist of the following members:

        SuperVent(TM) Medical Advisory Board

John R. Hoidal, M.D., Co-chairman, Professor of Medicine, Chief of the Pulmonary Division and Chief of the Pediatric Pulmonary Division at the University of Utah Health Sciences Center. Dr. Hoidal received his M.D. from the University of Minnesota School of Medicine and trained in internal medicine at the University of Colorado Medical Center and the University of Minnesota. Dr. Hoidal is a co-investigator in connection with the Company's planned Phase I/II clinical trial for the treatment of CF using SuperVent(TM). See "Business--Products and Technologies under Development--Clinical Development Plan for SuperVent(TM) for CF."

Thomas P. Kennedy, M.D., Co-chairman, Clinical Professor of Medicine at the University of North Carolina and a pulmonary/critical care physician at Carolinas Medical Center. Dr. Kennedy received his M.D. from Vanderbilt University and a Masters in Public Health from The Johns Hopkins School of Hygiene and Public Health. Dr. Kennedy trained in pulmonary/critical care medicine at The Johns Hopkins Hospital.

Bonnie Ramsey, M.D., Director, Cystic Fibrosis Center at the Children's Hospital and Medical Center, Seattle, Washington, and Associate Professor of Pediatrics at the University of Washington School of Medicine. Dr. Ramsey received her undergraduate degree from Stanford University and her M.D. from Harvard Medical School. Dr. Ramsey is an expert in cystic fibrosis and the author of numerous articles including, "Management of Pulmonary Disease in Patients with Cystic Fibrosis", which was published on July 18, 1996, in The New England Journal of Medicine.

Mike Newhouse, M.D., Director, Barnett Medical Aerosol Research Laboratory, St. Joseph's Hospital/McMaster University, Ontario, Canada, and Clinical Professor of Medicine and Principal Investigator, Medicine/Respirology, at McMaster School of Medicine. Dr. Newhouse received his M.D. from Queen's University and a M.S. in experimental medicine from McGill University. Dr. Newhouse serves as president of the Society for Aerosolized Medicine. Dr. Newhouse is the author of numerous articles, books and book chapters in the field of respiratory medicine.

Robert W. Wilmott, M.D. Director, Division of Pulmonary Medicine, Allergy and Clinical Immunology at the Children's Hospital Medical Center, Associate Professor of Pediatrics at the University of Cincinnati College of Medicine and the Hubert and Dorothy Campbell Professor of Pediatric Pulmonology at the Children's Hospital Medical Center. Dr. Wilmott received his M.D. from London University, a MB BS from University College Hospital in London and a BSc from University College in London. Dr. Wilmott is the editor of The Pediatric Lung, to be published in the Respiratory Pharmacology and Pharmacotherapy series and by Birkhauser Verlag AG of Basel, Switzerland.

        ST-630 Medical Advisory Board

Hector F. DeLuca, Ph.D., Chairman, Professor of Department of Biochemistry at the University of Wisconsin-Madison. Dr. DeLuca received his Ph.D. and M.S. in Biochemistry from the University of Wisconsin-Madison. Dr. DeLuca is the inventor of ST-630, and has authored over 1,000 publications in the fields of vitamin A, vitamin D, parathyroid hormone and calcitonin.

         KL(4)-Surfactant Technology Scientific Advisory Board (ARDS)

Dr. Charles Cochrane, Chairman, The Scripps Research Institute. See "--Executive Officers and Directors".

Dr. Charles Rice, Director, Professor of Surgery and Vice Dean, College of Medicine, University of Illinois at Chicago. Dr. Rice received his M.D. from the Medical College of Georgia.

Dr. Michael Mathey, Director, Associate Professor/Profesor of Medicine and Anasthesia and Associate Director, Intensive Care Unit, University of California at San Francisco. Dr. Mathey received his M.D. from the University of Pennsylvania and his A.B. from Harvard College.

Dr. Thomas Martin, Director, Associate Professor/Full Professor of Medicine, Division of Pulmonary Critical Care Medicine, University of Washington School of Medicine. Dr. Martin received his M.D. from the University of Pennsylvania.

         KL(4)-Surfactant Technology Scientific Advisory Board (MAS)

Dr. Charles Cochrane, Chairman, The Scripps Research Institute. See "--Executive Officers and Directors".

Dr. Neil Finer, Director, Professor of Pediatrics, University of California at San Diego. Dr. Finer received his M.D. from the University of Toronto.

Dr. Frank Marino, Director, Professor of Pediatrics, University of California at San Diego. Dr. Mannino received his M.D. from Washington University, St. Louis.

Dr. Alan Merritt, Director, Professor of Pediatrics, University of Oregon. Dr. Merritt received his M.D. from the University of Kansas.

Dr. Thomas Wiswell, Director, Thomas Jefferson University.

The Company expects that its MAB's and SAB's will meet as a board with management and key scientific employees and consultants of the Company, as applicable, on a semi-annual basis and in smaller groups or individually from time to time on an informal basis. The Company anticipates that MAB and SAB members will review and provide advice to management on clinical trial design, scientific planning and research and development. The Company expects that in the future it will compensate certain of its medical advisors on a per-meeting basis and/or through the granting of stock options.

MAB and SAB members may be employed by or have consulting agreements with entities other than the Company, some of which may conflict or compete with the Company, or which may, limit a particular member's availability to the Company. Certain of the institutions with which MAB and SAB members are affiliated may have regulations or policies which are unclear with respect to the ability of such personnel to act as part-time consultants or in other capacities for a commercial enterprise. Regulations or policies now in effect or adopted in the future might limit the ability of MAB and SAB members to consult with the Company. The loss of the services of MAB or SAB members could have a material adverse effect on the Company.

Although each current MAB and SAB member has the customary contractual obligation to keep confidential and not to disclose nor use any confidential or proprietary information of the Company, inventions or processes discovered by any MAB or SAB member, unless otherwise agreed, will not become the property of the Company but will remain the property of such person or of such person's full-time employers. In addition, the institutions with which the MAB and SAB members are affiliated may make available the research services of their scientific and other skilled personnel, including the MAB and SAB members to entities other than the Company. In rendering such services, such institutions may be obligated to assign or license to a competitor of the Company patents and other proprietary information which may result from such services, including research performed by an advisor or consultant for a competitor of the Company.

                              CERTAIN TRANSACTIONS

Pursuant to a private offering held during June through November 1996, the Company consummated an offering of Units consisting of Series A Preferred Stock and Common Stock (the "Unit Offering") pursuant to which the Company raised aggregate gross proceeds of approximately $22,002,550. In connection with services rendered by Paramount as placement agent for the Unit Offering, and pursuant to a placement agency agreement entered into by the Company and Paramount, the Company paid Paramount cash commissions of approximately $1,980,230, a non-accountable expense allowance of approximately $880,102 and placement warrants to acquire 220,026 shares of Series A Preferred Stock, exercisable until November 8, 2006 at an exercise price of $11 per share of Series A Preferred Stock and 220,026 shares of Common Stock, exercisable until November 8, 2006 at an exercise price of $0.25 per share. See "Description of Securities--Placement Agent Warrants."

Pursuant to such placement agency agreement, on November 7, 1996, the Company and Paramount entered into a Financial Advisory Agreement, pursuant to which Paramount will act as the Company's financial advisor. Such engagement provides that Paramount will receive a monthly retainer of $4,000 per month for a minimum of 24 months, plus expenses and success fees.

The Company has agreed to indemnify Paramount and certain related parties with respect to liabilities arising out of the Unit Offering under the Federal securities laws pursuant to the Placement Agency Agreement entered into by the Company and Paramount. The Company has also agreed to indemnify Paramount and certain related parties with respect to liabilities arising out of services rendered pursuant to the Financial Advisory Agreement.

Steve H. Kanzer, the Chairman of the Board of Directors and a stockholder of the Company, is a Senior Managing Director of Paramount. Kenneth Johnson, the Director of Business Development and a stockholder of the Company, is a Technology Associate of an affiliate of Paramount. In addition, Lindsay A. Rosenwald, M.D., who is the Chief Executive Officer of RAQ, LLC, the controlling stockholder of the Company, is also the Chairman of the Board of Directors, Chief Executive Officer, President and the sole stockholder of Paramount.

In May 1993, the Company issued a total of 1,132,500 shares of Common Stock to Lindsay A. Rosenwald, M.D. for $0.002 per share. Dr. Rosenwald subsequently transferred these shares to RAQ, LLC, the controlling stockholder of the Company. In March 1996, the Company issued an additional 1,595,100 shares of Common Stock to RAQ, LLC for $0.002 per share. Dr. Rosenwald is the Chief Executive Officer of RAQ, LLC. During 1995 and the first quarter of 1996, Dr. Rosenwald provided loans to the Company in the aggregate amount of $17,794, the proceeds of which were used for salary and administrative purposes. Dr. Rosenwald contributed such loans to the capital of the Company prior to the initiation of the Unit Offering. Dr. Rosenwald had guaranteed a credit facility provided by Fleet Bank in favor of the Company in an amount up to $350,000. The proceeds of these loans were used by the Company in connection with its entry into the CMHA License Agreement and for general operating and working capital purposes. The outstanding balance of such loans, $201,000, was repaid in September 1996, using a portion of the proceeds of the Unit Offering.

In February 1995, the Company issued a total of 194,250 shares of Common Stock for $0.002 per share to Mr. Kanzer and an additional 85,000 shares for $0.002 per share to certain family members of Mr. Kanzer. In March 1996, the Company issued an additional 242,500 shares of Common Stock to Mr. Kanzer for $0.002 per share. In February 1995, the Company issued 1,500 shares of Common Stock and in March 1996 issued an additional 123,500 shares of Common Stock to Evan Myrianthopoulos, the Chief Operating Officer, Secretary and a Director of the Company, for $0.002 per share. In September 1996, the Company issued an additional 62,000 shares of Common Stock to Mr. Myrianthopoulos for $0.002 per share in recognition of his identification and introduction of the KL(4)-Surfactant technology to the Company, which preceded his employment by the Company. In May 1996, the Company entered into employment agreements with Messrs. Kanzer and Myrianthopoulos. See "Management--Executive Compensation" and "Employment and Consulting Agreements."

In April 1996, the Company entered into a three-year employment agreement with Dr. James Kuo, the Chief Executive Officer and President and a Director of the Company. See "Management--Executive Compensation" and "-- Employment and Consulting Agreements of Discovery Laboratories, Inc." In October 1996, ATI entered into a four-year employment agreement with Robert J. Capetola, Ph.D., the President, Chief Executive Officer and Chairman of the Board of ATI. See "Management--Employment and Consulting Agreements of ATI."

In September 1996 in connection with Dr. Max Link's serving on the Board of Directors of the Company, the Company issued him 25,000 options exercisable at $0.20 per share. The Company has issued 50,000 shares of Common Stock for $0.002 per share to Steve Birnbaum. Mr. Birnbaum has joined the Company as Project Manager for the ST-630 program for postmenopausal osteoporosis at an annual salary of $29,000. Mr. Birnbaum was previously employed by Paramount Capital Investments, LLC, an affiliate of Paramount, as a Technology Associate.

The Company and Paramount have entered into an office services agreement pursuant to which Paramount provides certain office services to the Company, including, without limitation, office space, dedicated phone lines, shared duplicating, facsimile and courier services, and conference facilities. Pursuant to such agreement, Paramount receives monthly rent and reimbursement of up to $6,000 per month.

Pursuant to the Company's Certificate of Incorporation and Bylaws, the Company has agreed to indemnify the Directors of the Company to the maximum extent permissible under Delaware law.

                           DESCRIPTION OF SECURITIES

The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value, $0.001 per share. As of January 2, 1997, 6,712,256 shares of Common Stock and 2,200,256 shares of Series A Preferred Stock were issued and outstanding.

COMMON STOCK

Each holder of Common Stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of Directors. The shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the rights of holders of Preferred Stock of the Company, each share of Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Subject to the rights of holders of Preferred Stock of the Company, upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to stockholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

The preferred stock of the Company can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, and shall fix the number of shares in such series and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without stockholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation: (a) the rate of distribution; (b) the price at which and the terms and conditions on which shares shall be redeemed; (c) the amount payable upon shares for distributions of any kind; (d) sinking fund provisions for the redemption of shares; (e) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (f) voting rights except as limited by law.

Although the Company currently does not have any fixed plans to designate any series of preferred stock other than the Series A Preferred Stock or to issue additional shares of preferred stock other than the shares of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to holders of Common Stock, and the right to the redemption of such shares, together with a premium, prior to the redemption of Common Stock. The current stockholders of the Company have no redemption rights. In addition, the Board of Directors could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

SERIES A PREFERRED STOCK

The following is a brief summary of certain provisions of the Series A Preferred Stock, but this summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Certificate of Designations for the Series A Preferred Stock, a copy of which has been included as an Exhibit to the Registration Statement and is incorporated herein by reference.

The Board of Directors of the Company has authorized the issuance of up to 7,000,000 shares of Series A Preferred Stock, the rights, preferences and characteristics of which are as follows:

    Dividends

The holders of Series A Preferred Stock will be entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. No dividend or distribution, as the case may be, will be declared or paid on any junior stock (including the Common Stock) unless the dividend also is paid to holders of the Series A Preferred Stock. The Company does not intend to pay cash dividends on the Series A Preferred Stock or the underlying Common Stock for the foreseeable future.

    Conversion

Each share of Series A Preferred Stock may be converted, in whole or in part, at the option of the holder at any time after the initial issuance date into four shares of Common Stock based upon an initial conversion price equal to $2.50 per share of Common Stock (the "Preferred Conversion Price"). The Preferred Conversion Price is subject to adjustment upon the occurrence of certain mergers, reorganizations, consolidations, reclassifications, stock dividends or stock splits that will result in an increase or decrease in the number of shares of Common Stock outstanding. In addition, the Preferred Conversion Price is subject to adjustment on the date which is 12 months after the first date on which shares of the capital stock (or securities received in exchange for the capital stock) are traded on a national securities exchange for the capital stock, or are quoted on the National Association of Securities Dealers Automated Quotation System, the OTC Electronic Bulletin Board or the "Pink Sheets," (the "Reset Date") if the average closing bid trading price of the Common Stock for the 30 consecutive trading days immediately preceding the Reset Date (the "Twelve Month Trading Price") is less than 135% of the then applicable Preferred Conversion Price ("Reset Event"). Upon the occurrence of a Reset Event, the then applicable Preferred Conversion Price will be reduced to equal the greater of
(i) the Twelve Month Trading Price divided by 1.35 and (ii) 50% of the then applicable Preferred Conversion Price.

    Mandatory Conversion

The Company has the right at any time after the Reset Date to cause the Series A Preferred Stock to be converted in whole or in part, on a pro rata basis, into shares of Common Stock at the applicable Preferred Conversion Price if the closing price of the Common Stock exceeds 150% of the then applicable Preferred Conversion Price for at least 20 trading days in any 30 consecutive trading day period.

    Liquidation Preference

Upon a (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of the Company or (iii) merger or consolidation in which the Company is not the surviving entity and voting power of the Company's stockholders after such transaction is less than 50% (a "Merger Transaction") ((i), (ii) and (iii) being collectively referred to as a "Liquidation Event"), after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock then outstanding will first be entitled to receive, pro rata, and in preference to the holders of the Common Stock and any other series of Preferred Stock of the Company, an amount per share equal to $13.50, subject to adjustment, plus accrued but unpaid dividends, if any; provided, however, that in the case of a Merger Transaction, such $13.50 per share may be paid in cash and/or securities of the surviving entity in such Merger Transaction.

    Voting Rights

The holders of the Series A Preferred Stock have the right at all meetings of stockholders to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the record date for determination of the stockholders entitled to vote. So long as a majority of the shares of Series A Preferred Stock remain outstanding, the holders of 66.67% of the Series A Preferred Stock are required to approve (i) the issuance of any securities of the Company senior to or on parity with the Series A Preferred Stock, (ii) any material alteration or change in the rights or preferences or privileges of the Series A Preferred Stock and (iii) the declaration or payment of any dividend on any junior stock or the repurchase of any securities of the Company. Except as provided above or as required by applicable law, the holders of the Series A Preferred Stock, other than in connection with vesting provisions of employee and consultant agreements, vote together with the holders of the Common Stock and not as a separate class.

    Lock-up and Blackout Periods

The holders of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock (the "Conversion Shares") have agreed pursuant to their subscription agreements with the Company executed in connection with the Unit Offering not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any Conversion Shares, without the prior written consent of Paramount. Such restrictions apply until
(i) three months after the first date on which the shares of Common Stock become publicly traded (the "Initial Trading Date") with respect to 100% of each of the holders' Conversion Shares, (ii) six months after the Initial Trading Date with respect to 75% of such Conversion Shares, (iii) nine months after the Initial Trading Date with respect to 50% of such Conversion Shares, and (iv) 12 months after the Initial Trading Date with respect to the remaining 25% of such Conversion Shares.

The holders of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants and the Common Stock issuable upon conversion thereof (collectively, the "Placement Conversion Shares") are bound, pursuant to the terms of such Preferred Placement Warrants, not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of the Placement Conversion Shares prior to 12 months after the initial trading date of such Placement Conversion Shares.

In addition, any shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be subject to a blackout period with respect to the Registration Statement for the following periods: (i) any period not to exceed two 30-day periods within any one 12-month period the Company requires in connection with a primary underwritten offering of equity securities and (ii) any period, not to exceed a 60-day period per circumstance or development, when the Company determines in good faith that offers and sales pursuant thereto should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a prospectus is premature, would have a material adverse effect on the Company or is otherwise inadvisable.

STOCK OPTIONS

A total of 1,125,000 shares of Common Stock has been reserved for issuance under the Company's 1996 Stock Option Plan (the "Option Plan"). The Option Plan was adopted by the Board of Directors in October 1996. The Option Plan expires by its own terms in 2006. See "Management--Discovery Option Plan." Such options do not confer upon holders thereof any voting or any other rights of a stockholder of the Company. The shares of Common Stock issuable upon exercise of the options and warrants in accordance with the terms thereof, will be fully paid and nonassessable.

Any issuance of stock pursuant to the Stock Option Plan may dilute the value of the shares of Common Stock.

PLACEMENT AGENT WARRANTS

The following summaries are qualified in their entirety by the text of the warrants, copies of which have been filed as exhibits to the Registration Statement.

In connection with services rendered by Paramount, as placement agent in the Unit Offering, and pursuant to a placement agency agreement entered into by the Company and Paramount, the Company issued to Paramount and/or its designees warrants to acquire approximately 220,026 newly issued shares of Series A Preferred Stock (the "Preferred Placement Warrants"). Each Preferred Placement Warrant entitles the registered holder thereof to purchase Series A Preferred Stock at a price of $11 per share, at any time until November 8, 2006. In connection therewith, the Company also issued to Paramount and/or its designees warrants to acquire approximately 220,026 newly issued shares of Common Stock (the "Common Placement Warrants," and collectively with the Preferred Placement Warrants, the "Placement Agent Warrants"). Each Common Placement Warrant entitles the registered holder thereof to purchase Common Stock at a price of $0.25 per share, at any time until November 8, 2006.

The Placement Agent Warrants may be exercised in whole or in part and may be exercised on a "net exercise" basis pursuant to a provision that does not require the payment of any cash to the Company. The Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants, and such Series A Preferred Stock, are subject to certain lock-up restrictions. See "--Series A Preferred Stock--Lock-up and Blackout Periods."

The Placement Agent Warrants contain provisions to protect the holders thereof against dilution by adjusting the price at which the Placement Agent Warrants are exercisable and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including the payment of stock dividends and distributions, stock splits, recapitalization, reclassifications and reorganizations affecting the Company's securities and issuances of shares at below the then market price.

The Company is not required to issue fractional shares of common Stock upon exercise of any such warrants. In lieu thereof, an amount of cash equal to the same fraction of the then current market value of a share of Common Stock will be paid. No adjustment as to dividends will be made upon any exercise of any such warrants. The holder of any such warrant will not have any rights as a holder of Common Stock unless and until the applicable warrant is exercised for the Common Stock issuable upon such exercise.

REGISTRATION RIGHTS

Pursuant to an investor rights agreement, RAQ, LLC, the holder of 2,727,600 shares of Common Stock has unlimited "piggyback" registration rights and two demand Form S-3 registration rights per year subsequent to an initial public offering of the Common Stock with respect to such shares. These registration rights are subject to certain conditions and limitations, including a "lock-up" provision for a period of 12 months following the Initial Trading Date and the right of the underwriters to restrict the number of shares offered in a registration.

In March 1996, RAQ, LLC entered into separate Co-Sale and Co-Registration Agreements with Dr. Thomas Kennedy and Dr. John Hoidal, pursuant to which RAQ, LLC, among other things, agreed not to sell or transfer certain of its securities of the Company unless Dr. Kennedy or Dr. Hoidal, as applicable, was given the opportunity to participate in such transaction. RAQ, LLC also agreed to use its best efforts to grant Dr. Kennedy or Dr. Hoidal, as applicable, access to such registration rights as RAQ, LLC may have with respect to securities of the Company.


TRANSFER AGENT

The Transfer Agent for the shares of Common Stock is American Stock Transfer & Trust Company of New York.

                            SELLING SECURITYHOLDERS


    The following table sets forth (i) the name of each Selling Securityholder,
(ii) the amount of shares of Common Stock owned, whether outstanding or issuable, by such holder before the Offering, (iii) the amount of shares of Common Stock which may be offered by each Selling Securityholder and (iv) the amount and percentage of shares of Common Stock to be owned by each such holder following the completion of the Offering. The amounts of Common Stock set forth above under the caption "Amount to be Offered" represents the aggregate number of shares of (A) Common Stock owned by each Selling Securityholder, (B) Common Stock issuable upon conversion of the Series A Preferred Stock owned by each Selling Securityholder, (C) Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants owned by each Selling Securityholder and (D) Common Stock issuable upon exercise of the Common Placement Warrants owned by each Selling Securityholder, assuming, for purposes of (B) and (C), that there is no reset of the conversion price applicable to the Series A Preferred Stock.

                                                                                     Percentage
                                       Shares Owned      Amount to    Shares Owned  Owned after
Name of Shareholder(1)            prior to Offering     be Offered  after Offering     Offering
----------------------            -----------------     ----------  --------------     --------
126736 Canada, Inc.                      486,775           486,775               0            *
A.M. Group, LLC, The                      40,000            40,000               0            *
Adams, Leonard                            25,000            25,000               0            *
Ain, Ross                                  7,500             7,500               0            *
Alberstadt, Kenneth                        5,000             5,000               0            *
Albert Fried & Co. LLC                   250,000           250,000               0            *
Applebaum, Aaron                          25,000            25,000               0            *
Aries Domestic Fund, The                 337,500           337,500               0            *
Aries Trust, The                         787,500           787,500               0            *
Atrix-Ventana Inv. Co. LP                125,843           125,843               0            *
Atticus Advisors Ltd.                     25,000            25,000               0            *
Atticus International Ltd.                75,000            75,000               0            *
Atticus Partners LP                       75,000            75,000               0            *
Bagley, Frederick                          6,250             6,250               0            *
Banque SCS Alliance                      250,000           250,000               0            *
Banque Unigestion                         62,500            62,500               0            *
Bareket, Kathryn & Henry                  12,500            12,500               0            *
Barness, Amnon/Caren                      25,000            25,000               0            *
Batkin, Alan                              25,000            25,000               0            *
Belldegrun, Arie                          50,000            50,000               0            *
Benrubi, Katherine                        12,500            12,500               0            *
Bershad, David                           100,000           100,000               0            *
Bollag, Michael                          150,000           150,000               0            *
Buehler, Seymour                          12,500            12,500               0            *
Calivllo, M. Rafael Gonzalez               5,000             5,000               0            *
Callahan, Patrick                         12,500            12,500               0            *
Cameron, Robert                           50,000            50,000               0            *
Candor Holdings                           50,000            50,000               0            *
Canelo, Peter                              5,000             5,000               0            *
Cantor, Michael                           50,000            50,000               0            *
Capotorto, Vito                           12,500            12,500               0            *
Carter, Donald                           250,000           250,000               0            *
Cerrone, Gabriel                          50,000            50,000               0            *
Chanin, Richard IRA                       25,000            25,000               0            *
Churchpark Finance Ltd.                  125,000           125,000               0            *
Cichelli, Andrew & Barbara                 7,500             7,500               0            *
Cinco de Mayo, Ltd.                       25,000            25,000               0            *
Coleman, Roger & Margaret                 12,500            12,500               0            *
Colony Patners                            25,000            25,000               0            *
Concordia Partners LP                    250,000           250,000               0            *
Conrads, Robert                           25,000            25,000               0            *


                                       55





Cotler, Ira                                6,250             6,250               0            *
Cox, Archibald                           125,000           125,000               0            *
Darcy, Ltd.                               12,500            12,500               0            *
Davis, I.G.                               12,500            12,500               0            *
De Hoop Investment Inc.                   50,000            50,000               0            *
De Ramirez, Elke                           5,000             5,000               0            *
Deutsch, Rory                              5,000             5,000               0            *
Diversified Fund Ltd.                    100,000           100,000               0            *
Dominguez, Rene & Carol                    5,000             5,000               0            *
Drapkin, Donald                           50,000            50,000               0            *
Edelstein, Lee IRA                        12,500            12,500               0            *
Fabiani, Joseph & Theresa                 25,000            25,000               0            *
Fabiani, Joseph MD                        10,000            10,000               0            *
Fairbairn, Malcolm                        25,000            25,000               0            *
Faisal Finance (Switzerland) SA          250,000           250,000               0            *
Farb, Thomas                              12,500            12,500               0            *
Federbush, Daniel                         25,000            25,000               0            *
Feingold, Aaron                            5,000             5,000               0            *
Feshbach, Joseph & Hilary                 25,000            25,000               0            *
Financeria e Inversionista               125,000           125,000               0            *
Fisher, Norman                            25,000            25,000               0            *
Florin, Marc Keogh PSP                    12,500            12,500               0            *
Folino, Peter                             12,500            12,500               0            *
Forcart, Dietrich                         12,500            12,500               0            *
G.P.S. Fund Limited                       12,500            12,500               0            *
Garnick, Michael J.                       50,000            50,000               0            *
Gifford Fund, The                        125,000           125,000               0            *
Ginieris, Jefferson/Donna                  5,000             5,000               0            *
Gittis, Howard UIT-Goldstein TTEE         50,000            50,000               0            *
Gmuer, Adrian                             10,000            10,000               0            *
Gold, Laura                               12,500            12,500               0            *
Gonzalez M., Roberto                      25,000            25,000               0            *
Gordon, Michael                           12,500            12,500               0            *
Gordon, Robert                            50,000            50,000               0            *
Granovsky, Robert                         12,500            12,500               0            *
Harpel, James W.                          75,000            75,000               0            *
Harrison, Brian                           12,500            12,500               0            *
Hecht, Thomas                             30,000            30,000               0            *
Heptagon Investments                      62,500            62,500               0            *
Heritage Finance & Trust                 150,000           150,000               0            *
Heymann, Jerry                            12,500            12,500               0            *
Hoffner, Herbert                          12,500            12,500               0            *
Holding Company, The                      25,000            12,500               0            *
Holstern Securities Ltd.                  50,000            50,000               0            *
IASD Health Services                     125,000           125,000               0            *
J.F. Shea Co., Inc.                      250,000           250,000               0            *
Jackson Hole Inv Acq LP                   50,000            50,000               0            *
Jensen, Peter                             25,000            25,000               0            *
K.F.Chemical Co. Ltd.                     25,000            25,000               0            *
Kane, Patrick                             25,000            25,000               0            *
Kanzer, Harris                            30,000            30,000               0            *
Kass, Amram DBPP                          40,000            40,000               0            *
Kass, Amram MPPP                          60,000            60,000               0            *
Kendall, Donald                           25,000            25,000               0            *
Kessel, Daniel                            12,500            12,500               0            *
Kessel, Lawrence                          12,500            12,500               0            *
Keys Foundation                          250,000           250,000               0            *
Kim, Guen-Eun                             12,500            12,500               0            *
Klein, R./Gluck, M.                       50,000            50,000               0            *
Knox, Robert                             100,000           100,000               0            *
Koffman, Steven                           12,500            12,500               0            *
Kotel, Ira                                 5,000             5,000               0            *
Kratchman, Martin                          5,000             5,000               0            *

                                       56


Kubin, Michael & Nicole                   50,000            50,000               0            *
Lambert, Jeffrey                          25,000            25,000               0            *
Lambert, Michael                           6,250             6,250               0            *
Lash, Roger                               12,500            12,500               0            *
Leason, Hayden                           125,000           125,000               0            *
Leland Corp.                              12,500            12,500               0            *
Lemer, Albert                             12,500            12,500               0            *
Lemor, Susan Tauber                       12,500            12,500               0            *
Lenchner, Gregory                         12,500            12,500               0            *
Linton Lake S.A                           25,000            25,000               0            *
Little Wing LP                           125,000           125,000               0            *
Livas, Alfredo                             7,500             7,500               0            *
Loeb, John                                12,500            12,500               0            *
Lombardi, Joseph                          25,000            25,000               0            *
Magnum Capital Growth Fund                25,000            25,000               0            *
Marathon Agents                           12,500            12,500               0            *
Marcus, Michael                          250,000           250,000               0            *
May, Peter                               125,000           125,000               0            *
MBS Investors                             37,500            37,500               0            *
MDBC Capital Corp.                        25,000            25,000               0            *
Melohn, Alfons                            50,000            50,000               0            *
Milch, F./Speaker, M.                     12,500            12,500               0            *
Mintz, Paulette Tauber                    12,500            12,500               0            *
Mitani, Hideki                             2,500             2,500               0            *
Molinsky, Richard                         25,000            25,000               0            *
Monument Trust Co., The                   50,000            50,000               0            *
Morrow, Richard                           12,500            12,500               0            *
Mosberg, Robert                           12,500            12,500               0            *
Mova Investments                          50,000            50,000               0            *
Murphy, Charles                           12,500            12,500               0            *
Nagle, Arthur                             12,500            12,500               0            *
Neuhaus, Edmund IRA                        5,000             5,000               0            *
NR Atticus, Ltd.                          50,000            50,000               0            *
O'Connor, Ralph                           31,250            31,250               0            *
Oberrotman, Alain                         12,500            12,500               0            *
Obregon, Cecilia/Raul                     22,000            22,000               0            *
Old Oly                                   25,000            25,000               0            *
Osterweis Rev Trust                       12,500            12,500               0            *
Ostrovksy, Paul & Rebecca                 12,500            12,500               0            *
Ostrovsky, Steven                         12,500            12,500               0            *
Palmetto Partners Ltd.                   200,000           200,000               0            *
Paramount Capital Incorporated (3)     1,100,129         1,100,129               0            *
Peltz, Nelson                            125,000           125,000               0            *
Plancarte, C./De Marvan, L.               12,500            12,500               0            *
Porlana Capital Corp.                     50,000            50,000               0            *
Prager, Tis                               40,000            40,000               0            *
Premero Investments                       32,500            32,500               0            *
Quezada, A./M.                             5,000             5,000               0            *
Reichstetter, Arthur                      75,000            75,000               0            *
Richmont Capital Partners I, LP           25,000            25,000               0            *
Roberts, Bruce                             3,750             3,750               0            *
Roberts, Douglas                           3,750             3,750               0            *
Roberts, Todd IRA                         10,000            10,000               0            *
Robinson, Linda Gosden                    25,000            25,000               0            *
Rosen, J. Philip                          25,000            25,000               0            *
Rothenberg, Jeffrey                       15,000            15,000               0            *
Ruttenberg, David                         12,500            12,500               0            *
Sabbah, M.D.                             250,000           250,000               0            *
Sacks, Lee                                12,500            12,500               0            *
Sacks, Selig IRA                          25,000            25,000               0            *
Saker, Wayne                              25,000            25,000               0            *
Sandler, Scott                            10,000            10,000               0            *
Sanger Investments II                     10,000            10,000               0            *

                                       57



Schonzeit, Andrew                         25,000            25,000               0            *
Schuhsler, Helmut                         10,000            10,000               0            *
Sehgal, Evan                              10,000            10,000               0            *
Selz, Bernard                            100,000           100,000               0            *
Sheridan, L. Kevin                        10,000            10,000               0            *
Silverman, Eugene                          5,000             5,000               0            *
Singman, Brad                             15,000            15,000               0            *
Slovin, Bruce                             50,000            50,000               0            *
Speisman, Aaron                           25,000            12,500               0            *
Spivak, Robert Retirement Plan            12,500            12,500               0            *
Stein, Herbert                            12,500            12,500               0            *
Steinberg, Edward                         12,500            12,500               0            *
Stevens Knox & Assoc. Inc.                 7,500             7,500               0            *
Stourbridge Investments Ltd.              15,000            15,000               0            *
Strauss, Gary                             12,500            12,500               0            *
Strome, Mark IRA                         100,000           100,000               0            *
Suan Investments                          50,000            50,000               0            *
Sunshine Charitable Trust                100,000           100,000               0            *
Taub, Hindy                               25,000            25,000               0            *
Teitelbaum, Myron                         12,500            12,500               0            *
Termtec, Ltd.                             25,000            25,000               0            *
Turtur, Marino                            20,000            20,000               0            *
Turtur, Marino IRA TR                      40,000           40,000               0            *
Umbach, Joseph                             25,000           25,000               0            *
Ventana Growth Capital Fund V              49,158           49,158               0            *
Verner, Jules                              25,000           12,500               0            *
Vivaldi, Ltd.                              50,000           50,000               0            *
Warshawsky, Alan                           12,500           12,500               0            *
Wayne, Laurel                              12,500           12,500               0            *
Webster, John                               5,000            5,000               0            *
Weiner, Mark                               12,500           12,500               0            *
Weingarten, Palomba                        25,000           25,000               0            *
Weiss, Melvyn                              50,000           50,000               0            *
Whetten, Robert                            50,000           50,000               0            *
Williams, Esther                           50,000           50,000               0            *
Windward Venture Partners                 100,000          100,000               0            *
Wise, Alan/Terri                           12,500           12,500               0            *
Wolfson Equities                          500,000          500,000               0            *
Wong, Lap Yan Eddy                         12,500           12,500               0            *
Wood, Kenton                               12,500           12,500               0            *
Zabludowicz Trust, The                     50,000           50,000               0            *
Zapco Holdings Inc. DCPT                   50,000           50,000               0            *
Zucker, Uzi                                25,000           25,000               0            *
Total                               12,101,404.00    12,101,404.00               0            *



*        Represents less than 1.0 %.

(1) Unless otherwise indicated, includes all shares of Common Stock issuable upon conversion of the Series A Preferred Stock at the initial conversion rate of $2.50 per share. See "Description of Securities--Series A Preferred Stock."

(2) Includes Common Stock issuable upon conversion of the shares of Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants.

(3) Includes 220,026 shares of Common Stock issuable upon exercise of the Common Placement Warrants and 880,103 shares of Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon exercise of the Preferred Placement Warrants.

Each Selling Securityholder may, but is not required to, sell all of the shares of Common Stock shown in the column entitled "Amount of Shares to be Offered" subject, in certain instances, to lock-up provisions. See "Description of Securities--Series A Preferred Stock--Lock-Up and Blackout Periods." The Selling Securityholders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of the Common Stock by the Selling Securityholders, although the Company may receive proceeds from the exercise of the Placement Agent Warrants. Sales by the Selling Securityholders, or even the potential for such sales, would likely have an adverse effect on the market price of the Common Stock.

At the time a particular offer for Common Stock is made, except as herein contemplated, by or on behalf of the Selling Securityholder, to the extent required, a Prospectus will be distributed by the Selling Securityholder which will set forth the number of shares of Common Stock being offered and the terms of the Offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Except as noted below, none of the Selling Securityholders named in the preceding table has had any position, office or other material relationship with the Company or any of its affiliates within the past three years. The Aries Domestic Fund, L.P. and The Aries Fund, a Cayman Island Trust are private investment funds managed by Dr. Lindsay A. Rosenwald, the Chief Executive Officer of RAQ, LLC, the controlling stockholder of the Company and the Chairman of the Board of Directors, Chief Executive Officer, President and sole stockholder of Paramount. See "Certain Transactions." Harris Kanzer is the father of Steve H. Kanzer, the Chairman of the Board of Directors and a stockholder of the Company. Marc Florin and Martin Kratchman are registered representatives of Paramount.

                        SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of the Offering, the Company will have 16,713,409 shares of Common Stock outstanding or issuable upon the conversion of the Series A Preferred Stock and the exercise of all outstanding options and warrants as of January 2, 1997. Of these shares, the 12,101,404 shares registered in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except that (i) any shares purchased by "affiliates" of the Company, as the term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below and (ii) such registered shares that are subject to certain lock-up provisions discussed below. In addition, the Company believes that there are no shares of Common Stock that are eligible for sale without restriction or further registration under the Securities Act, subject to certain requirements. See "Risk Factors--Potential Adverse Effect of Shares Eligible For Future Sales."

SALES OF RESTRICTED SHARES

The Company believes that 4,512,000 outstanding shares of Common Stock are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144. Assuming the availability of Rule 144, the Company believes that 1,132,500 "restricted" shares of Common Stock are currently eligible for sale and that an additional 3,379,500 "restricted" shares of Common Stock will be eligible for sale in 1998 and 1999, in each case so long as there is adequate current public information with respect to the Company as contemplated by Rule 144, as well as, certain volume limitations and manner of sale requirements imposed by Rule 144.

In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class, or if the Common Stock is quoted on the Nasdaq Small-Cap Market or a national securities exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of Restricted Shares of locked-up shares will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

For a description of the Company's outstanding warrants and options, See "Description of Securities--Stock Options" and "-- Placement Agent Warrants."

                              PLAN OF DISTRIBUTION

The Selling Securityholders may, but are not required to, sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. (Certain of the Common Stock is subject to a lock-up agreement. See "Description of Securities--Lock-Up Agreements".) In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares of Common Stock within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealer, upon their resale of such securities, may be deemed to be "Selling Securityholders" in this offering. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. Pursuant to the terms under which the Common Stock, the Series A Preferred Stock and Placement Agent Warrants were issued and sold, the Company has agreed to indemnify the Selling Securityholders against such liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholders may incur under the Securities Act.

The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock and any discounts or commissions payable with respect to sales of such securities.

From time to time, this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, after notice from the Company, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.

The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company will inform the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to the sales of their shares offered hereby. The Company will advise the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Common Stock offered hereby.

                                    EXPERTS

The audited consolidated financial statements of the Company included herein and elsewhere in the Registration Statement have been audited by Richard A. Eisner & Company LLP, independent certified public accountants, for the periods and to the extent set forth in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.


                                 LEGAL COUNSEL

Legal matters relating to the Offering will be passed upon for the Company by Roberts, Sheridan & Kotel, a Professional Corporation, New York, New York, counsel to the Company. Members of such firm beneficially own an aggregate of 35,000 shares of Common Stock assuming the conversion of all shares of Series A Preferred Stock owned by them at the initial conversion price applicable thereto. All of such shares of Common Stock owned directly or issuable upon conversion of shares of Series A Preferred Stock are included in this Registration Statement.


                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto being herein referred to as the "Registration Statement") under the Securities Act of 1933. The Registration Statement, as well as other reports and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information statements regarding registrants that file electronically with the Commission. Prior to the effective date of the Registration Statement, the Company was not a reporting company under the Exchange Act.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Discovery Laboratories, Inc.
New York, New York


         We have audited the accompanying balance sheets of Discovery Laboratories, Inc. (a development stage company) as at December 31, 1995 and September 30, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1995 and December 31, 1994, the nine months ended September 30, 1996 and September 30, 1995 and the period from May 18, 1993 (inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Discovery Laboratories, Inc. at December 31, 1995 and September 30, 1996, and the results of their operations and cash flows for the years ended December 31, 1995 and December 31, 1994, the nine months ended September 30, 1996 and September 30, 1995 and the period from May 18, 1993 (inception) through September 30, 1996 in conformity with generally accepted accounting principles.



Richard A. Eisner & Company, LLP

New York, New York
November 8, 1996

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                                 BALANCE SHEETS




                                                                             December 31,    September 30,   November 8,
                          A S S E T S                                            1995            1996           1996
                          -----------                                           ------         ------          -----
                                                                                                           (consolidated)
                                                                                                            (Unaudited)

Cash. . . . . . . . . . . . . . . . . . .                                      $  2,851       $6,170,971     $18,158,101
Inventory (Note G). . . . . . . . . . . .                                                                        733,333
Common stock subscriptions receivable . .                                                            424             424
                                                                               --------      -----------     -----------

          Total current assets. . . . . .                                         2,851        6,171,395      18,891,858

Inventory . . . . . . . . . . . . . . . .                                                                      1,466,667

Deferred offering costs . . . . . . . . .                                                          2,973

Computer equipment (Note B) . . . . . . .                                                          5,428           5,428

License, net of amortization (Note D) . .                                                        108,900         708,900
                                                                               --------      -----------     -----------

          T O T A L . . . . . . . . . . .                                      $  2,851       $6,288,696     $21,072,853
                                                                               ========      ===========     ===========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses. . . . . . . . . . . . .                                                     $    8,685     $   200,000
                                                                                             -----------     -----------

Commitments and contingencies (Note D)

Minority interest in stock of subsidiary.                                                                      2,202,000
                                                                                                             -----------

Stockholders' equity:
   Series A preferred stock, $.001 par
     value; 7,000,000 shares authorized; shares outstanding 746,232 at September
     30, 1996 and 2,200,256 at November 8, 1996 (liquidation preference
     $10,074,119 at September 30, 1996 and $29,703,443
     at November 8, 1996) . . . . . . . .                                                            746           2,200
   Other preferred stock, $.001 par value
     3,000,000 shares authorized, none
     outstanding. . . . . . . . . . . . .
   Common stock - $.001 par value, shares authorized 50,000,000 shares outstanding 3,000,000 at December 31, 1995, 5,133,232 at September 30, 1996
     and 6,712,256
     at November 8, 1996. . . . . . . . .                                      $  3,000            5,233           6,712
   Additional paid-in capital . . . . . .                                        17,716        6,550,530      19,097,568
   Deficit accumulated during the
     development stage. . . . . . . . . .                                       (17,865)        (276,498)       (435,627)
                                                                               --------      -----------    ------------

          Total stockholders' equity. . .                                         2,851        6,280,011      18,670,853
                                                                               --------      -----------    ------------

          T O T A L . . . . . . . . . . .                                      $  2,851       $6,288,696     $21,072,853
                                                                               ========      ===========    ============


                 The accompanying notes to financial statements
                          are an integral part hereof.

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS


                                                                                                        Period From Inception
                                                                                                          (May 18, 1993) to
                                          For the Year Ended                For the Nine Months       ---------------------------
                                              December 31,                   Ended September 30,      December 31,   September 30,
                                         ----------------------         ----------------------------      1995          1996
                                          1994            1995           1995              1996          ------        -----
                                         ------          ------         ------            ------
Expenses:

   Research and development . . . . .                                                      136,670                      136,670


   General and administrative . . . .     $ 437           $ 16,923        $ 16,852         116,567      $ 17,865        134,432


   Interest . . . . . . . . . . . . .                                                        5,396                        5,396
                                         ------          ---------       ---------       ----------    ---------      ---------


          Total expenses. . . . . . .       437             16,923          16,852         258,633        17,865        276,498
                                         ------          ---------       ---------      ----------     ---------      ---------



NET (LOSS). . . . . . . . . . . . . .     $(437)          $(16,923)       $(16,852)      $(258,633)     $(17,865)     $(276,498)
                                          ======          =========       =========      ==========     =========     ==========



Net (loss) per share. . . . . . . . .    $ (.00)             $(.01)          $(.01)          $(.07)
                                         ======             ======           ======          ======


Weighted average common shares
   outstanding. . . . . . . . . . . . 1,132,500          1,468,787       1,458,269       3,574,154
                                      =========         ==========      ==========       =========



                 The accompanying notes to financial statements
                          are an integral part hereof.

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)





                                                         Common Stock       Preferred Stock
                                                        Shares    Amount   Shares    Amount
                                                       --------  -------- --------  --------
Issuance of common shares, May 1993. . . . . . . . .   1,132,500   $1,133

Net loss . . . . . . . . . . . . . . . . . . . . . .

Expenses paid on behalf of the Company . . . . . . .
                                                      ----------  -------

Balance - December 31, 1993. . . . . . . . . . . . .   1,132,500    1,133

Net loss . . . . . . . . . . . . . . . . . . . . . .

Expenses paid on behalf of the Company . . . . . . .
                                                      ----------  -------

Balance - December 31, 1994. . . . . . . . . . . . .   1,132,500    1,133

Issuance of common shares, February 1995 . . . . . .     367,500      367

Net loss . . . . . . . . . . . . . . . . . . . . . .

Expenses paid on behalf of the Company . . . . . . .
                                                      ----------  -------

Balance - December 31, 1995. . . . . . . . . . . . .   1,500,000    1,500

Issuance of common shares, March 1996. . . . . . . .   2,750,000    2,750

Issuance of private placement units at $10 per unit,
   August 1996 . . . . . . . . . . . . . . . . . . .     746,232      746   746,232    $  746

Issuance of common shares for cash and compensation,
   September 1996. . . . . . . . . . . . . . . . . .     212,000      212

Exercise of stock option, July 1996. . . . . . . . .      25,000       25

Net loss . . . . . . . . . . . . . . . . . . . . . .
                                                      ----------  ------- ---------   -------

Balance - September 30, 1996 . . . . . . . . . . . .   5,233,232    5,233   746,232       746

Exercise of stock option, October 1996 . . . . . . .      25,000       25

Issuance of private placement units at $10 per
   unit, October and November 1996 . . . . . . . . .   1,454,024    1,454 1,454,024     1,454

Net loss . . . . . . . . . . . . . . . . . . . . . .
                                                      ----------  ------- ---------   -------

BALANCE - NOVEMBER 8, 1996 (UNAUDITED) . . . . . . .  6,712,256    $6,712 2,200,256    $2,200
                                                      ==========  ======= =========   =======



                 The accompanying notes to financial statements
                          are an integral part hereof.

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)
                                  (continued)




                                                                                      Deficit
                                                                                    Accumulated
                                                         Stock       Additional     During the
                                                      Subscriptions    Paid-in       Development
                                                       Receivable     Capital          Stage          Total
                                                      ------------   ---------        -------        ------
Issuance of common shares, May 1993. . . . . . . . .  $(2,265)      $     1,132                     $   - 0 -

Net loss . . . . . . . . . . . . . . . . . . . . . .                                $    (505)          (505)

Expenses paid on behalf of the Company . . . . . . .      505                                            505
                                                      --------      -----------     ----------    ----------

Balance - December 31, 1993. . . . . . . . . . . . .   (1,760)            1,132          (505)          - 0 -

Net loss . . . . . . . . . . . . . . . . . . . . . .                                     (437)          (437)

Expenses paid on behalf of the Company . . . . . . .      437                                            437
                                                      --------      -----------     ----------    ----------

Balance - December 31, 1994. . . . . . . . . . . . .   (1,323)            1,132          (942)          - 0 -

Issuance of common shares, February 1995 . . . . . .     (735)              368                         - 0 -

Net loss . . . . . . . . . . . . . . . . . . . . . .                                  (16,923)       (16,923)

Expenses paid on behalf of the Company . . . . . . .    2,058            17,716                       19,774
                                                      --------      -----------     ----------   -----------

Balance - December 31, 1995. . . . . . . . . . . . .     - 0 -           19,216       (17,865)         2,851

Issuance of common shares, March 1996. . . . . . . .                      2,750                        5,500

Issuance of private placement units at $10 per unit,
   August 1996 . . . . . . . . . . . . . . . . . . .                  6,483,901                    6,485,393

Issuance of common shares for cash and compensation,
   September 1996. . . . . . . . . . . . . . . . . .                     42,188                       42,400

Exercise of stock option, July 1996. . . . . . . . .                      2,475                        2,500

Net loss . . . . . . . . . . . . . . . . . . . . . .                                 (258,633)      (258,633)
                                                      --------      -----------     ----------   ------------

Balance - September 30, 1996 . . . . . . . . . . . .                  6,550,530      (276,498)     6,280,011

Exercise of stock option, October 1996 . . . . . . .                      4,975                        5,000

Issuance of private placement units at $10 per
   unit, October and November 1996 . . . . . . . . .                 12,542,063                   12,544,971

Net loss . . . . . . . . . . . . . . . . . . . . . .                                 (159,129)      (159,129)
                                                      --------      -----------     ----------   ------------

BALANCE - NOVEMBER 8, 1996 (UNAUDITED) . . . . . . .   $- 0 -       $19,097,568     $(435,627)   $18,670,853
                                                      ========      ===========     ==========   ===========

                 The accompanying notes to financial statements
                          are an integral part hereof.

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS




                                                                                                          Period From
                                                                                                           Inception
                                                                                                           (May 18,
                                                            For the Year Ended     For the Nine Months     1993) to
                                                               December 31,        Ended September 30,    September 30,
                                                            1994        1995       1995          1996         1996
                                                           ------      ------     ------        ------       -----
Cash flows from operating activities:
   Net loss. . . . . . . . . . . . . . . . . . . . . .    $(437)     $(16,923)   $(16,852)   $ (216,657)   $ (234,522)
   Adjustments to reconcile net loss to net cash
     (used in) operating activities:
       Amortization. . . . . . . . . . . . . . . . . .                                            2,500         2,500
       Increase in accrued expenses. . . . . . . . . .                                            8,685         8,685
       Expenses on behalf of company . . . . . . . . .      437        16,852      16,852                      17,794
                                                          ------     ---------   ---------  -----------    ----------

          Net cash (used in) operating activities. . .      - 0 -         (71)     - 0 -       (205,472)     (205,543)
                                                           ------    ---------    -------   -----------   -----------

Cash flows from investing activities:
   Acquisition of computer equipment . . . . . . . . .                                           (5,428)       (5,428)
   Acquisition of license. . . . . . . . . . . . . . .                                         (111,400)     (111,400)
                                                                                             -----------   -----------

          Net cash (used in) investing activities. . .                                         (116,828)     (116,828)
                                                                                             -----------   -----------

Cash flows from financing activities:
   Private placement of units. . . . . . . . . . . . .                                        6,482,420     6,482,420
   Payment on stock subscriptions and proceeds on
     issuance of common stock. . . . . . . . . . . . .                  2,922                     8,000        10,922
                                                                     ---------               -----------   ----------

          Net cash provided by financing activities. .                  2,922                 6,490,420     6,493,342
                                                                     ---------               -----------   ----------

NET INCREASE IN CASH . . . . . . . . . . . . . . . . .      - 0 -       2,851      - 0 -      6,168,120     6,170,971

Cash - beginning of period . . . . . . . . . . . . . .      - 0 -       - 0 -      - 0 -          2,851        - 0 -
                                                           ------    ---------   --------    -----------     --------


CASH - END OF PERIOD . . . . . . . . . . . . . . . . .     $- 0 -    $  2,851    $ - 0 -     $6,170,971    $6,170,971
                                                           ======    =========   ========   ===========    ==========


                 The accompanying notes to financial statements
                          are an integral part hereof.

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Unaudited with respect to November 8, 1996
                           and the period then ended)


(NOTE A) - The Company and Basis of Presentation:

         Discovery Laboratories, Inc. (the "Company") was incorporated in Delaware on May 18, 1993 as MicroBio, Inc. The Company is a development stage company formed to license and develop pharmaceutical products to treat a variety of human diseases.

         In November 1996 the Company completed a private placement of its securities and received aggregate net proceeds of approximately $19,000,000, approximately $6,500,000 of which was received through September 30, 1996 (see Note F).


(NOTE B) - Summary of Significant Accounting Policies:

         [1]  Computer equipment:

                  Computer equipment is recorded at cost. Depreciation is computed using the straight-line method over the useful lives of the assets (five years).

         [2]      License fees:

                  License fees are capitalized and amortized over their respective terms.

         [3]      Research and development:

                  Research and development costs are charged to operations as incurred.

         [4]      Use of estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         [5]      Interim financial statements:

                  The accompanying balance sheet as at November 8, 1996 and statement of changes in stockholders' equity for the period then ended are unaudited. In the opinion of management, they reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position.

(continued)

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Unaudited with respect to November 8, 1996
                           and the period then ended)


(NOTE B) - Summary of Significant Accounting Policies:  (continued)

         [6]      Net loss per share:

                  Net loss per share is computed based on the weighted average number of common shares outstanding for the periods. Common stock equivalents are antidilutive and therefore excluded from the calculation.


(NOTE C) - Employment Agreements:

         An employment agreement with the Company's president provides for an annual salary of $145,000 through April 15, 1997 increasing to $165,000 through April 15, 1999.


(NOTE D) - Income Taxes:

         At September 30, 1996, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $120,000 expiring through 2011, that may be used to offset future taxable income.

         The principal difference between the deficit accumulated during the development stage for financial reporting purposes and the net operating loss carryforward for tax purposes is primarily due to certain general and administrative costs which are not currently deductible for tax purposes. The Company has provided a valuation reserve against the full amount of the deferred tax asset arising from net operating loss benefit of approximately $50,000 and general and administrative costs of approximately $45,000 since the likelihood of realization cannot be determined. The valuation reserve increased by approximately $88,000 and $7,000 for the period from January 1, 1996 to September 30, 1996 and for the year ended December 31, 1995, respectively. Pursuant to Section 382 of the Internal Revenue Code, the utilization of this carryforward may be limited due to ownership changes which have occurred.

(continued)

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Unaudited with respect to November 8, 1996
                           and the period then ended)


(NOTE E) - License Agreements:

         [1] The Company entered into a license agreement with the Charlotte-Mecklenburg Hospital Authority for the use of the active compound in Super Vent, a therapy which the Company intends to clinically test. The Company paid a license issue fee of $86,400 and has agreed to pay royalties on future sales and to pay future patent related costs. The license expires upon expiration of the underlying patents.

         [2] The Company entered into a license agreement with the Wisconsin Alumni Research Foundation ("WARF") for the use of the patented compound ST-630 in the treatment of osteoporosis. The Company paid WARF an option fee of $25,000 in June 1996 and a license issue fee of $400,000 in October 1996 and is obligated to make future milestone payments aggregating $3,095,000 and pay royalties on future sales. The license expires upon expiration of the underlying patents.


(NOTE F) - Private Placement:

         Pursuant to a private placement memorandum, the Company offered for sale units, each unit consisting of 50,000 shares of Series A convertible preferred stock and 50,000 shares of common stock. The shares of preferred stock are convertible at the option of the holders thereof into shares of common stock of the Company, at an initial conversion price of $2.50 per share. The conversion price will be adjusted under certain circumstances as described in the private placement memorandum. Pursuant to the offering, the Company agreed to use its best efforts to file, as soon as practicable but no later than 60 days following the final closing date (November 8, 1996), a registration statement under the Securities Act of 1933, as amended. From August 1996 through November 1996, the Company received net proceeds of approximately $19,000,000 for the sale of approximately 44 units.

         Paramount Capital, Inc. ("Paramount") acted as the placement agent for the offering and received a 9% commission plus a 4% nonaccountable expense allowance aggregating $2,860,332. The Company also issued to Paramount warrants to acquire 220,026 shares of Series A preferred stock at a price of $11 per share, through November 8, 2006 and warrants to acquire 220,026 shares of common stock at a price of $.25 per share, through November 8, 2006. The warrants contain certain anti-dilution provisions and may be exercised on a "net exercise" basis pursuant to a provision that does not require the payment of any cash to the Company.

(continued)

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Unaudited with respect to November 8, 1996
                           and the period then ended)


(NOTE G) - Investment in Acute Therapeutics, Inc.:

         On October 28, 1996, the Company invested $7.5 million in a newly formed subsidiary, Acute Therapeutics, Inc. ("ATI"), in exchange for 600,000 shares of Series A convertible preferred stock of ATI, representing 75% of the outstanding voting securities of ATI following such transaction.

         Concurrently with the Company's investment in ATI, Johnson & Johnson, Inc. ("J & J"), J & J's wholly-owned subsidiary, Ortho Pharmaceuticals, Inc., and ATI entered into an agreement (the "J & J License Agreement") granting an exclusive license of KL4-Surfactant technology to ATI in exchange for certain license fees ($200,000 of which is due in November 1996), milestone payments aggregating $2,750,000, royalties and 40,000 shares of ATI common stock. J & J contributed its KL4-Surfactant raw material inventory and manufacturing equipment to ATI in exchange for 2,200 shares of nonvoting Series B preferred stock of ATI having a $2.2 million liquidation preference and a $100 per share cumulative dividend. The inventory was valued at $2,200,000. The Scripps Research Institute received 40,000 shares of common stock of ATI in exchange for its consent to the J & J License Agreement.

         The founders of ATI purchased an aggregate of 120,000 shares of ATI common stock for $.01 per share and were granted options to purchase an aggregate of 84,800 shares of common stock of ATI.

         ATI entered into a four year employment agreement with its President, Chief Executive Officer and Chairman of the Board of Directors providing for a base salary of $225,000 per year plus an initial sign-on bonus of $50,000 to be paid the first week of January 1997, plus certain incentive bonuses.

         ATI also entered into various two-year consulting agreements providing for aggregate annual fees of $300,000 plus royalties on net commercial sales of licensed products sold by ATI or its sublicensees and an 18-month consulting agreement providing for monthly fees of $7,500.

         ATI has adopted the 1996 Stock Option/Stock Issuance Plan consisting of a Discretionary Option Grant program for employees and an Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible nonemployee directors to purchase shares of common stock, in either case at an exercise price equal to at least 85% of the fair market value of the common stock on the grant date. Under the Discretionary

(continued)

                          DISCOVERY LABORATORIES, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS
                  (Unaudited with respect to November 8, 1996
                           and the period then ended)

(NOTE G) - Investment in Acute Therapeutics, Inc.:  (continued)

Option Grant program, options will be granted to employees either as incentive stock options or nonstatutory options and will vest over a specified period of time (generally three to five years) as determined by the ATI Board of Directors. ATI has reserved 234,800 shares of issuance under these plans.


(NOTE H) - Stock Options:

         In November 1996, the Company adopted its 1996 Stock Option/Stock Issuance Plan which includes three equity programs. Under the Discretionary Option Grant Program options to acquire shares of the Company's common stock may be granted to eligible persons who are employees, nonemployee directors, consultants and other independent advisors. Pursuant to the Stock Issuance Program, such eligible persons may be issued shares of the Company's common stock directly and under the Automatic Option Grant Program, eligible directors will automatically receive option grants at periodic intervals. The maximum number of shares of common stock which maybe issued over the term of plan shall not exceed 1,250,000.

         In July and August, 1996, options to purchase 100,000 shares of the Company's common stock were granted (all of which were exercisable), with a weighted average exercise price of $.125 per share. Options to purchase 25,000 shares at $.10 per share were exercised in July 1996 and options to purchase 25,000 shares at $.20 per share were exercised in November 1996.

-------------------------------------------------------------------------------


    No dealer, salesman or any other person has been authorized to give information or to make nay representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it related or an offer to sell, or a solicitation of an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                 --------------------


                   TABLE OF CONTENTS

PROSPECTUS SUMMARY...................................1

COMPANY SUMMARY......................................1

OFFERING SUMMARY.....................................3

SUMMARY OF FINANCIAL DATA............................4

RISK FACTORS.........................................5

USE OF PROCEEDS.....................................17

DIVIDEND POLICY.....................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS..........18

BUSINESS............................................20

MANAGEMENT..........................................40

CERTAIN TRANSACTIONS................................49

PRINCIPAL STOCKHOLDERS..............................37

DESCRIPTION OF SECURITIES........................51-54

SELLING SECURITYHOLDERS..........................55-58

SHARES ELIGIBLE FOR FUTURE  SALES...................60

PLAN OF DISTRIBUTION................................61

EXPERTS.............................................62

LEGAL COUNSEL.......................................62

ADDITIONAL INFORMATION..............................62

FINANCIAL STATEMENTS.............................. F-1



 12,101,409 Shares

      DISCOVERY
 LABORATORIES, INC.


     Common Stock

 __________________

      PROSPECTUS

     _______, 1997

 ------------------


--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("Section 145") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Tenth of Discovery's Certificate of Incorporation provides that the Corporation shall indemnify and advance expenses to its directors ands officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Article Ninth of Discovery's Certificate of Incorporation provides that the liability of its directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. These provisions in the Certificate of Incorporation do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Reference is made to Section 5.6 of the Subscription Agreements relating to the
Unit Offering (Exhibit 4.3), Section   of the Common Placement Warrant (Exhibit
4.7) and Section    of the Preferred Placement Warrant (Exhibit 4.8)
indemnifying against certain liabilities certain of the Company's stockholders or Paramount Capital, Inc., a company wholly owned by Lindsay A. Rosenwald, M.D., who also is the Chief Executive Officer of and a shareholder in RAQ, LLC, a substantial shareholder of the Company.

Item 25.  Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of securities being registered. The following table includes costs and expenses relating to securities being registered for resale by certain securityholders, all of which will be paid by the Company. All amounts are estimates except the SEC registration fee and the Nasdaq filing fees.


SEC Registration fee.....................................         $11,001.28
Nasdaq filing fee........................................               *
Printing and engraving...................................               *
Legal fees and expenses of the Company...................               *
Accounting fees and expenses.............................               *
Blue sky fees and expenses...............................               *
Transfer agent fees and expenses.........................               *
Miscellaneous............................................               *


                                                               ------------
      Total..............................................          $300,000
                                                               ------------
                                                               ------------



--------------------------------------------------------------------------------
                  *To be filed by amendment.

Item 27.  Exhibits and Financial Statement Schedules


     Exhibit No.                 Description

         2.1            Series A Preferred Stock Purchase Agreement dated October 28,1996 between the Registrant and Acute Therapeutics, Inc. ("ATI").
         3.1            Certificate of Incorporation of the Registrant, as amended to date.
         3.2            By-Laws of the Registrant, as amended to date.
         3.3            Certificate of Incorporation of ATI, as amended to date.
         3.4            By-Laws of ATI, as amended to date.
         4.1            Reference is made to Exhibits 3.1 and 3.2.
         4.2            Form of Subscription Agreement by and between the Registrant and certain purchasers of Series A Convertible Preferred Stock and Common Stock.
        +4.3            Inventory Transfer/Stock Purchase Agreement dated October 28,1996, among
                        ATI, Johnson & Johnson Development Corporation ("JJDC"), The R.W.
                        Johnson Pharmaceutical Research Institute and Ortho Pharmaceutical
                        Corporation ("Ortho").
                        Schedule A: [***]
                        Schedule B: [***]
                        Exhibit A: See Exhibit 4.5
                        Exhibit B: See Exhibit 4.6
                        Exhibit C: See Exhibit 3.3
                        Exhibit D: See Exhibit 3.3
         4.4            Investor Rights Agreement dated March 20, 1996, between the Registrant and
                        RAQ, LLC.
         4.5            Registration Rights Agreement dated October 28,1996, between ATI, JJDC,
                        Ortho and The Scripps Research Institute ("Scripps").
         4.6            Co-Sale Agreement dated October 28,1996, between ATI and certain shareholders.
         4.7            Stock Purchase Agreement dated October 28,1996, between ATI and Scripps.
        *4.8            Specimen of Common Stock Certificate of the Registrant.
         4.9            Specimen of Series A Convertible Preferred Stock.
        *4.10           Form of Placement Agent Warrant Exercisable for Common Stock.
        *4.11           Form of Placement Agent Warrant Exercisable for Series A Convertible
                        Preferred Stock.
         4.12           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Robert Capetola, Ph.D.
         4.13           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Charles Cochrane, M.D.
         4.14           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Susan Revak
         4.15           Founder/Employee Stock Purchase Agreement dated October 10, 1996, between
                        ATI and Sage Partners

         [***]          Confidential treatment requested.






         5.1            Opinion of Roberts, Sheridan & Kotel, a Professional Corporation.
        10.1            Reference is made to Exhibit 2.1.
        10.2            Scientific Advisory & Consulting Agreement dated March 20,1996, between the
                        Registrant and Dr. Thomas Kennedy.
       *10.3            Scientific Advisory & Consulting Agreement dated May 1,1996, between the
                        Registrant and Dr. John Hoidal.
       +10.4            License Agreement dated September 6, 1996, between the Registrant and the
                        Wisconsin Alumni Research Foundation.
        10.5            Amendment to the License Agreement dated October 31, 1996, between  the
                        Registrant and the Wisconsin Alumni Research Foundation.
       +10.6            Sublicense Agreement dated October 28, 1996 between ATI, Johnson &
                        Johnson, Inc. and Ortho.
       +10.7            License Agreement between the Registrant and The Charlotte-Mecklenburg
                        Hospital Authority dated March 20,1996.
       *10.8            Letter of Intent dated September 4, 1996, between the Registrant and Robert
                        Capetola, Ph.D.
        10.9            Employment Agreement by and between the Company and James S. Kuo M.D.
                        dated April 4, 1996
        10.10           Management Agreement dated June 1, 1996 by and between the Registrant and
                        Evan Myrianthopoulos.
        10.11           Management Agreement dated June 1, 1996 by and between the Registrant and
                        Steve Kanzer.
        10.12           The Registrant's 1996 Stock Option/Stock Issuance Plan.
        10.13           The Registrant's 1996 Stock Option Agreement.
       +10.14           Employment Agreement dated October 1, 1996 between ATI and Robert J.
                        Capetola, Ph.D.
       +10.15           Consulting Agreement dated 1996 between ATI and Dr. Charles Cochrane.
       +10.16           Consulting Agreement dated 1996, between ATI and Susan Revak.
        10.17           Consulting Agreement dated 1996 between ATI and Zenaida Oades.
        10.18           Consulting Agreement dated 1996 between ATI and Monica Cochrane.
        10.19           Consulting Agreement dated 1996 between ATI and The Sage Group.
       *10.20           Financial Advisory Agreement dated November 8, 1996 between the Registrant and
                        Paramount Capital Incorporated.
        23.1            Consent of Roberts, Sheridan & Kotel, a Professional Corporation.  Reference is
                        made to Exhibit 5.1.






         23.2           Consent of Richard A. Eisner & Company, LLP, Independent Auditors.
         24.1           Power of Attorney.  Reference is made to the Signature Page to the Registration
                        Statement.
         27.1           Financial Data Schedule.

                        --------------
                        * To be supplied by amendment.
                        + Confidential treatment requested as to certain portions of these exhibits, which have been redacted.

Item 28.  Undertakings

     The Company hereby undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the By-Laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that it will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of January, 1997.

                                           DISCOVERY LABORATORIES, INC.


                                           By:   /s/ Evan Myrianthopoulos
                                               ---------------------------
                                                 Evan Myrianthopoulos
                                                 Chief Operating Officer,
                                                 Secretary and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Evan Myrianthopoulos his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Signature                                       Name & Title                                                 Date
------------                                     ------------                                                ----

  /s/   James S. Kuo, M.D.                    James S. Kuo, M.D.                                         January 7, 1997
___________________________________           President, Chief Executive Officer and Director

 /s/    Steve H. Kanzer, C.P.A., Esq.         Steve H. Kanzer, C.P.A., Esq.                              January 7, 1997
____________________________________          Chairman of the Board of Directors

 /s/    Evan Myrianthopoulos                  Evan Myrianthopoulos                                       January 7, 1997
____________________________________          Chief Operating Officer, Secretary and Director
                                              (Principal Financial and Accounting Officer)

 /s/    Herbert H. McDade, Jr.                Herbert H. McDade, Jr.                                     January 7, 1997
____________________________________          Director

                                 EXHIBIT INDEX



     Exhibit No.                          Description
     -----------                          -----------
         2.1            Series A Preferred Stock Purchase Agreement dated October 28,1996 between the Registrant and Acute Therapeutics, Inc. ("ATI").
         3.1            Certificate of Incorporation of the Registrant, as amended to date.
         3.2            By-Laws of the Registrant, as amended to date.
         3.3            Certificate of Incorporation of ATI, as amended to date.
         3.4            By-Laws of ATI, as amended to date.
         4.1            Reference is made to Exhibits 3.1 and 3.2.
         4.2            Form of Subscription Agreement by and between the Registrant and certain purchasers of Series A Convertible Preferred Stock and Common Stock.
        +4.3            Inventory Transfer/Stock Purchase Agreement dated October 28,1996, among
                        ATI, Johnson & Johnson Development Corporation ("JJDC"), The R.W.
                        Johnson Pharmaceutical Research Institute and Ortho Pharmaceutical
                        Corporation ("Ortho").
                        Schedule A: [***]
                        Schedule B: [***]
                        Exhibit A: See Exhibit 4.5
                        Exhibit B: See Exhibit 4.6
                        Exhibit C: See Exhibit 3.3
                        Exhibit D: See Exhibit 3.3
         4.4            Investor Rights Agreement dated March 20, 1996, between the Registrant and
                        RAQ, LLC.
         4.5            Registration Rights Agreement dated October 28,1996, between ATI, JJDC,
                        Ortho and The Scripps Research Institute ("Scripps").
         4.6            Co-Sale Agreement dated October 28,1996, between ATI and certain shareholders.
         4.7            Stock Purchase Agreement dated October 28,1996, between ATI and Scripps.
        *4.8            Specimen of Common Stock Certificate of the Registrant.
         4.9            Specimen of Series A Convertible Preferred Stock.
        *4.10           Form of Placement Agent Warrant Exercisable for Common Stock.
        *4.11           Form of Placement Agent Warrant Exercisable for Series A Convertible
                        Preferred Stock.
         4.12           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Robert Capetola, Ph.D.
         4.13           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Charles Cochrane, M.D.
         4.14           Founder/Employee Stock Purchase Agreement dated October 10,1996, between
                        ATI and Susan Revak
         [***]         Confidential treatment required.








         4.15           Founder/Employee Stock Purchase Agreement dated October 10, 1996, between
                        ATI and Sage Partners
         5.1            Opinion of Roberts, Sheridan & Kotel, a Professional Corporation.
        10.1            Reference is made to Exhibit 2.1.
        10.2            Scientific Advisory & Consulting Agreement dated March 20,1996, between the
                        Registrant and Dr. Thomas Kennedy.
       *10.3            Scientific Advisory & Consulting Agreement dated May 1, 1996, between the
                        Registrant and Dr. John Hoidal.
       +10.4            License Agreement dated September 6, 1996, between the Registrant and the
                        Wisconsin Alumni Research Foundation.
        10.5            Amendment to the License Agreement dated October 31, 1996, between  the
                        Registrant and the Wisconsin Alumni Research Foundation.
       +10.6            Sublicense Agreement dated October 28, 1996 between ATI, Johnson &
                        Johnson, Inc. and Ortho.
       +10.7            License Agreement between the Registrant and The Charlotte-Mecklenburg
                        Hospital Authority dated March 20,1996.
       *10.8            Letter of Intent dated September 4, 1996, between the Registrant and Robert
                        Capetola, Ph.D.
        10.9            Employment Agreement by and between the Company and James S. Kuo M.D.
                        dated April 4, 1996
        10.10           Management Agreement dated June 1, 1996 by and between the Registrant and
                        Evan Myrianthopoulos.
        10.11           Management Agreement dated June 1, 1996 by and between the Registrant and
                        Steve Kanzer.
        10.12           The Registrant's 1996 Stock Option/Stock Issuance Plan.
        10.13           The Registrant's 1996 Stock Option Agreement.

       +10.14           Employment Agreement dated October 1, 1996 between
                        ATI and Robert J. Capetola, Ph.D.
       +10.15           Consulting Agreement dated 1996 between ATI and Dr. Charles Cochrane.
       +10.16           Consulting Agreement dated 1996, between ATI and Susan Revak.
        10.17           Consulting Agreement dated 1996 between ATI and Zenaida Oades.
        10.18           Consulting Agreement dated 1996 between ATI and Monica Cochrane.
        10.19           Consulting Agreement dated 1996 between ATI and The Sage Group.
       *10.20           Financial Advisory Agreement dated November 8, 1996 between the Registrant and Paramount Capital Incorporated.






        23.1            Consent of Roberts, Sheridan & Kotel, a Professional Corporation.  Reference is
                        made to Exhibit 5.1.
        23.2            Consent of Richard A. Eisner & Company, LLP, Independent Auditors.
        24.1            Power of Attorney.  Reference is made to the Signature Page to the Registration
                        Statement.
        27.1            Financial Data Schedule.

                        --------------
                        * To be supplied by amendment.
                        + Confidential treatment requested as to certain portions of these exhibits, which have been redacted.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -----------

                                    EXHIBITS
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------


                          DISCOVERY LABORATORIES, INC.





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